Filed Pursuant to Rule 424(b)(3)
 Registration No. 333-258338

PROSPECTUS SUPPLEMENT NO. 3
(To the Prospectus dated April 22, 2022)

SUNLIGHT FINANCIAL HOLDINGS INC.
Up to 143,702,083 Shares of
Class A Common Stock
9,900,000 Warrants to Purchase
Class A Common Stock
______________________

This prospectus supplement supplements the prospectus dated April 22, 2022 (as amended, the “Prospectus”) of Sunlight Financial Holdings Inc. (“Sunlight”), which forms a part of our registration statement on Form S-1, as amended (No. 333-258338). This prospectus supplement is being filed to update and supplement the information in the Prospectus with the information contained in our Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on May 15, 2023 (the “Quarterly Report”). Accordingly, we have attached the Quarterly Report to this prospectus supplement.

The Prospectus and this prospectus supplement relate to the issuance by us of (i) up to an aggregate of 17,250,000 shares of our Class A Common Stock, par value $0.0001 per share (“Class A Common Stock”), that are issuable upon the exercise of our publicly-traded warrants (the “public warrants”), (ii) up to 9,900,000 shares of our Class A Common Stock issuable upon exercise of private placement warrants issued to Spartan Acquisition Sponsor II LLC (the “private placement warrants” and, together with the public warrants, the “Sunlight Warrants”) at an exercise price of $11.50 per share, (iii) 1,712,711 shares of Class A Common Stock held, and expected to be held, by Sunlight in respect of net withholding for tax payments of certain recipients of Class A Common Stock as consideration in connection with the Business Combination (as defined in the prospectus) and (iv) up to 627,780 shares of Class A Common Stock that are issuable upon the exercise of certain other warrants (the “Tech Capital Warrants”) at an exercise price of $7.715 per share, and the sale from time to time of (A) 1,712,711 shares of Class A Common Stock held, and expected to be held, by Sunlight in respect of net withholding for tax payments of certain recipients of Class A Common Stock as consideration in connection with the Business Combination and sale by us, (B) upon the expiration of lock-up agreements, as applicable, of up to 122,157,418 shares of our Class A Common Stock, including such shares subject to issuance upon redemption of our Class C Common Stock (and Class EX Units) on a one-for-one basis, by the selling stockholders named in this prospectus or their permitted transferees (the “Selling Stockholders”) and (C) up to 9,900,000 private placement warrants by the selling holders thereof (the “Selling Warrantholders,” together with the Selling Stockholders, the “Selling Securityholders”).

This prospectus supplement should be read in conjunction with, and may not be delivered or utilized without, the Prospectus, including any amendments or supplements thereto. This prospectus supplement is qualified by reference to the Prospectus, including any amendments or supplements thereto, except to the extent that the information in this prospectus supplement amends, restates and replaces the information contained therein.

Our Class A Common Stock is listed on the NYSE under the symbol “SUNL” and our publicly-traded warrants are listed on the NYSE under the symbol “SUNL WS”. On May 8, 2023, the closing price of our Class A Common Stock was $0.43 and the closing price of our publicly-traded warrants was $0.06.

We are an “emerging growth company” under applicable federal securities laws and will be subject to reduced public company reporting requirements.

INVESTING IN OUR SECURITIES INVOLVES RISKS THAT ARE DESCRIBED IN THE “RISK FACTORS” SECTION BEGINNING ON PAGE 14 OF THE PROSPECTUS.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities to be issued under this prospectus supplement or the Prospectus or determined if this prospectus supplement or the Prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is May 15, 2023.
i

UNITED STATES SECURITIES AND EXCHANGE COMMISSION WASHINGTON, D.C. 20549
FORM 10-Q
☒ QUARTERLY REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934
For the quarterly period ended March 31, 2023
or
☐ TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934
For the transition period from ________________to________________
Commission File Number:	001-39739

Sunlight Financial Holdings Inc.
(Exact name of registrant as specified in its charter)

Delaware		85-2599566
(State or other jurisdiction of incorporation or organization)		(I.R.S. Employer Identification No.)

101 North Tryon Street, Suite 1000, Charlotte, NC		28246
(Address of principal executive offices)		(Zip Code)

(888) 315-0822
(Registrant’s telephone number, including area code)

Securities registered pursuant to Section 12(b) of the Act:
Title of each class:	Trading Symbol(s):	Name of each exchange on which registered:
Class A Common Stock, par value $0.0001 per share	SUNL	New York Stock Exchange
Warrants, each whole warrant is exercisable for one share of Class A Common Stock at an exercise price of $11.50 per share	SUNL.WS	New York Stock Exchange

Indicate by check mark whether the registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days. Yes ☒ No ☐

Indicate by check mark whether the registrant has submitted electronically every Interactive Data File required to be submitted pursuant to Rule 405 of Regulation S-T (§232.405 of this chapter) during the preceding 12 months (or for such shorter period that the registrant was required to submit such files). Yes ☒ No ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.
Large accelerated filer    ☐    Accelerated filer    ☒
Non-accelerated filer    ☐    Smaller reporting company    ☒    Emerging growth company    ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Indicate by check mark whether the registrant is a shell company (as defined in Rule 12b-2 of the Exchange Act). Yes ☐ No ☒

As of May 8, 2023, 85,397,279 shares of Class A Common stock, $0.0001 par value, and 44,973,227 shares of Class C common stock, par value $0.0001 per share, were outstanding.

SUNLIGHT FINANCIAL HOLDINGS INC.
FORM 10-Q

ii

PART I
ITEM 1. FINANCIAL STATEMENTS
SUNLIGHT FINANCIAL HOLDINGS INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(dollars in thousands)

	March 31, 2023	December 31, 2022
	(Unaudited)
Assets
Cash and cash equivalents	$75,518	$47,515
Restricted cash	4,350	4,272
Advances (net of allowance for credit losses of $2,319 and $6,736)	18,030	45,393
Financing receivables (net of allowance for credit losses of $151 and $102)	3,269	3,532
Intangible assets, net	312,589	319,920
Property and equipment, net	1,383	1,489
Other assets	35,286	30,074
Total assets	$450,425	$452,195

Liabilities and Stockholders' Equity
Liabilities
Accounts payable and accrued expenses	$51,306	$20,674
Funding commitments	29,378	20,400
Debt	7,694	20,613
Deferred tax liabilities	688	688
Warrants, at fair value	931	4,297
Other liabilities	23,788	17,196
Total liabilities	113,785	83,868

Commitments and Contingencies (Note 10)

Stockholders' Equity
Preferred stock; $0.0001 par value; 35,000,000 shares authorized; none issued and outstanding as of March 31, 2023 and December 31, 2022	—	—
Class A common stock; $0.0001 par value; 420,000,000 shares authorized; 85,417,812 and 83,619,915 issued; and 85,401,353 and 82,307,760 outstanding as of March 31, 2023 and December 31, 2022, respectively	9	8
Class C common stock; $0.0001 par value; 65,000,000 shares authorized; 44,973,227 and 47,287,370 issued and outstanding as of March 31, 2023 and December 31, 2022, respectively	—	—
Additional paid-in capital	747,064	761,698
Accumulated deficit	(524,285)	(501,635)
Total capital	222,788	260,071
Treasury stock, at cost; 16,459 and 1,312,155 Class A shares as of March 31, 2023 and December 31, 2022, respectively	(17)	(15,307)
Total stockholders' equity	222,771	244,764
Noncontrolling interests in consolidated subsidiaries	113,869	123,563
Total equity	336,640	368,327
Total liabilities and stockholders' equity	$450,425	$452,195

See notes to unaudited condensed consolidated financial statements.

SUNLIGHT FINANCIAL HOLDINGS INC.
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(dollars in thousands, except per share amounts)

	For the Three Months Ended March 31,
	2023	2022
Revenue	$20,465	$28,231
Costs and Expenses
Cost of revenues (exclusive of items shown separately below)	18,301	5,229
Compensation and benefits	14,146	13,125
Selling, general, and administrative	12,500	6,472
Property and technology	1,992	1,928
Depreciation and amortization	8,521	22,447
Provision for losses	2,169	638
	57,629	49,839
Operating loss	(37,164)	(21,608)
Other Income (Expense), Net
Interest income	5,972	84
Interest expense	(379)	(260)
Change in fair value of warrant liabilities	3,366	(4,884)
Change in fair value of contract derivatives, net	(156)	(227)
Realized gains on contract derivatives, net	123	1,909
Other realized losses, net	(128)	(197)
Other income (expense)	(6,426)	176
	2,372	(3,399)
Net Income (Loss) Before Income Taxes	(34,792)	(25,007)
Income tax benefit (expense)	(17)	2,401
Net Loss	(34,809)	(22,606)
Noncontrolling interests in loss of consolidated subsidiaries	11,862	8,632
Net Income (Loss) Attributable to Class A Shareholders	$(22,947)	$(13,974)

Loss Per Class A Share
Net loss per Class A share
Basic	$(0.27)	$(0.16)
Diluted	$(0.27)	$(0.16)
Weighted average number of Class A shares outstanding
Basic	85,123,344	84,798,918
Diluted	85,123,344	84,798,918

See notes to unaudited condensed consolidated financial statements.

SUNLIGHT FINANCIAL HOLDINGS INC.
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CHANGES IN EQUITY
(dollars in thousands)

	Shares		Preferred Stock	Common Stock			Additional Paid-in Capital	Accumulated Deficit	Treasury Stock	Total Stockholders' Equity	Noncontrolling Interests	Total Equity
	Class A	Class C		Class A	Class B	Class C
December 31, 2022	83,619,915	47,287,370	$—	$8	$—	$—	$761,698	$(501,635)	$(15,307)	$244,764	$123,563	$368,327
Equity-based compensation	800,498	—	—	—	—	—	1,524	—	—	1,524	1,139	2,663
Shares withheld related to net share settlement of equity awards	—	—	—	—	—	—	—	—	(1)	(1)	—	(1)
Class EX unit & Class C share exchange	997,399	(2,314,143)	—	1	—	—	(8,670)	—	15,291	6,622	(6,622)	—
Dilution	—		—	—	—	—	(7,488)	—	—	(7,488)	7,488	—
Cumulative ASC 326 adoption effect	—		—	—	—	—	—	297	—	297	163	460
Net loss	—		—	—	—	—	—	(22,947)	—	(22,947)	(11,862)	(34,809)
March 31, 2023	85,417,812	44,973,227	$—	$9	$—	$—	$747,064	$(524,285)	$(17)	$222,771	$113,869	$336,640

December 31, 2021	86,373,596	47,595,455	$—	$9	$—	$—	$764,366	$(186,022)	$(15,535)	$562,818	$316,145	$878,963
Equity-based compensation	—	—	—	—	—	—	1,783	—	—	1,783	1,092	2,875
Shares withheld related to net share settlement of equity awards	—	—	—	—	—	—	—	—	(55)	(55)	—	(55)
Dilution	—	—	—	—	—	—	(394)	—	—	(394)	394	—
Distribution	—	—	—	—	—	—	—	—	—	—	(1,373)	(1,373)
Cumulative ASC 842 adoption effect	—	—	—	—	—	—	—	238	—	238	41	279
Net loss	—	—	—	—	—	—	—	(13,974)	—	(13,974)	(8,632)	(22,606)
March 31, 2022	86,373,596	47,595,455	$—	$9	$—	$—	$765,755	$(199,758)	$(15,590)	$550,416	$307,667	$858,083

See notes to unaudited condensed consolidated financial statements.

SUNLIGHT FINANCIAL HOLDINGS INC.
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(dollars in thousands)

	For the Three Months Ended March 31,
	2023	2022
Cash Flows From Operating Activities
Net loss	$(34,809)	$(22,606)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	8,521	22,447
Provision for losses	2,169	638
Change in fair value of warrant liabilities	(3,366)	4,884
Change in fair value of contract derivatives, net	156	227
Other expense (income)	5,807	(176)
Share-based payment arrangements	3,555	3,860
Deferred income tax benefit	—	(2,401)
Increase (decrease) in operating capital:
Decrease (increase) in advances	27,862	(19,513)
Decrease (increase) in other assets	(666)	3,949
Increase (decrease) in accounts payable and accrued expenses	26,248	(6,052)
Increase (decrease) in funding commitments	8,978	(6,106)
Decrease in other liabilities	(494)	(281)
Net cash provided by (used in) operating activities	43,961	(21,130)

Cash Flows From Investing Activities
Return of investments in loan pool participation and loan principal repayments	237	307
Payments to acquire loans and participations in loan pools	(2,161)	(448)
Payments to acquire property and equipment	(1,025)	(645)
Net cash used in investing activities	(2,949)	(786)

Cash Flows From Financing Activities
Repayments of borrowings under line of credit	(12,919)	—
Payments for share-based payment tax withholding	(12)	(55)
Net cash used in financing activities	(12,931)	(55)

Net Increase (Decrease) in Cash, Cash Equivalents, and Restricted Cash	28,081	(21,971)

Cash, Cash Equivalents, and Restricted Cash, Beginning of Period	51,787	93,900

Cash, Cash Equivalents, and Restricted Cash, End of Period	$79,868	$71,929

Supplemental Disclosure of Cash Flow Information
Cash paid during the period for interest	$373	$260

Noncash Investing and Financing Activities
Distributions declared, but not paid	$—	$1,373
Capital expenditures incurred but not yet paid	292	200
Deferred financing costs	366	—

See notes to unaudited condensed consolidated financial statements.

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(dollars in tables in thousands, except share, per share, unit, and per unit data)

Note 1. Organization and Business

Sunlight Financial Holdings Inc. (together with its consolidated subsidiaries, the “Company” or “Sunlight”) is a premier, technology-enabled point-of-sale finance company. Sunlight Financial LLC, its accounting predecessor and wholly-owned subsidiary, was organized as a Delaware limited liability company on January 23, 2014.

Business — Sunlight operates a technology-enabled financial services platform within the United States of America, using a nationwide network of contractors at the point-of-sale, to offer homeowners secured and unsecured loans (“Loans”), originated by third-party lenders, for the purchase and installation of residential solar energy systems and other home improvements. Sunlight arranges for the origination of Loans by third-party lenders in two distinct ways:

Direct Channel Loans — Sunlight arranges for certain Loans (“Direct Channel Loans”) to be originated and retained by third parties (“Direct Channel Partners”). The Direct Channel Partners originate the Direct Channel Loans directly, using their own credit criteria. These Direct Channel Partners pay for Direct Channel Loans by remitting funds to Sunlight, and Sunlight is thereafter responsible for making the appropriate payments to the relevant contractor. Sunlight earns income from the difference between the cash amount paid by a Direct Channel Partner to Sunlight for a given Direct Channel Loan and the dollar amount due to the contractor for such Direct Channel Loan. Sunlight does not participate in the ongoing economics of the Direct Channel Loans and, generally, does not retain any obligations with respect thereto except for certain ongoing fee-based administrative services and loan servicing performed by Sunlight.

Indirect Channel Loans — Sunlight arranges for other Loans (“Indirect Channel Loans”) to be originated by Cross River Bank, Sunlight’s issuing bank partner (“Bank Partner” or “CRB”). Sunlight has entered into program agreements with its Bank Partner that govern the terms and conditions with respect to originating and servicing the Indirect Channel Loans and Sunlight pays its Bank Partner a fee based on the principal balance of Loans originated by Sunlight’s Bank Partner. Sunlight’s Bank Partner funds these Loans by remitting funds to Sunlight, and Sunlight is thereafter responsible for making the appropriate payments to the relevant contractor. Sunlight arranges for the sale of certain Indirect Channel Loans, or participations therein, to third parties (“Indirect Channel Loan Purchasers”).

Liquidity and Going Concern — Sunlight has evaluated whether there are certain conditions and events, considered in the aggregate, that raised substantial doubt about its ability to continue as a going concern within one year after the date that the consolidated financial statements are issued.

As more fully described in Note 5, Sunlight borrows under a revolving credit facility with Silicon Valley Bank (“SVB”) that was due to mature on April 26, 2023. Prior to the SVB receivership and entry into a new Secured Term Loan with the Bank Partner (Note 11), Sunlight was in negotiations with SVB to extend the maturity date and to address Sunlight’s noncompliance with certain terms of the revolving credit facility. Prior to the issuance of these financial statements, these negotiations and the ability of Sunlight to amend and extend (or to replace) this revolving credit facility were uncertain, which could have had a material impact on Sunlight’s liquidity, cash and ability to attract new capital if not resolved on a timely basis.

Additionally, Sunlight’s Bank Partner holds Indirect Channel Loans on its balance sheet until directed by Sunlight in the ordinary course of its business to sell them to investors, including credit funds, insurance companies, and pension funds. While Sunlight’s Bank Partner is the owner of the loans, Sunlight retains economic exposure to them until they are sold. Sunlight profits when the price that investors pay for the Indirect Channel Loans exceeds the Bank Partner’s cost basis in the loans and incurs a loss when the price that investors pay for the Indirect Channel Loans is less than the Bank Partner’s cost basis in the loans. Prior to the execution of amendments (Note 11) to the loan agreements between Sunlight and its Bank Partner (“Bank Partner Agreements”), the Bank Partner Agreements capped the total amount of Indirect Channel Loans held by the Bank Partner at $450.0 million. However, the Indirect Channel Loans held by Sunlight’s Bank Partner included a significant amount of funded but unsold loans which were credit approved prior to certain pricing actions that Sunlight took in the third and fourth quarters of 2022 (the “Backbook Loans”). Despite the completion of the previously disclosed loan sale in December 2022, Sunlight was not in compliance with certain provisions of the Bank Partner Agreements, including the total loan cap.

Sunlight believes that the aforementioned conditions, considered in the aggregate, raised substantial doubt about its ability to continue as a going concern; however, on April 2, 2023, Sunlight entered into a Commitment and Transaction Support Agreement (“Commitment & Transaction Support Agreement”) with Sunlight’s Bank Partner and effective April 25, 2023 consummated the transactions agreed to under the agreement including, among other things, amendments to the Bank Partner Agreements (“Amended Bank Partner Agreements”) and entry into a Secured Term Loan with the Bank Partner (the “Secured Term Loan”), after March 31, 2023 that Sunlight believes alleviates such conditions as the Secured Term Loan, among other things, replaces the revolving credit facility with SVB with increased borrowing amounts and was used to pay off the SVB facility and the Amended Bank Partner Agreements, increasing the total amount of Indirect Channel Loans that Sunlight’s Bank Partner may hold (Note 11).

Sunlight believes such transactions, in addition to pricing actions that Sunlight took in the third and fourth quarters of 2022, provide cash and cash equivalents that will be reasonably sufficient to fund its operating expenses, capital expenditure requirements, and debt service payments through at least twelve months from the date that these consolidated financial statements were issued.

The accompanying consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty. Accordingly, the consolidated financial statements have been prepared on a basis that assumes Sunlight will continue as a going concern and which contemplates the realization of assets and satisfaction of liabilities and commitments in the ordinary course of business.

Note 2. Summary of Significant Accounting Policies

Basis of Presentation — The accompanying consolidated financial statements and related notes, prepared in accordance with U.S. generally accepted accounting principles (“GAAP”), include the accounts of Sunlight and its consolidated subsidiaries. In the opinion of management, all adjustments considered necessary for a fair presentation of Sunlight’s financial position, results of operations, and cash flows have been included and are of a normal and recurring nature. All intercompany balances and transactions have been eliminated.

Certain information and footnote disclosures normally included in financial statements prepared under GAAP may be condensed or omitted for interim financial reporting, and the operating results presented for interim periods are not necessarily indicative of the results that may be expected for any other interim period or for the entire year.

These financial statements should be read in conjunction with Sunlight’s audited financial statements for the year ended December 31, 2022 and footnotes thereto included in Sunlight's annual report on Form 10-K filed with the Securities and Exchange Commission (“SEC”) on May 4, 2023. Capitalized terms used herein, and not otherwise defined, are defined in Sunlight's consolidated financial statements for the year ended December 31, 2022.

Certain prior period amounts have been reclassified to conform to the current period's presentation.

Emerging Growth Company — The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act of 1933, as amended (the “Securities Act”), as modified by the Jumpstart our Business Startups Act of 2012 (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies, including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.

Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Securities Exchange Act of 1934, as amended) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that an emerging growth company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies, but any such an election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period, which means that when an accounting standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of the Company’s financial statements with another public company that is neither an emerging growth company nor an emerging growth company that has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

Consolidation — Sunlight consolidates those entities over which it controls significant operating, financial, and investing decisions of the entity as well as those entities deemed to be variable interest entities (“VIEs”) in which the Company is determined to be the primary beneficiary.

The analysis as to whether to consolidate an entity is subject to a significant amount of judgment. Some of the criteria considered are the determination as to the degree of control over an entity by its various equity holders, the design of the entity, how closely related the entity is to each of its equity holders, the relation of the equity holders to each other and a determination of the primary beneficiary in entities in which Sunlight has a variable interest. These analyses involve estimates, based on the assumptions of management, as well as judgments regarding significance and the design of entities.
VIEs are defined as entities in which equity investors do not have the characteristics of a controlling financial interest or do not have sufficient equity at risk for the entity to finance its activities without additional subordinated financial support from other parties. A VIE is required to be consolidated by its primary beneficiary, and only by its primary beneficiary, which is defined as the party who has the power to direct the activities of a VIE that most significantly impact its economic performance and who has the obligation to absorb losses or the right to receive benefits from the VIE that could potentially be significant to the VIE.
Sunlight monitors investments in VIEs and analyzes the potential need to consolidate the related entities pursuant to the VIE consolidation requirements. These analyses require considerable judgment in determining whether an entity is a VIE and determining the primary beneficiary of a VIE since they involve subjective determinations of significance with respect to both power and economics. The result could be the consolidation of an entity that otherwise would not have been consolidated or the deconsolidation of an entity that otherwise would have been consolidated.

A wholly-owned subsidiary of Sunlight Financial Holdings Inc. is the managing member of Sunlight Financial LLC, in which existing unitholders hold a 34.4% and 35.9% noncontrolling interest, net of unvested Class EX Units (Note 6), at March 31, 2023 and December 31, 2022, respectively.

Through its indirect managing member interest, Sunlight Financial Holdings Inc. directs substantially all of the day-to-day activities of Sunlight Financial LLC. The third-party investors in Sunlight Financial LLC do not possess substantive participating rights or the power to direct the day-to-day activities that most directly affect the operations of Sunlight Financial LLC. However, these third-party investors hold both voting, noneconomic Class C shares in Sunlight Financial Holdings Inc. on a one-for-one basis along with nonvoting, economic Class EX Units issued by Sunlight Financial LLC. No single third-party investor, or group of third-party investors, possesses the substantive ability to remove the managing member of Sunlight Financial LLC. Sunlight considers Sunlight Financial LLC a VIE for consolidation purposes and its managing member holds the controlling interest and is the primary beneficiary. Therefore, Sunlight consolidates Sunlight Financial LLC and reflects Class EX unitholder interests in Sunlight Financial LLC held by third parties as noncontrolling interests.

Sunlight conducts substantially all operations through Sunlight Financial LLC and its consolidated subsidiary.

Segments — Sunlight operates through one operating and reportable segment, which reflects how the chief operating decision maker allocates resources and assesses performance. Sunlight arranges for the origination of Loans by third-party lenders using a predominately single expense pool.

Risks and Uncertainties — In the normal course of business, Sunlight primarily encounters credit risk, which is the risk of default on Sunlight’s investments that results from a borrower’s or counterparty’s inability or unwillingness to make contractually required payments, and interest rate risk, which impacts the value of Indirect Channel Loans for which Sunlight facilitates sales.

Use of Estimates — The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenue and expenses during the reporting period. Management makes subjective estimates of: pending loan originations and sales, which significantly impacts revenues; determinations of fair value, including goodwill, derivatives, and servicing rights; estimates regarding loan performance, which impacts impairments and allowances for loan losses; project installations, which impacts guarantee obligations; and the useful lives of intangible assets. Actual results may differ from those estimates.

Fair Value — GAAP requires the categorization of the fair value of financial instruments into three broad levels that form a hierarchy based on the transparency of inputs to the valuation.

Level	Measurement
1	Inputs are unadjusted, quoted prices in active markets for identical assets or liabilities at the measurement date.
2	Inputs are other than quoted prices that are observable for the asset or liability, either directly or indirectly. Level 2 inputs include quoted prices for similar instruments in active markets, and inputs other than quoted prices that are observable for the asset or liability.
3	Inputs are unobservable for the asset or liability, and include situations where there is little, if any, market activity for the asset or liability.

Sunlight follows this hierarchy for its financial instruments, with classifications based on the lowest level of input that is significant to the fair value measurement. The following summarizes Sunlight’s financial instruments hierarchy at March 31, 2023:

Level	Financial Instrument	Measurement
1	Cash and cash equivalents and restricted cash	Estimates of fair value are measured using observable, quoted market prices, or Level 1 inputs
	Public Warrants	Estimates of fair value are measured using observable, quoted market prices of Sunlight’s warrants.
2	Servicing liabilities	Estimates of fair value are measured based upon observable market data.
3	Loans and loan participations, held-for-investment	Estimated fair value is generally determined by discounting the expected future cash flows using inputs such as discount rates.
	Contract derivative	Estimated fair value based upon discounted expected future cash flows arising from the contract.
	Private Placement Warrants	Estimated fair value based upon quarterly valuation estimates of warrant instruments, based upon quoted prices of Sunlight’s Class A shares and warrants thereon as well as fair value inputs provided by an independent valuation firm.

Valuation Process — On a quarterly basis, with assistance from an independent valuation firm, management estimates the fair value of Sunlight’s Level 3 financial instruments. Sunlight’s determination of fair value is based upon the best information available for a given circumstance and may incorporate assumptions that are management’s best estimates after consideration of a variety of internal and external factors. When an independent valuation firm expresses an opinion on the fair value of a financial instrument in the form of a range, management selects a value within the range provided by the independent valuation firm to assess the reasonableness of management’s estimated fair value for that financial instrument. At March 31, 2023, Sunlight’s valuation process for Level 3 measurements, as described below, was conducted internally or by an independent valuation firm and reviewed by management.

Valuation of Loans and Loan Participations — Management generally considers Sunlight's loans and loan participations Level 3 assets in the fair value hierarchy as such assets are illiquid investments that are specific to the loan product, for which there is limited market activity. On a quarterly basis, management engages an independent valuation firm to estimate the fair value of each loan or loan participation categorized as a Level 3 asset.

Valuation of Contract Derivative — Management considers Sunlight's contracts under which Sunlight (a) arranged Indirect Channel Loans for the purchase and installation of home improvement other than residential solar energy systems until December 2022 (“Contract Derivative 1”) and (b) earns income from the prepayment of certain of those Loans sold to an Indirect Channel Loan Purchaser (“Contract Derivative 2”), both considered derivatives under GAAP, as Level 3 financial instruments in the fair value hierarchy as such instruments represent bilateral, nontraded agreements for which there is limited market activity. On a quarterly basis, management engages an independent valuation firm to estimate the fair value of the contracts.

Valuation of Servicing Liabilities — Sunlight assumes an obligation to service certain loans when originated. Sunlight evaluates compensation it receives to service these loans, if any, against the servicing costs a willing market participant would require to service loans with similar characteristics to service such loans. At March 31, 2023 and December 31, 2022, Sunlight determined that the compensation it receives for certain servicing agreements are less than the estimated market cost to service and recognized a liability reported within Other Liabilities in the accompanying Unaudited Condensed Consolidated Balance Sheet. Servicing liabilities are considered Level 2 financial instruments, as the primary components of the fair value are obtained from observable inputs based on market data, reasonably adjusted for assumptions that would be used by market participants to service our Bank Partner loans, for which market data is not available.

Valuation of Warrants — Management considers the Private Placement Warrants (Note 6) redeemable for Sunlight’s equity as Level 3 liabilities in the fair value hierarchy as liquid markets do not exist for such liabilities. On a quarterly basis, management engages an independent valuation firm to estimate the fair value of Sunlight’s warrants, which includes models that include estimates of volatility, contractual terms, discount rates, dividend rates, expiration dates, and risk-free rates.

Other Valuation Matters — For Level 3 financial assets acquired and financial liabilities assumed during the calendar month immediately preceding a quarter end that were conducted in an orderly transaction with an unrelated party, management generally believes that the transaction price provides the most observable indication of fair value given the illiquid nature of these financial instruments, unless management is aware of any circumstances that may cause a material change in the fair value through the remainder of the reporting period. For instance, significant changes in a counterparty’s intent or ability to make payments on a financial asset may cause material changes in the fair value of that financial asset.

See Note 7 for additional information regarding the valuation of Sunlight's financial assets and liabilities.

Sales of Financial Assets and Financing Agreements — Sunlight will, from time to time, facilitate the sale of Indirect Channel Loans. In each case, the transferred loans are legally isolated from Sunlight and control of the transferred loans passes to the transferee, who may pledge or exchange the transferred asset without constraint of Sunlight. Sunlight neither recognizes any financial assets nor incurs any liabilities as a result of the sale, but does recognize revenue based upon the difference between proceeds received from the transferee and the proceeds paid to the transferor.

Leases — Sunlight recognizes right-of-use assets and lease liabilities at the commencement date of the lease based on the present value of remaining fixed and determinable lease payments over the lease term. Sunlight calculates the present value of future payments by using an estimated incremental borrowing rate, which approximates the rate at which Sunlight would borrow on a secured basis and over a similar term, and recognizes lease expense for operating leases on a straight-line basis over the lease term. Right-of-use assets represent Sunlight’s right to control the use of an identified asset for the lease term and lease liabilities represent Sunlight’s obligation to make lease payments arising from the lease. Sunlight uses the incremental borrowing rate on the commencement date in determining the present value of the lease payments.

Balance Sheet Measurement

Cash and Cash Equivalents and Restricted Cash — Cash and cash equivalents consist of bank checking accounts and money market accounts. Sunlight considers all highly liquid investments with original maturities of three months or less at the time of purchase to be cash equivalents. Sunlight maintains cash in restricted accounts pursuant to various lending agreements and considers other cash amounts restricted under certain agreements with other counterparties. Substantially all amounts on deposit with major financial institutions exceed insured limits. Cash and cash equivalents and restricted cash are carried at cost, which approximates fair value. Sunlight reported cash and cash equivalents and restricted cash in the following line items of its Unaudited Condensed Consolidated Balance Sheets, which totals the aggregate amount presented in Sunlight’s Unaudited Condensed Consolidated Statements of Cash Flows:

	March 31, 2023	December 31, 2022
Cash and cash equivalents	$75,518	$47,515
Restricted cash and cash equivalents	4,350	4,272
Total cash, cash equivalents, and restricted cash shown in the Consolidated Statement of Cash Flows	$79,868	$51,787

Financing Receivables — Sunlight records financing receivables for (a) advances that Sunlight remits to contractors to facilitate the installation of residential solar systems and the construction or installation of other home improvement projects and (b) loans and loan participations.

Advances — In certain circumstances, Sunlight will provide a contractually agreed upon percentage of cash to a contractor related to a Loan that has not yet been funded by either a Direct Channel Partner or its Bank Partner as well as amounts funded to contractors in anticipation of loan funding. Such advances are generally repaid upon the earlier of (a) a specified number of days from the date of the advance outlined within the respective contractor contract or (b) the substantial installation of the residential solar system or the construction or installation of other home improvement projects. In either case, Sunlight will net such amounts advanced from payments otherwise due to the related contractor. Sunlight carries advances at the amount advanced, net of allowances for losses and charge-offs. In the first quarter of 2023, Sunlight suspended its advance program and has significantly reduced outstanding advances.

Loans and Loan Participations — Sunlight recognizes Indirect Channel Loans purchased from Sunlight’s Bank Partner as well as its 5.0% participation interests in Indirect Channel Loans as financing receivables held-for-investment based on management's intent, and Sunlight's ability, to hold those investments through the foreseeable future or contractual maturity. Financing receivables that are held‑for‑investment are carried at their aggregate outstanding face amount, net of applicable (a) unamortized acquisition premiums and discounts, (b) allowance for losses and (c) charge-offs or write-downs of impaired receivables. If management determines a loan or loan participation is impaired, management writes down the loan or loan participation through a charge to the provision for losses. See “— Impairment” for additional discussion regarding management’s determination for loan losses. Sunlight applies the interest method to amortize acquisition premiums and discounts or on a straight-line basis when it approximates the interest method. Sunlight has not acquired any material loans with deteriorated credit quality that were not charged off upon purchase.

Impairment — Sunlight holds financing receivables carried at amortized cost for which management evaluates credit quality indicators at least quarterly to establish allowance for credit losses for advances, loans, and loan participations that represent management's estimate of expected credit losses over the remaining expected life of those financial assets after considering contractual terms, expected prepayments, and cancellation features. The income statement effect of all changes in the allowance for credit losses is recognized in the provision for credit losses. Determining the appropriateness of the allowance for credit losses is complex and requires significant judgment by management about the effect of matters that are inherently uncertain. Subsequent evaluations of credit exposures, considering the macroeconomic conditions, forecasts, and other factors then prevailing, may result in significant changes in the allowance for credit losses in future periods.

To the extent Sunlight’s credit exposures share risk characteristics with other similar exposures, such credit exposure is collectively assessed for impairment, which includes Sunlight’s loan and loan participations and certain advances. If an exposure does not share risk characteristics with other exposures, Sunlight generally estimates expected credit losses on an individual basis, considering expected repayment and conditions impacting that individual credit exposure, which primarily applies to advances to certain contractors. The assessment of risk characteristics is subject to significant management judgment. Emphasizing one characteristic over another or considering additional characteristics could affect the allowance. Refer to Note 3 for risk characteristics applicable to Sunlight’s financing receivables.

Estimating the timing and amounts of future cash flows is highly judgmental as these cash flow projections rely upon estimates such as loss severities, asset valuations, default rates, the amounts and timing of interest or principal payments (including any expected prepayments) or other factors that are reflective of current and expected market conditions. These estimates are, in turn, dependent on factors such as the duration of current overall economic conditions, industry, portfolio, or borrower-specific factors as well as, in certain circumstances, other economic factors. All of these estimates and assumptions require significant management judgment and certain assumptions are highly subjective. Actual losses, if any, could materially differ from these estimates.

If management deems that it is probable that Sunlight will be unable to collect all amounts owed according to the contractual terms of a receivable, impairment of that receivable is indicated. Consistent with this definition, all receivables for which the accrual of interest has been discontinued (nonaccrual loans) are considered impaired. If management considers a receivable to be impaired, management establishes an allowance for losses through a valuation provision in earnings, which reduces the carrying value of the receivable to (a) the amounts management expects to collect, for receivables due within 90 days, or (b) the present value of expected future cash flows discounted at the receivable’s contractual effective rate. Impaired financing receivables are charged off against the allowance for losses when a financing receivable is more than 120 days past due or when management believes that collectability of the principal is remote, if earlier. Sunlight credits subsequent recoveries, if any, to the allowance when received.

Sunlight individually evaluates nonaccrual loans with contractual balances of $50,000 or more to establish specific allowances for such receivables, if required.

Advances — For advances made by Sunlight, management performs an evaluation of credit quality indicators using financial information obtained from its counterparties and third parties as well as historical experience. Such indicators may include the borrower’s financial wherewithal and recent operating performance as well as macroeconomic trends. Management rates the potential for advance receivables by reviewing the counterparty. The counterparty is rated by overall risk tier on a scale of “1” through “5,” from least to greatest risk, which management reviews and updates on at least an annual basis. Counterparties may be granted advance approval within any overall risk tier, however tier “5” advance approvals are approved on an exception basis. A subset category of the overall risk tier is the financial risk of the counterparty. As with the overall risk tier, counterparties may be granted advance approval within any financial risk tier; however financial risk tier “5” advance approvals are approved on an exception basis. As part of that approval, management will set an individual counterparty advance dollar limit, which cannot be exceeded prior to additional review and approval. The overall risk tiers are defined as follows:

1	Low Risk	The counterparty has demonstrated low risk characteristics. The counterparty is a well-established company within the applicable industry, with low commercial credit risk, excellent reputational risk (e.g. online ratings, low complaint levels), and an excellent financial risk assessment.
2	Low-to-Medium Risk	The counterparty has demonstrated low to medium risk characteristics. The counterparty is a well-established company within the applicable industry, with low to medium commercial credit risk, excellent to above average reputational risk (e.g. online ratings, lower complaint levels), and/or an excellent to above average financial risk assessment.
3	Medium Risk	The counterparty has demonstrated medium risk characteristics. The counterparty may be a less established company within the applicable industry than risk tier "1" or "2", with medium commercial credit risk, excellent to average reputational risk (e.g., online ratings, average complaint levels), and/or an excellent to average financial risk assessment.
4	Medium-to-High Risk	The counterparty has demonstrated medium to high risk characteristics. The counterparty is likely to be a less established company within the applicable industry than risk tiers "1" through "3," with medium to high commercial credit risk, excellent to below average reputational risk (e.g. online ratings, higher complaint levels), and/or an excellent to below average financial risk assessment.
5	Higher Risk	The counterparty has demonstrated higher risk characteristics. The counterparty is a less established company within the applicable industry, with higher commercial credit risk, and/or below average reputational risk (e.g. online ratings, higher complaint levels), and/or below average financial risk assessment. Tier "5" advance approvals will be approved on an exception basis.

Loans and Loan Participations, Held-For-Investment — Sunlight aggregates performing loans and loan participations into pools for the evaluation of impairment based on like characteristics, such as loan type and acquisition date. Pools of loans are evaluated based on criteria such as an analysis of borrower performance, credit ratings of borrowers, and historical trends in defaults and loss severities for the type and seasoning of loans and loan participations under evaluation.

Goodwill — Goodwill represents the excess of the purchase price over the estimated fair values of the net tangible and intangible assets of acquired entities. Sunlight performs a goodwill impairment test annually during the fourth quarter of the fiscal year and more frequently if an event or circumstance indicates that impairment may have occurred. Triggering events that may indicate a potential impairment include, but are not limited to, significant adverse changes in customer demand or business climate and related competitive considerations. Sunlight first performs a qualitative assessment to determine whether it is more likely than not that the fair value of a reporting unit is less than its carrying amount. If so, Sunlight performs a two-step goodwill impairment test to identify potential goodwill impairment and measure the amount of goodwill impairment loss to be recognized by the applicable reporting unit(s). If Sunlight determines that the implied fair value of a reporting unit is greater than its carrying amount, the two-step goodwill impairment test is not required. Sunlight has one reporting unit and fully impaired any remaining carrying value of goodwill at December 31, 2022.

Intangible Assets, Net — Sunlight identified the following intangible assets, recorded at fair value at the Closing Date of the Business Combination, and carried at a value net of amortization over their estimated useful lives on a straight-line basis. Sunlight’s intangible assets are evaluated for impairment on at least a quarterly basis:

	Estimated Useful Life (in Years)			Carrying Value
Asset				March 31, 2023	December 31, 2022
Contractor relationships(a)	11.5			$350,000	$350,000
Trademarks/ trade names(b)	10.0			7,900	7,900
Developed technology(c)	3.0	—	5.0	12,247	11,163
				370,147	369,063
Accumulated amortization(d)(e)(f)				(57,558)	(49,143)
				$312,589	$319,920
a.Represents the value of existing contractor relationships of Sunlight estimated using a multi-period excess earnings methodology.
b.Represents the trade names that Sunlight originated or acquired and valued using a relief-from-royalty method.
c.Represents technology developed by Sunlight for the purpose of generating income for Sunlight, and valued using a replacement cost method.
d.Amounts include amortization expense of $0.4 million and $0.1 million related to capitalized internally developed software costs for the three months ended March 31, 2023 and 2022, respectively.
e.Includes amortization expense of $8.4 million and $22.3 million for the three months ended March 31, 2023 and 2022, respectively.
f.At March 31, 2023, the approximate aggregate annual amortization expense for definite-lived intangible assets, including capitalized internally developed software costs as a component of capitalized developed technology, are as follows:

	Developed Technology	Other Identified Intangible Assets	Total
April 1, through December 31, 2023	$2,175	$23,506	$25,681
2024	3,091	31,285	34,376
2025	2,496	31,199	33,695
2026	777	31,199	31,976
2027	—	31,199	31,199
Thereafter	—	155,662	155,662
	$8,539	$304,050	$312,589

Property and Equipment, Net — Property and equipment are recorded at cost, less accumulated depreciation and amortization. Depreciation and amortization are calculated using the straight-line method over the following estimated useful lives:

	Estimated Useful Life (in Years)			Carrying Value
Asset Category				March 31, 2023	December 31, 2022
Furniture, fixtures, and equipment	5			$1,512	$1,512
Computer hardware	5			1,328	1,328
Computer software	1	—	3	278	338
				3,118	3,178
Accumulated amortization and depreciation(a)				(1,735)	(1,689)
				$1,383	$1,489
a.Includes depreciation expense of $0.1 million and $0.1 million the three months ended March 31, 2023 and 2022, respectively.

Funding Commitments — Pursuant to Sunlight’s contractual arrangements with its Bank Partner, Direct Channel Partners, and contractors, each of Sunlight’s Direct Channel Partners and its Bank Partner periodically remits to Sunlight the cash related to loans the funding source has originated. Sunlight has committed to funding such amounts, less any amounts Sunlight is entitled to retain, to the relevant contractor when certain milestones relating to the installation of residential solar systems or the construction of installation of other home improvement projects underlying the consumer receivable have been reached. Sunlight presents any amounts that Sunlight retains in anticipation of a contractor completing an installation milestone as “Funding Commitments” on the accompanying Unaudited Condensed Consolidated Balance Sheets, which totaled $29.4 million and $20.4 million at March 31, 2023 and December 31, 2022, respectively.

Guarantees — Sunlight records a liability for the guarantees it makes for certain Loans if it determines that it is probable that it will have to repurchase those loans, in an amount based on the likelihood of such repurchase and the loss, if any, Sunlight expects to incur in connection with its repurchase of Loans that may have experienced credit deterioration since the time of the loan’s origination.

Warrants — The Company has public and private placement warrants classified as liabilities as well as warrants issued to a capital provider classified as equity. The Company classifies as equity any equity-linked contracts that (a) require physical settlement or net-share settlement or (b) give the Company a choice of net-cash settlement or settlement in the Company’s own shares (physical settlement or net-share settlement). Warrants classified as equity are initially measured at fair value. Subsequent changes in fair value are not recognized as long as the warrants continue to be classified as equity.

The Company classifies as assets or liabilities any equity-linked contracts that (a) require net-cash settlement (including a requirement to net-cash settle the contract if an event occurs and if that event is outside the Company’s control) or (b) give the counterparty a choice of net-cash settlement or settlement in shares (physical settlement or net-share settlement). For equity-linked contracts that are classified as liabilities, the Company records the fair value of the equity-linked contracts at each balance sheet date and records the change in the statements of operations as a gain (loss) from change in fair value of warrant liability. The Company’s public warrant liability is valued using observable market prices for those public warrants. The Company’s private placement warrants are valued using a binomial lattice pricing model when the warrants are subject to the make-whole table, or otherwise are valued using a Black-Scholes pricing model. The Company’s warrants issued to a capital provider are valued using a Black-Scholes pricing model based on observable market prices for public shares and warrants. The assumptions used in preparing these models include estimates such as volatility, contractual terms, discount rates, dividend yield, expiration dates and risk-free rates.

Distributions Payable — Sunlight Financial LLC accrues estimated tax payments to holders of its members’ equity when earned in accordance with Sunlight Financial LLC’s organizational agreements. On March 31, 2022, Sunlight accrued $1.4 million, or $0.03 per Class EX Unit, to its noncontrolling interests. Ratable estimated tax payments from Sunlight Financial LLC to members consolidated by Sunlight are eliminated in consolidation. As of March 31, 2023, Sunlight Financial LLC did not generate taxable income during the year ended March 31, 2023 and expects to use tax distributions already declared during the current tax year to offset future estimated tax liability distributions, if any.

Other Assets and Accounts Payable, Accrued Expenses, and Other Liabilities — At March 31, 2023 and December 31, 2022, (a) other assets included Sunlight’s contract derivatives, right-of-use assets arising from operating leases, prepaid expenses, accounts receivable, deferred financing costs, and interest receivable, and (b) accounts payable, accrued expenses, and other liabilities included Sunlight’s guarantee liability, lease liabilities, servicing liabilities, accrued compensation, and other payables.

Noncontrolling Interests in Consolidated Subsidiaries — Noncontrolling interests represent the portion of Sunlight Financial LLC that the Company controls and consolidates but does not own. The Company recognizes each noncontrolling holder’s respective share of the estimated fair value of the net assets at the date of formation or acquisition. Noncontrolling interests are subsequently adjusted for the noncontrolling holder’s share of additional contributions, distributions, and their share of the net earnings or losses of each respective consolidated entity. The Company allocates net income or loss to noncontrolling interests based on the weighted average ownership interest during the period. The net income or loss that is not attributable to the Company is reflected in net income (loss) attributable to noncontrolling interests in the Unaudited Condensed Consolidated Statements of Operations. The Company does not recognize a gain or loss on transactions with a consolidated entity in which it does not own 100% of the equity, but the Company reflects the difference in cash received or paid from the noncontrolling interests carrying amount as additional paid-in-capital.

Class EX Units issued by Sunlight Financial LLC are exchangeable, along with the Company’s Class C shares on a one-for-one basis, into the Company’s Class A common stock. Class A common stock issued upon exchange of a holder’s noncontrolling interest is accounted for at the carrying value of the surrendered limited partnership interest and the difference between the carrying value and the fair value of the Class A common stock issued is recorded to additional paid-in-capital.

Treasury Stock — Sunlight accounts for treasury stock under the cost method. When treasury stock is re-issued at a price higher than its cost, the difference is recorded as a component of additional paid-in-capital. When treasury stock is re-issued at a price lower than its cost, the difference is recorded as a component of additional paid-in-capital to the extent that there are previously recorded gains to offset the losses. If there are no treasury stock gains in additional paid-in-capital, the losses upon re-issuance of treasury stock are recorded as a reduction of retained earnings.

Income Recognition

Revenue Recognition — Sunlight recognizes revenue from (a) platform fees on the Direct Channel Loans when the Direct Channel Partner funds the Loans and on the Indirect Channel Loans when the Indirect Channel Loan Purchaser buys the Loans from the balance sheet of Sunlight’s Bank Partner and (b) loan portfolio management, servicing, and administration services on a monthly basis as Sunlight provides such services for that month. Sunlight’s contracts include the following groups of similar services, which do not include any significant financing components:

	For the Three Months Ended March 31,
	2023	2022
Platform fees, net(a)	$17,909	$26,154
Other revenues(b)	2,556	2,077
	$20,465	$28,231
a.Amounts presented net of variable consideration in the form of rebates to certain contractors.
b.Includes loan portfolio management, administration, and other ancillary fees Sunlight earns that are incidental to its primary operations.

Platform Fees, Net — Sunlight arranges Loans for the purchase and installation of residential solar energy systems on behalf of its Direct Channel Partners, Bank Partner, and Indirect Channel Loan Purchasers. As agent, Sunlight presents platform fees on a net basis at the time that Direct Channel Partners or Indirect Channel Loan Purchasers obtain control of the service provided to facilitate their origination or purchase of a Loan, which is no earlier than when Sunlight delivers loan documentation to the customer. Sunlight wholly satisfies its performance obligation to Direct Channel Partners, Bank Partner, and Indirect Channel Loan Purchasers, as it relates to such platform fees, upon origination or purchase of a Loan. Sunlight considers rebates offered by Sunlight to certain contractors in exchange for volume commitments as variable components to transaction prices; such variability resolves upon the contractor’s satisfaction of their volume commitment.

The contracts under which Sunlight (a) arranges Indirect Channel Loans for the purchase and installation of home improvements other than residential solar energy systems until December 2022 and (b) earns income from the prepayment of certain Indirect Channel Loans for the purchase and installation of home improvements other than residential solar energy systems sold to an Indirect Channel Loan Purchaser are considered derivatives under GAAP. As such, Sunlight’s revenues exclude the platform fees that Sunlight earns in connection with these contracts. Instead, Sunlight records realized gains on the derivatives within “Realized Gains on Contract Derivative, Net” in the accompanying Unaudited Condensed Consolidated Statements of Operations. Sunlight realized gains (losses) of $0.1 million, and $1.9 million, for the three months ended March 31, 2023 and 2022, respectively (Note 4). Sunlight recognized platform fee revenue for its facilitation of Direct Channel Loans for the purchase and installation of home improvements other than residential solar energy systems of $1.6 million and $0.5 million, for the three ended March 31, 2023 and 2022, respectively.

Other Revenues — Sunlight provides monthly services in connection with the portfolio management, servicing, and administration of Loans originated by certain Direct Channel Partners, Sunlight’s Bank Partner, and an Indirect Channel Loan Purchaser. Such services may include the reporting of loan performance information, administration of servicing performed by third parties, and portfolio management services.

Interest Income — Loans where management expects to collect all contractually required principal and interest payments are considered performing loans. Sunlight accrues interest income on performing loans based on the unpaid principal balance (“UPB”) and contractual terms of the loan. Interest income also includes discounts associated with the loans purchased as a yield adjustment using the effective interest method over the loan term. Sunlight expenses direct loan acquisition costs for loans acquired by Sunlight as incurred. Sunlight does not accrue interest on loans placed on non-accrual status or on loans where the collectability of the principal or interest of the loan are deemed uncertain.

Loans are considered past due or delinquent if the required principal and interest payments have not been received as of the date such payments are due. Generally, loans, including impaired loans, are placed on non-accrual status when (a) either principal or interest payments are 90 days or more past due based on contractual terms or (b) an individual analysis of a borrower’s creditworthiness indicates a loan should be placed on non-accrual status. When a loan owned by Sunlight (each, a “Balance Sheet Loan”) is placed on non-accrual status, Sunlight ceases to recognize interest income on the loans and reverses previously accrued and unpaid interest, if any. Subsequent receipts on non-accrual loans are recorded as a reduction of principal, and interest income may only be recorded on a cash basis after recovery of principal is reasonably assured. Sunlight may return a loan to accrual status when repayment of principal and interest is reasonably assured under the terms of the restructured loan. Advances are created at par and do not bear, and therefore do not accrue, interest income. In addition to loans and loan participations, Sunlight recognizes interest income on a specified proportion of the contractual interest and original issue discount on Indirect Channel Loans held by Sunlight’s Bank Partner.

Expense Recognition

Cost of Revenues — Sunlight’s cost of revenues includes the aggregate costs of the services that Sunlight performs to satisfy its contractual performance obligations to customers as well as variable consideration that Sunlight pays for its fee revenue that do not meet the criteria necessary for netting against gross revenues.

Sunlight Rewards™ Program — The Sunlight Rewards™ Program is a proprietary loyalty program that Sunlight offers to salespeople selling residential solar systems for Sunlight’s network of contractors. Sunlight records a contingent liability using the estimated incremental cost of each point based upon the points earned, the redemption value, and an estimate of probability of redemption consistent with Sunlight’s historical redemption experience under the program. When a salesperson redeems points from Sunlight’s third-party loyalty program vendor, Sunlight pays the stated redemption value of the points redeemed to the vendor.

Compensation and Benefits — Management expenses salaries, benefits, and equity-based compensation as services are provided. “Compensation and Benefits” in the accompanying Unaudited Condensed Consolidated Statements of Operations includes expenses not otherwise included in Sunlight’s cost of revenues, such as compensation costs associated with information technology, sales and marketing, product management, and overhead.

Equity-Based Compensation — Sunlight granted awards of restricted stock units (“RSUs”) to employees and directors under Sunlight’s 2021 Equity Incentive Plan (“Equity Plan”). RSUs are Class A restricted share units which entitle the holder to receive Class A Shares on various future dates if the applicable service conditions, if any, are met. Sunlight expenses the grant-date fair value of awards on a straight-line basis over the requisite service period. Sunlight does not estimate forfeitures, and records actual forfeitures as they occur.

Selling, General, and Administrative — Management expenses selling, general, and administrative costs, including legal, audit, other professional service fees, travel and entertainment, and insurance premiums as incurred. Sunlight recognizes expenses associated with co-marketing agreements when earned by the counterparty.

Property and Technology — Management expenses rent, information technology and telecommunication services, and noncapitalizable costs to internally develop software as incurred.

Income Taxes — The Company accounts for income taxes under the asset and liability method. Under this method, deferred tax assets and liabilities are determined based on differences between the consolidated financial statement carrying amounts and tax bases of assets and liabilities and operating loss and tax credit carryforwards and are measured using the enacted tax rates that are expected to be in effect when the differences reverse. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in the Unaudited Condensed Consolidated Statements of Operations in the period that includes the enactment date. Valuation allowances are established when necessary to reduce deferred tax assets to an amount that, in the opinion of management, is more likely than not to be realized.

The Company accounts for uncertain tax positions by reporting a liability for unrecognizable tax benefits resulting from uncertain tax positions taken or expected to be taken in a tax return. The Company recognizes interest and penalties, if any, related to unrecognized tax benefits in income tax expense.

In accordance with the operating agreement of Sunlight Financial LLC, to the extent possible without impairing its ability to continue to conduct its business and activities, and in order to permit its member to pay taxes on the taxable income allocated to those members, Sunlight Financial LLC is required to make distributions to the member in the amount equal to the estimated tax liability of the member computed as if the member paid income tax at the highest marginal federal and state rate applicable to a corporate entity or individual resident in New York, New York to the extent Sunlight’s operations generate taxable income allocable to the applicable member. Sunlight Financial LLC did not declare any distributions during the three months ended March 31, 2023, and declared $1.4 million of distributions during the three months ended March 31, 2022. As of March 31, 2023, Sunlight Financial LLC does not expect to generate taxable income during the current tax year and expects to use unpaid tax distributions already declared to offset future estimated tax liability distributions, if any. Consequently, Sunlight Financial LLC did not declare any further distributions through March 31, 2023.

Recent Accounting Pronouncements Issued, But Not Yet Adopted

The Financial Accounting Standards Board (“FASB”) has issued the following Accounting Standard Updates (“ASUs”) that may materially impact Sunlight’s financial position and results of operations, or may impact the preparation of, but not materially affect, Sunlight’s consolidated financial statements.

As an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the JOBS Act, Sunlight is eligible to take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not “emerging growth companies.” Section 107 of the JOBS Act provides that an “emerging growth company” can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards. In other words, an “emerging growth company” can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. Unless otherwise stated, Sunlight elected to adopt recent accounting pronouncements using the extended transition period applicable to private companies.

ASU No. 2020-06 Debt — Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging—Contracts in Entity’s Own Equity (Subtopic 815-40): Accounting for Convertible Instruments and Contracts in an Entity’s Own Equity — In August 2020, the FASB issued ASU No. 2020-06, which simplifies accounting for convertible instruments by removing major separation models required under current GAAP, removes certain settlement conditions that are required for equity contracts to qualify for the derivative scope exception, and simplifies the diluted earnings per share calculations. While Sunlight remains a smaller reporting company, this guidance is effective for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2023, with early adoption permitted. Sunlight is currently evaluating the impact of the adoption of ASU 2020-06 on its consolidated financial statements.

ASU No. 2020-04 Reference Rate Reform (Topic 848): Facilitation of the Effects of Reference Rate Reform on Financial Reporting — In March 2020, the FASB issued ASU No. 2020-04, which provides optional expedients for a limited period of time to ease the potential burden in accounting for, or recognizing the effects of, reference rate reform on financial reporting. ASU 2020-04 provides optional expedients and exceptions for applying GAAP to contracts, hedging relationships, and other transactions affected by reference rate reform if certain criteria are met. The standard is effective for all entities as of March 12, 2020 through December 31, 2024. An entity can elect to apply the amendments as of any date from the beginning of an interim period that includes or is subsequent to March 12, 2020, or prospectively from a date within an interim period that includes or is subsequent to March 12, 2020, up to that date that the financial statements are available to be issued. Sunlight is currently evaluating the impact of the adoption of ASU 2020-04, as updated by ASU 2021-01 Reference Rate Reform (Topic 848): Scope, and ASU 2022-06 Reference Rate Reform (Topic 848): Deferral of the Sunset Date of Topic 848 on its consolidated financial statements.

Recently Adopted Accounting Pronouncements

ASU No. 2016-13 Financial Instruments — Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments — The FASB issued ASU No. 2016-13 in June 2016. The standard amends the existing credit loss model to reflect a reporting entity’s current estimate of all expected credit losses and requires a financial asset (or a group of financial assets) measured at amortized cost basis to be presented at a net amount expected to be collected through deduction of an allowance for credit losses from the amortized cost basis of the financial asset(s).

Sunlight adopted ASU No. 2016-13, as amended, as of January 1, 2023. Sunlight’s cumulative adjustment of $0.5 million to the opening balance of retained earnings was not material and adoption of the standard did not have a material effect on the statements of operations or statements of cash flows. See Note 3 for additional information regarding Sunlight’s application of this accounting standard.

ASU No. 2022-02 Financial Instruments — Credit Losses (Topic 326) — Troubled Debt Restructuring and Vintage Disclosures — The FASB issued final guidance amending Topic 310 to eliminate the recognition and measurement guidance for a troubled debt restructuring for creditors that have adopted Topic 326 and requiring them to make enhanced disclosures about loan modifications for borrowers experiencing financial difficulty. The guidance also requires public business entities to present gross write-offs by year of origination in their vintage disclosures.

Sunlight adopted ASU No. 2022-02 as of January 1, 2023, and included the additional disclosures as prescribed by this ASU in Note 3.

Note 3. Financing Receivables

Sunlight recognizes receivables primarily related to (a) advances that Sunlight remits to contractors to facilitate the installation of residential solar and home improvement equipment and (b) loans and loan participations. Loans and loan participations primarily include Sunlight’s undivided 5.0% participation in certain Indirect Channel Loans and Indirect Channel Loans purchased from its Bank Partner. The following tables summarize Sunlight’s financing receivables and changes thereto:

	Advances(a)	Loans and Loan Participations(b)	Total
March 31, 2023
Amounts outstanding	$20,349	$3,707	$24,056
Unamortized discount	—	(287)	(287)
Allowance for credit losses	(2,319)	(151)	(2,470)
Carrying value	$18,030	$3,269	$21,299
December 31, 2022
Amounts outstanding	$52,129	$3,944	$56,073
Unamortized discount	—	(310)	(310)
Allowance for credit losses	(6,736)	(102)	(6,838)
Carrying value	$45,393	$3,532	$48,925
a.Represents advance payments made by Sunlight to certain contractors, generally on a short-term basis, in anticipation of a project’s substantial completion, including advances of $1.5 million and $1.5 million, net of allowances of $0.1 million and $0.1 million, to Sunlight contractors not associated with specific installation projects at March 31, 2023 and December 31, 2022, respectively.
b.Represents (i) Sunlight’s 5.0% participation interest in a pool of residential solar loans with an aggregate UPB of $3.4 million and $3.6 million at March 31, 2023 and December 31, 2022, respectively, and (ii) Indirect Channel Loans purchased by Sunlight with an aggregate UPB of $0.3 million and $0.3 million at March 31, 2023 and December 31, 2022, respectively. No loans or loan participations were individually evaluated for impairment at March 31, 2023 or December 31, 2022.

	For the Three Months Ended March 31,
	2023	2022
Allowance for Credit Losses — Advances
Beginning Balance	$6,736	$238
Provision for credit losses(a)	(499)	267
Realized losses(b)	(3,918)	—
Ending Balance	$2,319	$505

Allowance for Credit Losses — Loans and Loan Participations
Beginning Balance	$102	$148
Provision for credit losses	2,209	371
Realized losses	(2,160)	(446)
Ending Balance	$151	$73

Changes in Carrying Value — Loans and Loan Participations
Beginning Balance	$3,532	$4,313
Purchases, net(c)	2,161	448
Proceeds from principal repayments, net	(237)	(307)
Accretion of loan discount	22	43
Provision for credit losses	(2,209)	(371)
Ending Balance	$3,269	$4,126
a.Includes an adjustment of $0.5 million to provision for credit losses during the three months ended March 31, 2023 upon adoption of ASC 326.
b.Sunlight charged-off advances totaling $3.9 million for the three months ended March 31, 2023, mostly attributable to one of Sunlight’s contractors.
c.During the three months ended March 31, 2023 and 2022, Sunlight purchased 80 and 24 Indirect Channel Loans with an aggregate UPB of $2.5 million and $0.5 million, respectively.

Advances — The following section presents certain characteristics of Sunlight’s advances.

Risk Ratings — As further described in Note 2, management evaluates Sunlight’s advances for impairment using risk ratings assigned on a scale of “1” (low risk) through “5” (higher risk). The following table allocates the advance amount outstanding based on Sunlight’s internal risk ratings:

		Total
Risk Tier(a)		Contractors	Amount Outstanding	% of Amount Outstanding
March 31, 2023
1	Low risk	77	$5,833	28.7%
2	Low-to-medium risk	101	8,962	44.0
3	Medium risk	43	1,282	6.3
4	Medium-to-high risk	24	4,072	20.0
5	Higher risk	8	200	1.0
		253	$20,349	100.0%
December 31, 2022
1	Low risk	130	$14,585	28.0%
2	Low-to-medium risk	152	23,686	45.4
3	Medium risk	70	3,868	7.4
4	Medium-to-high risk	28	9,793	18.8
5	Higher risk	8	197	0.4
		388	$52,129	100.0%
a.At March 31, 2023 and December 31, 2022, the average risk rating of Sunlight’s advances was 2.2 (“low-to-medium risk”) and 2.2 (“low-to-medium risk”), weighted by total advance amounts outstanding, respectively.

Delinquencies — The following table presents the payment status of advances held by Sunlight:

Payment Delinquency	Amount Outstanding(a)	% of Amount Outstanding
March 31, 2023
Current	$8,933	47.4%
Less than 30 days	912	4.8
30 days	1,163	6.2
60 days	1,336	7.1
90+ days(b)	6,505	34.5
	$18,849	100.0%
December 31, 2022
Current	$27,257	53.8%
Less than 30 days	7,456	14.7
30 days	5,197	10.3
60 days	3,099	6.1
90+ days(b)	7,620	15.1
	$50,629	100.0%
a.Excludes advances of $1.5 million and $1.5 million to Sunlight contractors not associated with specific installation projects and was not delinquent at March 31, 2023 and December 31, 2022, respectively.
b.As further discussed in Note 2, Sunlight generally evaluates amounts delinquent for 90 days or more for impairment. Sunlight assessed advances 90 days or more, along with other factors that included the contractor’s risk tier and historical loss experience, and established loss allowances of $2.0 million and $2.0 million at March 31, 2023 and December 31, 2022, respectively.

Concentrations — The following table presents the concentration of advances, by counterparty:

	March 31, 2023		December 31, 2022
Contractor	Amount Outstanding	% of Total	Amount Outstanding	% of Total
1	$3,412	16.8%	$4,326	8.3%
2	2,804	13.8	7,348	14.1
3	2,054	10.1	4,098	7.9
4	565	2.8	554	1.1
5	504	2.5	1,004	1.9
6	504	2.5	2,711	5.2
7	372	1.8	992	1.9
8	271	1.3	83	0.2
9	253	1.2	416	0.8
10	243	1.2	511	1.0
Other(a)	9,367	46.0	30,086	57.6
	$20,349	100.0%	$52,129	100.0%
a.At March 31, 2023 and December 31, 2022, Sunlight recorded advances receivable from 243 and 378 counterparties not individually listed in the table above with average balances of $0.0 million and $0.1 million, respectively. At December 31, 2022, Sunlight recorded advances receivable from individual counterparties of $3.9 million, $1.4 million, $0.9 million and $0.8 million that represent the largest advance concentrations included in “Other,” based on the amount outstanding.

Vintage — The following table presents the amortized cost basis by year of origination and credit quality indicators of advances held by Sunlight at March 31, 2023:

		Year of Origination(a)
		2023	2022	2021	Prior	Total
Risk Tier
1	Low risk	$4,028	$1,279	$26	$—	$5,333
2	Low-to-medium risk	6,985	1,935	42	—	8,962
3	Medium risk	775	507	—	—	1,282
4	Medium-to-high risk	74	2,775	77	146	3,072
5	Higher risk	19	181	—	—	200
		$11,881	$6,677	$145	$146	$18,849
Payment Delinquency
Current		$8,933	$—	$—	$—	$8,933
Less than 30 days		847	65	—	—	912
30 days		1,011	152	—	—	1,163
60 days		1,090	247	—	—	1,337
90+ days(b)		—	6,213	145	146	6,504
		$11,881	$6,677	$145	$146	$18,849

Current-period gross write-offs(c)		$373	$3,890	$—	$182	$4,445
a.Excludes advances of $1.5 million and $1.5 million to Sunlight contractors not associated with specific installation projects and was not delinquent at March 31, 2023 and December 31, 2022, respectively.
b.As discussed in Note 2, Sunlight generally evaluates amounts 90 days or more past due for impairment. Sunlight assessed advances 90 days or more past due, along with other factors that included the contractor’s risk tier and historical loss experience, and established loss allowances of $2.0 million and $2.0 million at March 31, 2023 and December 31, 2022, respectively.
c.Excludes $0.5 million of recoveries during the three months ended March 31, 2023.

Loans and Loan Participations — The following section presents certain characteristics of Sunlight’s investments in loans and loan participations. Unless otherwise indicated, loan participation amounts are shown at Sunlight’s 5.0% interest in the underlying loan pool.

Delinquencies — The following table presents the payment status of loans and loan participations held by Sunlight:

Payment Delinquency(a)	Loan Participations		Bank Partner Loans		Total
	Loans	UPB	Loans	UPB	Loans	UPB	% of UPB
March 31, 2023
Current	3,226	$3,320	15	$238	3,241	$3,558	96.0%
Less than 30 days	73	82	1	32	74	114	3.1
30 days	18	19	—	—	18	19	0.5
60 days	4	6	—	—	4	6	0.2
90+ days	6	10	—	—	6	10	0.2
	3,327	$3,437	16	$270	3,343	$3,707	100.0%
December 31, 2022
Current	3,302	$3,502	14	$240	3,316	$3,742	94.9%
Less than 30 days	89	101	3	69	92	170	4.3
30 days	15	17	—	—	15	17	0.4
60 days	6	9	—	—	6	9	0.2
90+ days	6	6	—	—	6	6	0.2
	3,418	$3,635	17	$309	3,435	$3,944	100.0%
a.As further described in Note 2, Sunlight places loans delinquent greater than 90 days on nonaccrual status. Such loans had carrying values of $0.0 million and $0.0 million at March 31, 2023 and December 31, 2022, respectively. Sunlight does not consider the average carrying values and interest income recognized (including interest income recognized using a cash-basis method) material.

Loan Collateral Concentrations — The following table presents the UPB of Balance Sheet Loans, including Sunlight’s relevant participation percentage of the Indirect Channel Loans underlying the participation interests held by Sunlight, based upon the state in which the borrower lived at the time of loan origination:

	March 31, 2023		December 31, 2022
State	UPB	% of Total	UPB	% of Total
Texas	$696	18.8%	$732	18.6%
California	662	17.9	698	17.7
Florida	315	8.5	371	9.4
New York	255	6.9	269	6.8
New Jersey	245	6.6	256	6.5
Arizona	172	4.6	178	4.5
Massachusetts	170	4.6	174	4.4
Pennsylvania	147	4.0	159	4.0
South Carolina	130	3.5	137	3.5
Missouri	105	2.8	111	2.8
Other(a)	810	21.8	859	21.8
	$3,707	100.0%	$3,944	100.0%
a.Sunlight only participates in residential solar loans originated within the United States, including 31 and 31 states not individually listed in the table above, none of which individually amount to more than 2.7% and 2.6% of the UPB at March 31, 2023 and December 31, 2022, respectively.

Vintage — The following table presents the amortized cost basis by year of origination and credit quality indicators of Loans and Loan Participations held by Sunlight at March 31, 2023:

	Year of Origination
	2023	2022	2021	Prior	Total
FICO
780 and greater	$—	$—	$14	$899	$913
720-779	—	—	3	1,293	1,296
660-719(a)	—	—	6	1,133	1,139
600-659	—	—	—	72	72
Less than 600	—	—	—	—	—
	$—	$—	$23	$3,397	$3,420

Current-period gross write-offs(b)	$—	$1,883	$224	$53	$2,160
a.This bucket includes all Bank Partner Loans (originated prior to 2021).
b.Includes gross write-offs of $0.0 million related to Sunlight’s 5.0% participation interest in a pool of residential solar loans and $2.1 million related to Indirect Channel Loans during the three months ended March 31, 2023.

Note 4. Derivatives

Sunlight has entered into two agreements considered derivatives under GAAP that are subject to interest rate, credit, and/ or prepayment risks. Interest rate risk is sensitive to many factors, including governmental monetary and tax policies, domestic and international economic and political considerations, as well as other factors. Credit risk includes a borrower’s inability or unwillingness to make contractually required payments. Prepayment risk includes a borrower’s payment, or lack of payment, of contractual Loan amounts prior to the date such amounts are contractually due.

In January 2019, Sunlight entered into an agreement with its Bank Partner to arrange Indirect Channel Loans for the purchase and installation of home improvements other than residential solar energy systems. The agreement (a) entitles Sunlight to cash flows collected from the portfolio of Indirect Channel Loans held by its Bank Partner in excess of a contractual rate, based upon one-month LIBOR plus a fixed spread, and (b) requires Sunlight to pay its Bank Partner for portfolio cash flows below such contractual rate. This contractual arrangement incorporates interest rate and credit risks related to the risk of default on Indirect Channel Loans held by its Bank Partner that results from a borrower’s inability or unwillingness to make contractually required payments. In December 2022, Sunlight and Bank Partner amended the agreement, which removed the indexed contractual rate and the agreement was no longer considered a derivative under GAAP.

In February 2021, Sunlight entered into an agreement with an Indirect Channel Loan Purchaser to purchase Indirect Channel Loans for the installation of home improvements other than residential solar energy systems. As part of that agreement, Sunlight is entitled to additional sale proceeds upon the prepayment of certain Indirect Channel Loans sold. This contractual arrangement incorporates prepayment risk related to loan prepayment rates below Sunlight’s expectations.

Sunlight’s contract derivatives are recorded at fair value in the accompanying Unaudited Condensed Consolidated Balance Sheets as follows:

	Balance Sheet Location	March 31, 2023	December 31, 2022
Contract derivative 2	Other assets	$293	$449

The following table summarizes notional amounts related to derivatives:

	March 31, 2023	December 31, 2022
Contract derivative 2(a)	25,202	38,805
a.Represents the unpaid principal balance of the Loans at time of sale to the Indirect Channel Loan Purchaser for which Sunlight is entitled to income in the event of prepayment of the Indirect Channel Loans.

The following table summarizes all income (loss) recorded in relation to derivatives:

	For the Three Months Ended March 31,
	2023	2022
Change in fair value of contract derivatives, net
Contract derivative 1	$—	$(421)
Contract derivative 2	(156)	194
	$(156)	$(227)
Realized gains (losses) on contract derivatives, net
Contract derivative 1	$—	$1,831
Contract derivative 2	123	78
	$123	$1,909

Note 5. Debt Obligations

Debt consists of the following:

	March 31, 2023							December 31, 2022
	Month Issued	Outstanding Face Amount	Carrying Value	Maximum Facility Size	Final Stated Maturity	Weighted Average		Carrying Value(a)
						Funding Cost	Life (Years)
Revolving credit facility(a)	Apr 2021	$7,694	$7,694	$30,000	Apr 2023	9.9%	0.1	$20,613
a.In March 2016, Sunlight entered into a Loan and Security Agreement with a lender (“Prior Lender”). In May 2019, Sunlight and Prior Lender amended and restated the agreement to provide Sunlight a $15.0 million revolving credit facility (“Prior Facility”). In April 2021, Sunlight paid the Prior Facility in full using proceeds from a Loan and Security Agreement into which Sunlight entered with Silicon Valley Bank (“SVB”) and replaced the associated standby letter of credit. Borrowings under the current revolving credit facility, secured by the net assets of Sunlight Financial LLC, bear interest at a per annum rate equal to the sum of (i) a floating rate index and (ii) a fixed margin. The facility includes unused facility costs, and amounts borrowed under this facility are nonrecourse to Sunlight Financial Holdings Inc.

Sunlight’s debt obligations are subject to customary loan covenants and event of default provisions, including event of default provisions triggered by a failure to maintain minimum liquidity and earnings as well as maintaining capacity to fund Loans.

Activities — Activities related to the carrying value of Sunlight’s debt obligations were as follows:

	For the Three Months Ended March 31,
	2023	2022
Beginning Balance	$20,613	$20,613
Borrowings	—	—
Repayments	(12,919)	—
Amortization of deferred financing costs	—	—
Ending Balance	$7,694	$20,613

Maturities — At March 31, 2023, all of Sunlight’s debt obligations contractually mature in 2023.

Covenants — Sunlight is required to maintain minimum liquidity, EBITDA, and available takeout commitment levels on a quarterly basis under the Loan and Security Agreement. As a result of the platform fee losses in the fourth quarter of 2022, Sunlight did not meet the EBITDA requirement at March 31, 2023. Additionally, without the benefit of the Commitment & Transaction Support Agreement, breaches of other significant agreements, including the Bank Partner Agreements, could also potentially trigger a cross default under the Loan and Security Agreement. Due to this financial covenant breach, SVB was contractually entitled to request for immediate repayment of the outstanding debt obligation (Note 11).

As of March 31, 2023, Sunlight’s financial covenants and calculated amounts were as follows (in millions):

	March 31, 2023
Covenant	Minimum	Amount
EBITDA Covenant(a)	$5	$(37)
Liquidity(b)	10	76
Available takeout commitment(c)	200	626
a.EBITDA Covenant for the six-month period ended each quarter of at least $5.0 million.
b.Unrestricted cash equal to, or greater than, the greater of (i) 35% of amounts borrowed under the revolving credit facility and (ii) $10.0 million.
c.Aggregate Direct Channel Partners' and Bank Partner's unused committed obligation to purchase and hold Loans of at least $200.0 million.

Note 6. Equity and Earnings per Share

The registration statement for the Company’s initial public offering (“IPO”) was declared effective on November 24, 2020. On November 30, 2020, the Company consummated its IPO of 34,500,000 units, including the issuance of 4,500,000 units as a result of the underwriters’ exercise in full of its over-allotment option (“IPO Units”). Each IPO Unit consisted of one share of the Company’s Class A common stock and one-half of one warrant (“Public Warrant”). Simultaneously with the closing of the IPO, the Company consummated the private placement (the “Private Placement”) of 9,900,000 warrants (“Private Placement Warrants”).

On July 9, 2021, in connection with the closing of the Business Combination, a number of investors (collectively, the “Subscribers”) purchased an aggregate of 25,000,000 shares of Class A common stock, par value $0.0001 per share (“Class A common stock” and such shares purchased by the Subscribers, the “PIPE Shares”), at a purchase price of $10.00 per share for an aggregate purchase price of $250.0 million in a private placement, pursuant to separate subscription agreements, dated as of January 23, 2021 (collectively, the “Subscription Agreements”). Pursuant to the Subscription Agreements, Sunlight gave certain registration rights to the Subscribers with respect to the PIPE Shares.

Sunlight has three classes of common stock and no classes of preferred stock. Holders of each of the Class A, Class B, and Class C common stock vote together as a single class on all matters submitted to a vote of the stockholders, except as required by law. Each share of common stock has one vote on all such matters.

Class A Common Stock — The Company is authorized to issue 420,000,000 shares of Class A common stock with a par value of $0.0001 per share (“Class A Share”). There were 85,401,353 and 82,307,760 shares of Class A common stock issued and outstanding at March 31, 2023 and December 31, 2022, respectively.

Class B Common Stock — The Company is authorized to issue 20,000,000 shares of Class B common stock with a par value of $0.0001 per share (“Class B Share” or “Founder Share”). There were no shares of Class B common stock issued and outstanding at March 31, 2023 and December 31, 2022, respectively.

Class C Common Stock — The Company is authorized to issue 65,000,000 shares of Class C common stock with a par value of $0.0001 per share (“Class C Common Stock”). There were 44,973,227 and 47,287,370 shares of Class C Common Stock issued and outstanding at March 31, 2023 and December 31, 2022, respectively. Each Class C share, along with one Class EX Unit, can be exchanged for one Class A Share, subject to certain limitations. Upon exchange, Sunlight redeems and cancels the Class C Common Stock and Sunlight Financial LLC redeems and cancels the Class EX Unit. Class C shares have no dividend or liquidation rights, but do have voting rights on a pari passu basis with the Class A Shares. In October 2022, holders of 308,085 Class EX units of Sunlight Financial LLC exchanged their Class EX units, along with a corresponding number of Class C shares of the Company, for 308,085 Class A shares of the Company at $1.25 per Class A share. In January 2023, holders of 2,314,143 Class EX units of Sunlight Financial LLC exchanged their Class EX units, along with a corresponding number of Class C shares of the Company, for 2,305,426 Class A shares of the Company at $1.29 per Class A share. The Company issued 997,399 Class A shares, net of applicable tax withholding, and delivered 1,308,027 Class A shares held in treasury in connection with this exchange.

Preferred Stock — The Company is authorized to issue 35,000,000 shares of preferred stock, par value $0.0001 per share, with such designations, voting and other rights and preferences as may be determined from time to time by the Sunlight’s board of directors. Sunlight’s board of directors is able, without stockholder approval, to issue Preferred Stock with voting and other rights that could adversely affect the voting power and other rights of the holders of the common stock and could have anti-takeover effects. The Company has not issued any shares of preferred stock.

Warrants — At March 31, 2023, Sunlight has authorized Class A Shares to cover the exercise of the following outstanding warrants on its equity:

Type	Date of Issuance	Exercise Price per Share	Shares
Public Warrants	Nov-20	$11.50	17,250,000
Private Placement Warrants	Nov-20	11.50	9,900,000
Other	Feb-21	7.72	627,780

Refer to Notes 2 and 7 regarding the accounting treatment for warrants and the valuation thereof, respectively, as well as Note 11 for warrants issued after March 31, 2023.

Public Warrants — Public Warrants may only be exercised for a whole number of shares of common stock. No fractional Public Warrants are issued upon separation of the Units and only whole Public Warrants trade. The Public Warrants have an exercise price of $11.50 per share, subject to adjustments, and will expire upon the earlier of redemption or five years after the completion of the Business Combination. The warrants are exercisable, provided the Company has an effective registration statement under the Securities Act covering the shares of Class A common stock issuable upon exercise of the Public Warrants and a current prospectus relating to them is available (or the Company permits holders to exercise their Public Warrants on a cashless basis and such cashless exercise is exempt from registration under the Securities Act). Notwithstanding the above, if the Company’s shares of Class A common stock are at the time of any exercise of a warrant not listed on a national securities exchange such that they satisfy the definition of a “covered security” under Section 18(b)(1) of the Securities Act, the Company may, at its option, require holders of Public Warrants who exercise their warrants to do so on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act and, in the event the Company so elects, it will not be required to file or maintain in effect a registration statement, and in the event the Company does not so elect, it will use its best efforts to register or qualify the shares under applicable blue sky laws to the extent an exemption is not available.

Private Placement Warrants — The Private Placement Warrants are not redeemable by the Company, subject to certain limited exceptions, so long as they are held by the Sponsor or its permitted transferees. The Sponsor, or its permitted transferees, has the option to exercise the Private Placement Warrants for cash or on a cashless basis. Except as described in “— Company Redemption of Public Warrants and Private Placement Warrants,” the Private Placement Warrants have terms and provisions that are identical to those of the Public Warrants, including as to exercise price, exercisability, and exercise period. If the Private Placement Warrants are held by holders other than the Sponsor or its permitted transferees, the Private Placement Warrants will be redeemable by the Company in all redemption scenarios and exercisable by the holders on the same basis as the Public Warrants. The Private Placement Warrants will be non-redeemable and exercisable on a cashless basis so long as they are held by the Sponsor or its permitted transferees.

Other Warrants — In February 2021, Sunlight Financial LLC issued a warrant exercisable for 7,000 of its Class A-3 Units at an exercise price of $691.90 per unit that expires upon the earlier of redemption or ten years from date of issuance. In connection with the Business Combination, Sunlight and the holder of that warrant amended the warrant to permit the holder to exercise its warrant for 627,700 Class A common stock at an exercise price of $7.715 per share. Sunlight reclassified the warrant, historically classified as a liability but no longer exercisable for redeemable equity, as equity at a fair value of $2.5 million just prior to reclassification. Upon Closing of the Business Combination, holders of warrants exercisable in Sunlight Financial LLC’s Class A-1 and A-2 Units exercised their warrants for an aggregate of $2.3 million in cash and 635,641 Class A common shares.

Company Redemption of Public Warrants and Private Placement Warrants — Sunlight may redeem Public Warrants and Private Placement Warrants on terms that vary according to the trading price of its Class A Shares.

Redemption of Warrants When the Price per Share of Class A Common Stock Equals or Exceeds $18.00 — Once the warrants become exercisable, the Company may redeem the outstanding warrants:
•in whole and not in part;
•at a price of $0.01 per warrant;
•upon a minimum of 30 days’ prior written notice of redemption, or the 30-day redemption period, to each warrant holder; and
•if, and only if, the reported last sale price of the Class A common stock equals or exceeds $18.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within a 30-trading day period ending on the third trading day prior to the date on which the Company sends the notice of redemption to the warrant holders.

The Company will not redeem the warrants as described above unless a registration statement under the Securities Act covering the shares of Class A common stock issuable upon exercise of the warrants is effective and a current prospectus relating to those shares of Class A common stock is available throughout the 30-day redemption period. If and when the warrants become redeemable by the Company, it may exercise its redemption right even if it is unable to register or qualify the underlying securities for sale under all applicable state securities laws.

The Company has established the last of the redemption criterion discussed above to prevent a redemption call unless there is at the time of the call a significant premium to the warrant exercise price. If the foregoing conditions are satisfied and the Company issues a notice of redemption of the warrants, each warrant holder will be entitled to exercise its warrant prior to the scheduled redemption date. However, the price of the Class A common stock may fall below the $18.00 redemption trigger price (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) as well as the $11.50 (for whole shares) warrant exercise price after the redemption notice is issued.

Redemption of Warrants When the Price per Share of Class A Common Stock Equals or Exceeds $10.00 — Once the warrants become exercisable, the Company may redeem the outstanding warrants:
•in whole and not in part;
•at a price of $0.10 per warrant, provided that holders will be able to exercise their warrants on a cashless basis prior to redemption and receive that number of shares of Class A common stock determined in part by the redemption date and the “fair market value” of the Class A common stock except as otherwise described below;
•upon a minimum of 30 days’ prior written notice to each warrant holder; and
•if, and only if, the reported last sale price of the Class A common stock equals or exceeds $10.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) on the trading day prior to the date on which the Company sends notice of redemption to the warrant holders.

The “fair market value” of the Class A common stock for the purpose of the redemption terms above is the average reported last sale price of the Class A common stock for the 10 trading days immediately following the date on which the notice of redemption is sent to the holders of warrants. In no event will the warrants be exercisable on a cashless basis in connection with this redemption feature for more than 0.361 shares of Class A common stock per whole warrant (subject to adjustment). This redemption feature differs from the typical warrant redemption features.

Non-Controlling Interests in Consolidated Subsidiaries — These amounts relate to equity interests in Sunlight's consolidated, but not wholly-owned subsidiaries, which are held by the Class EX unitholders.

The Sunlight Financial LLC portion of noncontrolling interests is computed as follows:

	For the Three Months Ended March 31,
	2023	2022
Sunlight Financial LLC net income (loss) before income taxes	$(34,512)	$(24,617)
Sunlight Financial LLC as a percent of total(a)	34.6%	35.1%
Sunlight Financial LLC net income (loss) attributable to the Class EX unitholders	$(11,862)	$(8,632)
a.Represents the weighted average percentage of total Sunlight shareholders' net income (loss) in Sunlight Financial LLC attributable to the Class EX unitholders.

The following discloses the effects of changes in Sunlight's ownership interest in Sunlight Financial LLC on Sunlight's equity:

	For the Three Months Ended March 31,
	2023	2022
Transfers (to) from noncontrolling interests:
Decrease in Sunlight's shareholders' equity for the delivery of Class EX Units	$(7,488)	$(394)
Increase in Sunlight's shareholders' equity for the exchange of Class EX Units for Class A Shares	6,622	—
Dilution impact of equity transactions	(866)	(394)
Net income (loss) attributable to Class A shareholders	(22,947)	(13,974)
Change from transfers (to) from noncontrolling interests and from net income (loss) attributable to Class A shareholders	$(23,813)	$(14,368)

Equity-Based Compensation — On June 17, 2021, the board of directors of the Company adopted the Equity Plan and the Sunlight Financial Holdings Inc. Employee Stock Purchase Plan (“ESPP”), both of which the Company's stockholders approved on July 8, 2021. 25,500,000 shares of Class A common stock are reserved for issuance under the Equity Plan, which amount is increased annually pursuant to an “evergreen” provision in the Equity Plan which provides that on the first day of each fiscal year, an additional number of shares equal to the lesser of (a) two percent (2.0%) of the total issued and outstanding common shares of Sunlight on the first day of such fiscal year, or (b) such lesser amount determined by the board of directors, will be added to the shares of Class A common stock authorized for issuance under the Equity Plan. In addition, 3,400,000 shares of Class A common stock are reserved for issuance under the ESPP.

Sunlight has granted the following outstanding awards (“Compensation Awards”) to certain employees and members of Sunlight’s Board at March 31, 2023:

	Service (in Years)(b)
Award Class(a)	Minimum	Maximum	Awards(c)
Provisionally-Vested Class A Shares	1.9	3.6	112,360
Provisionally-Vested Class EX Units	1.9	1.9	52,114
Director RSUs	1.0	1.0	171,624
Employee RSUs	3.0	4.0	4,188,747
			4,524,845
a.All awards subject solely to time-based vesting.
b.At time of grant.
c.Net of fully vested and forfeited awards.

Compensation Unit Activities — Activities related to Sunlight’s equity-based compensation were as follows:

	Provisionally-Vested				RSUs
	Class A Shares		Class EX Units		Directors		Employees
	Per Share	Shares	Per Unit	Units	Per Unit	Units	Per Unit	Units
December 31, 2021	$9.46	337,193	$9.46	974,447	$9.46	75,000	$8.97	2,136,129
Issued	—	—	5.04	70,991	—	—	—	—
Vested	9.46	(38,547)	9.46	(171,959)	—	—	—	—
Forfeited or Cancelled	9.46	(30,915)	9.46	(162,929)	—	—	9.22	(343,261)
March 31, 2022	9.46	267,731	9.02	710,550	9.46	75,000	8.92	1,792,868

December 31, 2022	$9.46	145,970	$9.46	189,158	$4.37	171,624	$3.97	5,703,195
Vested	9.46	(33,610)	9.46	(137,044)	—	—	1.55	(1,058,653)
Forfeited or Cancelled	—	—	—	—	—	—	3.82	(455,795)
March 31, 2023	9.46	112,360	9.46	52,114	4.37	171,624	4.38	4,188,747

Unrecognized Compensation Expense — At March 31, 2023, Sunlight has not yet recognized compensation expense for the following awards, all of which are subject solely to time-based service vesting conditions:

Type	Weighted Average Recognition Period	Awards	Amount
Provisionally-Vested Class A Shares	0.7 years	112,360	$1,063
Provisionally-Vested Class EX Units	0.1 years	52,114	493
Director RSUs	0.1 years	171,624	126
Employee RSUs	1.3 years	4,188,747	11,909
		4,524,845	$13,591

Refer to Notes 2 and 7 regarding the accounting treatment for compensation units and the valuation thereof.

Earnings (Loss) Per Share — Sunlight is required to present both basic and diluted earnings per share (“EPS”). Basic EPS is calculated by dividing net income by the weighted average number of shares of common stock outstanding. Diluted EPS is computed by dividing net income by the weighted average number of shares of common stock outstanding plus the additional dilutive effect, if any, of common stock equivalents during each period.

Sunlight’s potentially dilutive equity instruments fall primarily into three general categories: (a) instruments that Sunlight has issued as part of its compensation plan, (b) ownership interests in Sunlight’s subsidiary, Sunlight Financial LLC, that are owned by the Class EX unitholders (except the RSUs) and are convertible into Class A Shares, and (c) derivatives exercisable in Class A Shares. Based on the rules for calculating earnings per share, there are two general ways to measure dilution for a given instrument: (a) calculate the net number of shares that would be issued assuming any related proceeds are used to buy back outstanding shares (the treasury stock method), or (b) assume the gross number of shares are issued and calculate any related effects on net income available for shareholders (the if-converted and two-class methods). Sunlight has applied these methods as prescribed by the rules to each of its outstanding equity instruments as shown below.

The following table summarizes the basic and diluted earnings per share calculations:

	For the Three Months Ended March 31,
	2023	2022
Net Income (Loss) Per Class A Shareholders, Basic
Net income (loss) available to Class A shareholders	$(22,837)	$(13,756)
Total weighted average shares outstanding	85,123,344	84,798,918
Net Income (Loss) Per Class A Shareholders, Basic	$(0.27)	$(0.16)

Net Income (Loss) Per Class A Shareholders, Diluted
Net income (loss) available to Class A shareholders	$(22,837)	$(13,756)
Total weighted average shares outstanding	85,123,344	84,798,918
Net Income (Loss) Per Class A Shareholders, Diluted	$(0.27)	$(0.16)

Net income (loss) available to Class A shareholders
Net Loss	$(34,809)	$(22,606)
Noncontrolling interests in loss of consolidated subsidiaries	11,862	8,632
Other weighting adjustments	110	218
Net Income (Loss) Attributable to Class A Shareholders	(22,837)	$(13,756)
Noncontrolling interests in income (loss) of Sunlight Financial LLC, net of assumed corporate income taxes at enacted rates, attributable to Class EX units exchangeable into Sunlight Financial Holdings Inc. Class A shares(a)	—	—
Net income (loss) available to Class A shareholders, diluted	$(22,837)	$(13,756)

Weighted Average Units Outstanding
Class A shares outstanding	85,123,344	84,798,918
Class EX units exchangeable into Sunlight Financial Holdings Inc. Class A shares(a)	—	—
Incremental Class A Shares attributable to dilutive effect of warrants(b)	—	—
Class A restricted share units granted to employees and directors (eligible for dividend and dividend equivalent payments)(c)	—	—
Total weighted average shares outstanding, diluted	85,123,344	84,798,918
a.The Class EX Units not held by Sunlight (that is, those held by noncontrolling interests) are exchangeable into Class A Shares on a one-to-one basis. These units are not included in the computation of basic earnings per share. These units enter into the computation of diluted net income (loss) per Class A Share when the effect is dilutive using the if-converted method. To the extent charges, particularly tax related charges, are incurred by Sunlight Financial Holdings Inc., the effect may be anti-dilutive.
b.Sunlight uses the treasury stock method to determine the dilutive effect, if any, of warrants exercisable in Sunlight’s Class A Shares. Such warrants were out-of-the-money during the three months ended March 31, 2023 and 2022, respectively.
c.Restricted Class A share units granted to directors and employees are eligible to receive dividend or dividend equivalent payments when dividends are declared and paid on Sunlight’s Class A Shares and therefore participate fully in the results of Sunlight’s operations from the date they are granted.

The Class C shares have no net income (loss) per share as they do not participate in Sunlight’s earnings (losses) or distributions.

The following table summarizes the weighted-average potential common shares excluded from diluted income (loss) per common share as their effect would be anti-dilutive:

	For the Three Months Ended March 31,
Common Shares From	2023	2022
Class EX Units	44,657,275	46,628,474
Warrants(a)	27,150,000	27,150,000
Other warrants	627,780	627,780
Unvested Class EX Units	315,952	966,981
RSUs(b)	5,212,382	1,904,217
ESPP(c)	—	4,355
	77,963,389	77,281,807
a.Includes Public Warrants and Private Placement Warrants.
b.Includes RSUs awards to directors and employees.
c.Class A Shares deliverable to employees in satisfaction of subscriptions under Sunlight’s ESPP.

There were no dividends declared for Sunlight’s Class A common stock during the three months ended March 31, 2023 and 2022, respectively.

Note 7. Fair Value Measurement

The carrying values and fair values of Sunlight’s assets or liabilities recorded at fair value on a recurring or non-recurring basis, as well as other financial instruments for which fair value is disclosed, at March 31, 2023 and December 31, 2022 were as follows:

	Principal Balance or Notional Amount	Carrying Value	Fair Value
			Level 1	Level 2	Level 3	Total
March 31, 2023
Assets:
Financing Receivables:
Loan participations, held-for-investment	$3,437	$3,028	$—	$—	$2,960	$2,960
Loans, held-for-investment	270	241	—	—	220	220
Cash and cash equivalents	75,518	75,518	75,518	—	—	75,518
Restricted cash	4,350	4,350	4,350	—	—	4,350
Contract derivatives	25,202	293	—	—	293	293

Liabilities:
Debt	7,694	7,694	—	—	7,694	7,694
Warrants	312,225	931	—	—	931	931
Guarantee obligation	n.a.	15,128	—	—	15,128	15,128
Servicing liability	n.a.	1,010	—	1,010	—	1,010

December 31, 2022
Assets:
Financing Receivables:
Loan participations, held-for-investment	3,635	3,254	—	—	3,110	3,110
Loans, held-for-investment	309	278	—	—	260	260
Cash and cash equivalents	47,515	47,515	47,515	—	—	47,515
Restricted cash	4,272	4,272	4,272	—	—	4,272
Contract derivatives	38,805	449	—	—	449	449

Liabilities:
Debt	20,613	20,613	—	—	20,613	20,613
Warrants	312,225	4,297	—	—	4,297	4,297
Guarantee obligation	n.a.	8,024	—	—	8,024	8,024
Servicing liability	n.a.	512	—	512	—	512

Fair value measurements categorized within Level 3 are sensitive to changes in the assumptions or methodology used to determine fair value and such changes could result in a significant increase or decrease in the fair value.

Sunlight’s assets and liabilities measured at fair value on a recurring basis using Level 3 inputs changed as follows:

	Assets	Liabilities
	Contract Derivatives	Warrants
December 31, 2022	$449	$4,297
Transfers(a)
Transfers to Level 3	—	—
Transfers from Level 3	—	—
Gains (losses) included in net income(b)
Included in change in fair value of warrant liabilities	—	(3,366)
Included in change in fair value of contract derivatives, net	(156)	—
Included in realized gains on contract derivatives, net	123	—
Payments, net	(123)	—
March 31, 2023	$293	$931

December 31, 2021	$1,411	$19,007
Transfers(a)
Transfers to Level 3	—	—
Transfers from Level 3	—	—
Gains (losses) included in net income(b)
Included in change in fair value of warrant liabilities	—	4,884
Included in change in fair value of contract derivatives, net	(227)	—
Included in realized gains on contract derivatives, net	1,909	—
Payments, net	(1,909)	—
March 31, 2022	$1,184	$23,891
a.Transfers are assumed to occur at the beginning of the respective period.
b.Increases in the fair value of liabilities represent losses included in net income.

Contract Derivative Valuation — Fair value estimates of Sunlight's contract derivatives are based on an internal pricing model that uses a discounted cash flow valuation technique, incorporates significant unobservable inputs, and includes assumptions that are inherently subjective and imprecise. Significant inputs used in the valuation of Sunlight’s contract derivatives include:

Contract Derivative	Significant Inputs
2	Inputs include expected prepayment rate of applicable Indirect Channel Loans sold to the Indirect Channel Loan Purchaser. Significant increases (decreases) in the expected prepayment rate in isolation would result in a significantly higher (lower) fair value measurement.

The following significant assumptions were used to value Sunlight’s contract derivative:

	March 31, 2023	December 31, 2022
Contract Derivative 2
Expected prepayment rate	75.0%	75.0%

Compensation Unit and Warrant Valuation — Sunlight uses the observed market price of its publicly-traded Class A Shares and the warrants thereon to measure the value of RSU awards on the grant date and the value of Public Warrants, respectively. For Private Placement Warrants, Sunlight uses an independent third-party valuation firm to value those warrants using a Monte Carlo option pricing model, which includes the following estimates of underlying asset value, volatility, dividend rates, expiration dates, and risk-free rates:

Assumption	March 31, 2023
Class A common share value per share(a)	$0.31
Implied volatility(a)	113.2%
Dividend yield(b)	—%
Time to expiry (in years)(a)	3.3
Risk free rate(a)	3.8%
a.Significant increases in these assumptions in isolation would result in a higher fair value measurement.
b.Significant increases in these assumptions in isolation would result in a lower fair value measurement.

Goodwill — In connection with Sunlight’s goodwill assessment (Note 2), the Company valued its single reporting unit using an equal-weighted valuation methodology, which incorporated (a) an income approach using a discounted cash flow analysis (b) a market approach using publicly-traded companies similar to Sunlight and (c) a market capitalization approach.

Note 8. Taxes

Sunlight calculates the provision for income taxes during interim periods by applying an estimate of the forecasted annual effective tax rate for the full fiscal year to “ordinary” income or loss (pretax income or loss or loss excluding unusual or infrequently occurring discrete items) for the reporting period. The income tax benefit was $0.0 million and $2.4 million for the three months ended March 31, 2023 and 2022, respectively. Sunlight’s effective tax rate was 0.0% and 9.6% for the three months ended March 31, 2023 and 2022, respectively. The difference between Sunlight’s statutory and effective tax rate is primarily due to the permanent adjustments for noncontrolling interest in subsidiaries of $7.0 million and changes in valuation allowance of $6.1 million.

Sunlight recognizes tax benefits for uncertain tax positions only if it is more likely than not that the position is sustainable based on its technical merits. Interest and penalties on uncertain tax positions are included as a component of the provision for income taxes in Sunlight's Unaudited Condensed Consolidated Statements of Operations. Any uncertain tax position taken by any of the Class EX unitholders is not an uncertain tax position of Sunlight Financial LLC.

As of March 31, 2023 and December 31, 2022, Sunlight had net deferred tax liabilities of $0.7 million and $0.7 million, comprised of $20.1 million and $14.0 million gross deferred tax assets, less valuation allowances of $16.5 million and $10.4 million, and $4.3 million and $4.3 million of gross deferred tax liability, respectively.

Note 9. Transactions with Affiliates and Affiliated Entities

Sunlight has entered into agreements with the following affiliates, including equity members and those who serve on Sunlight’s board of directors.

Private Placement Warrants — Simultaneously with the closing of the Initial Public Offering, the Company consummated the Private Placement of 9,900,000 Private Placement Warrants, at a price of $1.00 per Private Placement Warrant to the Sponsor, generating proceeds of $9.9 million.

Each whole Private Placement Warrant is exercisable for one whole share of the Company’s Class A common stock at a price of $11.50 per share. A portion of the purchase price of the Private Placement Warrants was added to the proceeds from the Initial Public Offering held in the Trust Account. The Private Placement Warrants will be non-redeemable and exercisable on a cashless basis so long as they are held by the Sponsor or its permitted transferees.

Estimated Tax Distributions — Sunlight Financial LLC distributes cash to its unitholders using allocations of estimated taxable income it expects to generate. As Sunlight revises its estimate of taxable income or loss, the allocation of taxable income to its unitholders may change, resulting in amounts due to, or from, certain unitholders. For the year ended March 31, 2023, Sunlight Financial LLC did not generate taxable income and expects to use tax distributions already declared during the current tax year to offset future estimated tax liability distributions, if any. At March 31, 2023, Sunlight Financial LLC did not declare tax distributions. Sunlight Financial LLC declared tax distributions of $1.4 million at March 31, 2022, that it had not yet paid, shown as “Other Liabilities” in the accompanying Unaudited Condensed Consolidated Balance Sheets.

Refer to Note 11 for transactions between Sunlight and its Bank Partner after March 31, 2023.

Note 10. Commitments and Contingencies

Sunlight was subject to the following commitments and contingencies at March 31, 2023.

Litigation — Sunlight may be involved in various claims and legal actions arising in the ordinary course of business. Sunlight establishes an accrued liability for legal proceedings only when those matters present loss contingencies that are both probable and reasonably estimable.

At March 31, 2023, Sunlight was not involved in any material legal proceedings regarding claims or legal actions against Sunlight.

Indemnifications — In the normal course of business, Sunlight enters into contracts that contain a variety of representations and warranties and that provide general indemnifications. Sunlight’s maximum exposure under these arrangements is unknown as this would involve future claims that may be made against Sunlight that have not yet occurred. However, based on Sunlight’s experience, Sunlight expects the risk of material loss to be remote.

Advances — Sunlight provides a contractually agreed upon percentage of cash to a contractor related to a Loan that has not yet been funded by either a Direct Channel Partner or its Bank Partner as well as amounts funded to contractors in anticipation of loan funding. At March 31, 2023, $20.3 million of committed and outstanding advances are included in “Advances” in the accompanying Unaudited Condensed Consolidated Balance Sheets. In the first quarter of 2023, Sunlight suspended the advances program and has significantly reduced outstanding advances.

Funding Commitments — Pursuant to Sunlight’s contractual arrangements with contractors, Direct Channel Partners, and Bank Partner, the funding source periodically remits to Sunlight the cash related to Loans it has originated. Sunlight has committed to funding such amounts to the relevant contractor when certain milestones have been reached relating to the installation of residential solar system, or other home improvement equipment, underlying the consumer receivable. Any amounts retained by Sunlight in anticipation of an installation milestone being reached are included in “Funding Commitments” in the accompanying Unaudited Condensed Consolidated Balance Sheets, totaling $29.4 million at March 31, 2023.

Loan Guarantees — Sunlight is required to guarantee the performance of certain Indirect Channel Loans, which it is required to repurchase in the event Sunlight is unable to facilitate the sale of such loans, and certain Direct Channel Loans. Upon repurchase, Sunlight may attempt to recover any contractual amounts owed by the borrower or from the contractor (in the event of a contractor’s nonperformance). Sunlight repurchased and wrote off 80 and 24 loans, totaling $2.1 million and $0.5 million, for the three months ended March 31, 2023 and 2022, respectively, associated with these guarantees. At March 31, 2023, the maximum potential amount of undiscounted future payments Sunlight could be required to make under these guarantees totaled $588.0 million, and Sunlight recorded a $5.5 million liability presented within “Other Liabilities” in the accompanying Unaudited Condensed Consolidated Balance Sheets. At March 31, 2023, the unpaid principal balance of loans, net of applicable discounts, for guaranteed loans held by Sunlight’s Bank Partner and certain Direct Channel Partners that were delinquent more than 90 days was $2.3 million.

Additionally, Sunlight is required to repurchase a limited amount of nonperforming Indirect Channel Loans sold to third parties. At March 31, 2023, the maximum potential amount of undiscounted future payments Sunlight could be required to make under these guarantees totaled $1.3 million, and Sunlight recorded a $1.3 million liability presented within “Other Liabilities” in the accompanying Unaudited Condensed Consolidated Balance Sheets.

Finally, Sunlight may be required to repurchase solar loans from Indirect Channel Loan Purchasers, or refund platform fees to Direct Channel Partners, when contractors do not complete solar installations within a certain period of time. Generally, solar contractors are responsible to return loan proceeds they receive for such Loans. At March 31, 2023, the maximum potential amount of undiscounted future payments Sunlight could be required to make under these guarantees totaled $28.8 million, and Sunlight recorded a $8.1 million liability presented within “Other Liabilities” in the accompanying Unaudited Condensed Consolidated Balance Sheets.

Tax Receivable Agreement (“TRA”) Liability — If Sunlight were to exercise its right to terminate the TRA or certain other acceleration events occur, Sunlight would be required to make immediate cash payments. Such cash payments will be equal to the present value of the assumed future realized tax benefits based on a set of assumptions and using an agreed upon discount rate, as defined in the TRA. The early termination payment may be made significantly in advance of the actual realization, if any, of those future tax benefits. Such payments will be calculated based on certain assumptions, including that Sunlight expects to have sufficient taxable income to utilize the full amount of any tax benefits subject to the TRA over the period specified therein. The payments that Sunlight would be required to make will generally reduce the amount of the overall cash flow that might have otherwise been available, but Sunlight expects the cash tax savings it would realize from the utilization of the related tax benefits will exceed the amount of any required payments.

Sunlight Rewards™ Program — Sunlight Rewards™ allows salespeople to earn points for selling Sunlight-facilitated loans. These individuals can gain “status” for their own overall loyalty, track their points, and choose to redeem points for quality awards. If all points earned under the Sunlight Rewards™ Program were redeemed at March 31, 2023, Sunlight would be obligated to pay $2.2 million, and Sunlight recorded a liability of $1.2 million.

Non-Cancelable Operating Leases — Sunlight's non-cancelable operating leases consist of office space leases at two locations: (a) 101 N. Tryon Street, Suite 1000, Charlotte, North Carolina 28246 (the “North Carolina Office Space”) that expires in June 2029 and (b) 234 West 39th Street, 7th Floor, New York, New York 10018 (the “New York Office Space”) that expires in October 2023. Certain lease agreements include rent concessions and leasehold improvement incentives. In addition to base rentals, certain lease agreements are subject to escalation provisions and rent expense is recognized on a straight‑line basis over the term of the lease agreement. None of Sunlight’s leases contain extension options.

On January 1, 2022, Sunlight recorded $7.6 million of right-of-use assets, included in “Other Assets” in the accompanying Unaudited Condensed Consolidated Balance Sheets, as well as $7.6 million of operating lease liabilities, included in “Other Liabilities” in the accompanying Unaudited Condensed Consolidated Balance Sheets, for lease obligations that were historically classified as operating leases.

For the Three Months Ended March 31,
2023
Lease cost
Operating	$536
$536

Other information
Operating leases
Operating cash flows	$496

March 31, 2023
Right-of-use assets obtained in exchange for new lease liabilities
Operating leases	6,642
Weighted-average remaining lease term (in years)
Operating leases	6.1
Weighted-average discount rate
Operating leases	7.2%

At March 31, 2023, the approximate aggregate annual minimum future lease payments required on the operating leases are as follows:

April 1, through December 31, 2023	$1,414
2024	1,553
2025	1,672
2026	1,790
2027	1,839
Thereafter	3,017
Total future minimum lease payments	11,285
Less: imputed interest	(4,769)
Present value of future minimum lease payments	$6,516

During the three months ended March 31, 2023 total lease expense was $0.5 million, which Sunlight paid in full. During the three months ended March 31, 2022 total lease expense was $0.5 million, of which Sunlight had not yet paid $0.1 million at March 31, 2022.

Note 11. Subsequent Events

The following events occurred subsequent to March 31, 2023 through the issuance date of these Unaudited Condensed Consolidated Financial Statements. Events subsequent to that date have not been considered in these financial statements.

Strategic Alternatives

As previously discussed, Sunlight engaged a financial advisory firm to help explore available strategic alternatives. As a result of the strategic alternatives process, Sunlight entered into transactions with the Bank Partner described below under Commitment & Transaction Support Agreement, Amended Bank Partner Agreements, Secured Term Loan, and Bank Partner Warrant. These transactions align with the goals of the strategic alternatives process. The Board continues to consider additional actions that are in the best interest of the Company and its shareholders.

Commitment & Transaction Support Agreement

On April 2, 2023 Sunlight Financial LLC, and the Bank Partner, entered into the Commitment & Transaction Support Agreement pursuant to which the parties agreed to undertake the transactions (“Transactions”) described in the Commitment & Transaction Support Agreement, including amendments to the Bank Partner Agreements, entry into a new secured term loan facility with the Bank Partner, and issuance of equity warrants entitling the Bank Partner or its designees to purchase shares of Sunlight’s Class A common stock.

Effective April 25, 2023 (the “CRB Closing Date”), Sunlight, Sunlight Financial LLC, and other subsidiary entities, as applicable, closed the Transactions contemplated by the Commitment & Transaction Support Agreement and entered into a Secured Term Loan with the Bank Partner, the Amended Bank Partner Agreements, a Warrant Purchase Agreement with CRB Group, Inc. (the “Purchaser”), an affiliate of the Bank Partner (the “Warrant Purchase Agreement”) and issued the associated warrant to purchase shares of Sunlight’s Class A common stock (the “Warrant”) to the Purchaser.

Amended CRB Agreements

The Amended CRB Agreements provide, among other things:
•    a requirement that the Company establish a pricing and capital markets committee responsible for setting dealer discounts, interest rates, capital markets activity, policies relating to hedging, and other terms related to the Company’s loan products and executing any sales of loans held by CRB pursuant to the Amended CRB Agreements, and to provide the Bank Partner with observer rights and a right to attend all meetings held by the committee, subject to exclusions where CRB is the loan purchaser.
•    modifications to the procedures for submitting credit approvals.

•    a modification to the cap on the total loans held by CRB at any time as provided below, measured on the last day of the calendar month, with a grace period election for loan sales executed during the seven (7) business days following the last day of a calendar month. The Company will be entitled to six (6) grace period elections in any twelve-month period:

Month(s) Ending	Bank Cap
April 30, 2023 and May 31, 2023	Waived
June 30, 2023 and July 31, 2023	$550 million
August 31, 2023, September 30, 2023, and October 31, 2023	$500 million
November 30, 2023 and each month thereafter	$400 million (plus the Additional Capacity, if any). Additional Capacity is the lesser of (i) the Cash Collateral Amount divided by 5% and (ii) $100 million.
•    modifications to the Loan Purchase Trigger Date (as defined in the Amended Solar Loan Sale Agreement) related to each loan held on CRB’s balance sheet.
•    a revised tiered fee structure and provision for certain fees accrued through June 30, 2023 to be payable in additional Tranche 1 Loans (as defined below).
•    the Company will use best efforts to amend the Master Services Agreement dated January 13, 2020, between CRB, the Company, and Turnstile Capital Management, LLC (the “Servicer”) on or before July 1, 2023 to cause the Servicer to remit various cash payments associated with loans into an account held by CRB.
•    effective on the CRB Closing Date and continuing until full repayment to CRB of all outstanding obligations, the Company will provide CRB with a pari passu first lien security interest in all assets of Sunlight as defined in the Secured Term Loan.
•    waiver by CRB of any defaults known by CRB to be existing under the CRB Agreements.

Secured Term Loan

On the CRB Closing Date, Sunlight Financial LLC, as borrower, entered into a Loan and Security Agreement with CRB, and with SL Financial Holdings Inc. as guarantor (the “Secured Term Loan”). The Secured Term Loan consists of loan commitments for two tranches of loans providing for Tranche 1 Loans and Tranche 2 Loans (each as defined below). The Secured Term Loan, and all other obligations of Sunlight Financial LLC to CRB are secured by a first lien perfected security interest in all Sunlight Financial LLC’s and Company assets. The Secured Term Loan matures on October 25, 2025 (the “Maturity Date”). The Secured Term Loan provides loan commitments under two sub-facilities. The $38.8 million Tranche 1 facility (the “Tranche 1 Loans”) will be used to repay all outstanding borrowings under the SVB Facility, pay fees and accrued interest due under the Loan Program Agreements and for general corporate purposes. The $49.8 million Tranche 2 facility (the “Tranche 2 Loans” and, collectively with the “Tranche 1 Loans” the “Facility Loans”) will be used for deferred loan sale proceeds and to pay fees and capitalized interest.

No scheduled principal payments are due until the first anniversary of the CRB Closing Date. Commencing with the first full month after the first anniversary of the CRB Closing Date, Sunlight Financial LLC is required to make equal monthly principal payments in an amount equal to 4% of the aggregate amount of the Facility Loans funded or deemed funded through the first anniversary of the CRB Closing Date. On the Maturity Date, all remaining unpaid amounts of principal and interest must be repaid in full.

An upfront fee equal to $2,658,000, payable upon the closing date of the Secured Term Loan will be paid in kind and added to the outstanding amount of the Facility Loans. An unused fee equal to 14% per annum of the difference between (a) the Maximum Covered Loan Sale Amount (as defined in the Secured Term Loan) minus any commitment reductions with respect to Tranche 2 Term Loans since the CRB Closing Date and (b) the aggregate principal amount of Tranche 2 Term Loans then outstanding will be payable monthly in kind and added to the outstanding amount of Tranche 2 Loans.

The aggregate principal outstanding amount of loans under the Secured Term Loan (including capitalized or accrued and unpaid interest and any fees, the upfront fee and the unused fee) shall not exceed $100 million. The Secured Term Loan is subject to mandatory prepayment under certain conditions, which prepayments may be allocated to Tranche 1 or Tranche 2 loans at the option of Sunlight. Additionally, the Sunlight will be required to prepay the Secured Term Loan in full upon a liquidation, winding up, change of control, merger, sale of all or substantially all of the assets of Sunlight, or a transaction that results in the Company becoming privately held. Sunlight may, at its option, prepay the Secured Term Loan and/or permanently reduce and terminate unused loan commitments, in each case, in part or full at any time prior to the maturity date with no penalties; which prepayments and/or commitment reductions may be allocated to Tranche 1 Loans and/or Tranche 2 loans at the option of Sunlight.

The Secured Term Loan contains customary restrictive covenants for facilities of its type, which include, among other things, limitations on use of proceeds, dispositions, changes in business, management or business locations, change of control, mergers or acquisitions, indebtedness, liens, restricted payments, dividends or any other payments to equity, investments, transactions with affiliates, and capital expenditures, subject to certain customary baskets and exceptions. The Secured Term Loan also includes a financial covenant requiring minimum liquidity (unrestricted and unencumbered cash and cash equivalents held by Sunlight) in deposit accounts or securities accounts in an amount equal to or greater than $20 million, measured as of the end of each calendar month and requires that Sunlight maintain unrestricted cash in an aggregate amount of not less than (a) during the two-week period after the CRB Closing Date, $20 million, and (b) thereafter, the greater of (x) $20 million and (y) 75% of Sunlight’s cash, in accounts with CRB or its affiliates.

The Secured Term Loan also contains customary events of default that would permit the lenders to accelerate the loans, including, among other things, the failure to make timely payments when due under the Secured Term Loan or other material indebtedness as described in the Secured Term Loan, the failure to satisfy covenants contained in the Secured Term Loan, specified events of bankruptcy and insolvency, a material event of default under the Amended Loan Program Documents or any other agreement with CRB.

CRB Warrant

On the CRB Closing Date the Company entered into the Warrant Purchase Agreement (the “Purchase Agreement”) with CRB Group, Inc. (“Purchaser”), pursuant to which the Company issued to Purchaser a stock purchase warrant (the “Warrant”) exercisable for up to 25,944,541 shares (“Warrant Shares”) subject to certain adjustments, of Class A common stock, par value $0.0001 per share, of the Company (the “Common Stock”) at a per share price of $0.01, subject to certain adjustments and vesting as described below. On the CRB Closing Date, a portion of the Warrant vested and became exercisable with respect to 12,907,080 Warrant Shares. The remaining portion of the Warrant with respect to 13,037,461 Warrant Shares, subject to certain adjustments, will vest and become exercisable on April 27, 2024; provided, however, if the payment in full of the Secured Term is paid in full prior to such date or a Change of Control (as defined in the Secured Term Loan) occurs prior to such date, such number of Warrant Shares equal to the product of the following equation shall immediately vest and become exercisable and the remainder of the unvested Warrant Shares shall be forfeited and not be exercisable: (i) (A) the number of days that elapsed between the date hereof and the Acceleration Date (inclusive of the Acceleration Date) divided by (B) 366, multiplied by (ii) 13,037,461.

SVB Receivership and Facility

On March 10, 2023, SVB was closed by the California Department of Financial Protection and Innovation, and the Federal Deposit Insurance Corporation (the “FDIC”) was appointed as receiver of SVB. SVB is Sunlight’s primary bank and the sole lender for Sunlight’s revolving credit facility (Note 5). Most of Sunlight’s unrestricted cash as of March 10, 2023 was deposited with SVB ($64.0 million out of a total of $73.2 million). On March 12, 2023, the Department of the Treasury, Board of Governors of the Federal Reserve System and the Federal Deposit Insurance Corporation issued a joint statement noting that, among other things, the resolution of SVB would fully protect all depositors and that depositors would have full access to all of their money on deposit with SVB on Monday, March 13, 2023. While SVB’s receivership had a short-term impact on Sunlight’s business and its ability to make payments to its installer base, Sunlight resumed payments to installers within a few days.

Indirect Channel Loan Sale

On April 28, 2023, Sunlight arranged for the sale of Indirect Channel Loans totaling $296.0 million, reducing the quantity of Backbook Loans held by Sunlight’s Bank Partner.

ITEM 2. MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis provides information which management believes is relevant to an assessment and understanding of Sunlight Financial Holdings Inc.’s (the “Company,” “Sunlight,” “we,” “our” and “us”) consolidated results of operations and financial condition. The discussion should be read in conjunction with Sunlight’s consolidated financial statements and notes thereto included elsewhere in this Quarterly Report on Form 10-Q. This discussion contains forward-looking statements and involves numerous risks and uncertainties, including, but not limited to, those described under the heading “Risk Factors.” Actual results may differ materially from those contained in any forward-looking statements. Unless the context otherwise requires, references in this “Management’s Discussion and Analysis of Financial Condition and Results of Operations” to “Sunlight” is intended to mean the business and operations of Sunlight Financial Holdings Inc. and its consolidated subsidiaries.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS AND RISK FACTORS SUMMARY

This report contains certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, which statements involve substantial risks and uncertainties. Such forward-looking statements relate to, among other things, the operating performance of our investments, the stability of our earnings, our financing needs, and the size and attractiveness of market opportunities. Forward-looking statements are generally identifiable by the use of forward-looking terminology such as “may,” “will,” “should,” “potential,” “expect,” “endeavor,” “seek,” “anticipate,” “outlook,” “intend,” “estimate,” “overestimate,” “underestimate,” “believe,” “could,” “project,” “predict,” “continue” or other similar words or expressions. Forward-looking statements are based on certain assumptions; discuss future expectations; describe future plans and strategies; contain projections of results of operations, cash flows, or financial condition; or state other forward-looking information. Our ability to predict results or the actual outcome of future plans or strategies is inherently limited. Although we believe that the expectations reflected in such forward-looking statements are based on reasonable assumptions, our actual results and performance could differ materially from those set forth in the forward-looking statements. These forward-looking statements involve risks, uncertainties, and other factors that may cause our actual results in future periods to differ materially from forecasted results.

Our ability to implement our business strategy is subject to numerous risks, as more fully described under Item 1A. “Risk Factors” in this Quarterly Report on Form 10-Q. These risks include, among others:
•As of March 31, 2023 we were out of compliance with certain financial covenants in our existing credit facility and Bank Partner Agreements. While we have consummated the Transactions under the Commitment & Transaction Support Agreement with the Bank Partner to address our compliance issues under the Bank Partner Agreement and replace the existing credit facility, the Amended Bank Partner Agreements and our new credit facility with the Bank Partner, impose operating and financial restrictions on us. Our ability to manage our business in accordance with the terms of these new agreements is a key factor in achieving profitability.
•We have incurred a net loss and negative cash flows from operations for the year ended December 31, 2022. While we have consummated the Transactions contemplated by the Commitment & Transaction Support Agreement, these trends have continued into 2023 and will continue in the near term until we are able to fully benefit from the consummation of the Transactions.
•While we consummated the Transactions under the Commitment & Transaction Support Agreement with the Bank Partner, we will continue to work through the Backbook Loans and rapidly rising interest rate environment to stabilize our business and return to profitability. The Board continues to consider additional actions that are in the best interest of the Company and its shareholders. We cannot predict the impact that such strategic alternative might have on Sunlight’s operations or the prices of Sunlight’s securities.
•Our limited liquidity is materially and adversely affecting our business operations. While we have consummated the Transactions contemplated by the Commitment & Transaction Support Agreement we will continue to implement cost saving measures and the Board is continuing to review additional actions to maximize value for shareholders.
•While the Amended Bank Partner Agreements and Secured Term Loan with the Bank Partner address our short term liquidity concerns, we must carefully manage our liquidity to comply with the new agreements and achieve long-term stability.
•Non-compliance on the part of third parties with whom we conduct business disrupts our business and adversely affects our financial conditions and operating results.
•We do not currently have an interest rate risk hedging program or seek to hedge interest rate risks associated with our Bank Partner Agreements, and therefore are not protected against significant increases in interest rates.
•Worsening economic conditions from rising interest rates, a rising rate of inflation, or other potential causes of economic distress could raise Sunlight’s cost of capital and/or reduce or eliminate the willingness of Sunlight’s direct or indirect capital providers to continue funding loan volume at historical levels, thereby materially and adversely impacting Sunlight’s business, cash flows, financial condition and results of operations.
•The ongoing COVID-19 pandemic and other health epidemics and outbreaks, including the rise of variants of COVID-19, could adversely affect Sunlight’s business, results of operations and financial condition.
•While Sunlight has obtained amended terms under the Amended Bank Partner Agreements, if Sunlight is unable to facilitate the sale of loans held on its Bank Partner’s balance sheet to comply with the total loan cap and the Bank Partner is unwilling to further expand its loan capacity, Sunlight may be required to purchase all or a portion of these loans and/or may be unable to fund future Indirect Channel Loans.
•To the extent that Sunlight seeks to grow or strengthen its business and competitive position through future acquisitions, or other strategic investments, transactions or alliances, Sunlight may not be able to do so effectively.

•A material reduction in the retail price of electricity charged by electric utilities, other retail electricity providers or other energy sources as compared to potential savings for purchasing and using a solar system or an increase in pricing for purchasing and using a solar system above the cost of other energy sources could result in a lower demand for solar systems, which could have an adverse impact on Sunlight’s business, results of operations and financial condition.
•The reduction, modification or elimination of government incentives could cause our revenue to decline and harm our financial results.
•Existing regulations and policies and changes to these regulations and policies may present technical, regulatory, and economic barriers to the purchase and use of solar power products, which may significantly reduce demand for our loan products and services.
•The industries that Sunlight operates in are highly competitive and are likely to become more competitive. Additionally, if new entrants join these markets who have ready access to cheaper capital, competing successfully would become more difficult for Sunlight. Sunlight’s inability to compete successfully or maintain or improve Sunlight’s market share and margins could adversely affect its business.
•Disruptions in the operation of Sunlight’s computer systems and those of its critical third-party service providers and capital providers could have an adverse effect on Sunlight’s business.
•Sunlight’s growth is dependent on its contractor network and in turn the quality of the products and services they provide to their customers, and Sunlight’s failure to retain or replace existing contractors, to grow its contractor network or the number of Sunlight loans offered through its existing network, or increases in loan delinquencies due to any deficiencies in Sunlight’s contractor underwriting practices, could adversely impact Sunlight’s business.
•The current electrician shortage adversely impacts our business, financial condition, and results of operations.
•Sunlight’s capital advance program exposes it to potential losses in the event that a contractor fails to fully perform under its agreements with Sunlight or becomes insolvent prior to completion of the underlying installation or construction, which losses could have an adverse impact on Sunlight’s business, results of operations and financial condition.
•If contractors fail to fulfill their obligations to consumers or fail to comply with applicable law, Sunlight may incur remediation costs.
•Sunlight’s revenue is impacted, to a significant extent, by the general economy, including supply chain disruptions, and the financial performance of its capital providers and contractors.
•Our results of operations could be adversely affected by economic and political conditions globally and the effects of these conditions on our clients’ businesses and levels of business activity.
•Sunlight has never paid cash dividends on its capital stock, and does not anticipate paying dividends in the foreseeable future.
•Sunlight cannot guarantee that it will repurchase its common stock pursuant to Sunlight’s share repurchase program or that Sunlight’s share repurchase program will enhance long-term shareholder value. Share repurchases could also increase the volatility of the price of Sunlight’s common stock and could diminish Sunlight’s cash reserves.
•If assumptions or estimates Sunlight uses in preparing its financial statements are incorrect or are required to change, Sunlight’s reported results of operations, liquidity and financial condition may be adversely affected.

Business Overview

Sunlight is a business-to-business-to-consumer, technology-enabled point-of sale (“POS”) financing platform that provides residential solar and home improvement contractors the ability to offer seamless POS financing to their customers when purchasing residential solar systems or other home improvements. The resulting loans are funded by Sunlight’s capital providers. These loans are facilitated by Sunlight’s proprietary technology platform, Orange® (“Orange®” or the “Platform”), through which Sunlight offers instant credit decisions to homeowners nationwide at the POS on behalf of Sunlight’s various capital providers. Since Sunlight’s founding in 2014 through March 31, 2023, Sunlight has facilitated over $9.6 billion of loans through the Platform in partnership with its contractor relationships.

To date, Sunlight has facilitated loans to more than 230,651 homeowners. As of March 31, 2023, residential solar systems and energy-efficient home improvement products, facilitated through Sunlight financings since May 2016, have prevented the emission of an estimated 39.5 million metric tons of carbon dioxide into the atmosphere. Sunlight was certified as carbon neutral for its fiscal year ending December 31, 2021, and is in the process of performing the required review to obtain certification for its fiscal year 2022.

Sunlight’s core business is facilitating loans made by Sunlight’s capital providers to the consumer customers of residential solar contractors. Sales of Sunlight-facilitated loan products are made by contractors in the context of selling residential solar systems to consumers, allowing homeowners to go solar with no money down. While only approximately 20% of residential solar system sales were financed with solar loans in 2015, an estimated 72% of residential solar loan sales were financed with solar loans in 2023. As of March 31, 2023, the average FICO score of all solar borrowers financed through Sunlight’s Platform is 748.

Loan providers in the residential solar industry compete primarily on process (customer and contractor experience), pricing, and products. Orange® offers contractors robust tools to sell more solar systems and home improvements and homeowners a fast, fully-digital, and frictionless experience.

Sunlight’s Technology-Enabled POS Financing Platform and Loan Facilitation

Sunlight’s revenue is primarily from platform fees earned on each solar and home improvement loan facilitated through Orange®. The platform fee is generally equal to the margin between the contractor fee charged to the contractor by Sunlight for each loan facilitated through Orange® and the discount at which Sunlight’s capital provider either funds or purchases such loan (as described in more detail below). Sunlight does not earn material revenue from loans maintained on its balance sheet.

Relationships with Contractors

Sunlight’s network of residential solar system installers and other home improvement contractors, supported by a differentiated set of tools and services offered through Orange®, constitutes the distribution channel through which Sunlight builds funded loan volume and earns platform fees.

Relationships with Capital Providers

Sunlight’s business model is dependent on its ability to connect its capital providers, who wish to build a portfolio of residential solar system or other home improvement loans, to the homeowner customers of the contractors in Sunlight’s distribution network, who wish to finance the purchase of a residential solar system or other home improvements. Sunlight earns a platform fee on each solar and home improvement loan facilitated through Orange®. The platform fee is generally equal to the difference, or the margin, between (i) the dealer fee that Sunlight charges to contractors for access to Orange® and for making the various Sunlight-offered loan products available to such contractors and (ii) the capital provider discount charged by the capital provider either funding or purchasing the loan in the direct and indirect channels, respectively (as described below). Sunlight’s business is therefore heavily dependent upon the availability of capital on attractive economic terms.

Sunlight categorizes its capital providers as being either in Sunlight’s direct or indirect channel. Sunlight maintains both channels to provide diversification of funding sources, access to funding for different types of loan products and for other strategic purposes. The ability of Sunlight to allocate loans to various capital providers, as well as the availability of the two different funding channels, creates flexibility and allows Sunlight to respond to shifting market conditions.

Direct channel capital providers fund Sunlight-facilitated solar or home improvement loans one-by-one directly onto their balance sheet via Orange®. Sunlight’s direct channel capital providers are depository institutions with the power and authority to originate loans such as banks and credit unions. Generally, direct channel capital providers choose to service the loans they originate. Sunlight currently has approximately one direct capital provider.

In the indirect channel, Sunlight’s allocation engine directs that certain solar and home improvement loans be funded on the balance sheet of Sunlight’s intermediary bank partner, CRB, under the terms of loan agreements with the Bank Partner (the “Bank Partner Agreements”). These loans are aggregated, pooled and sold to indirect channel capital providers that cannot, or do not wish to, directly originate solar loans. The indirect channel capital provider relationship allows Sunlight to access a broader range of capital, which may include, among others, credit funds, insurance companies and pension funds. Indirect channel capital providers present a unique opportunity for Sunlight to access high quality and significant sources of funding that are diverse from traditional depository sources. Bank Partner is Sunlight’s only indirect channel provider.

Seasonality

The residential solar and home improvement markets are subject to seasonality primarily related to weather and other industry factors, which typically causes fluctuations in Sunlight’s operating results and can cause Sunlight’s future performance to be difficult to predict. Sunlight has experienced seasonal and quarterly fluctuations in the past and expects to experience such fluctuations in the future. Sunlight’s contractors generally experience higher sales in the second and third quarters of each year. Given the timeline between a solar system or home improvement sale and when a loan to finance such project is funded, this generally results in higher funded volumes for Sunlight, on a relative basis, in the third and fourth quarters of each year, however, Sunlight believes that the increasing impacts of climate change could make the seasonality in Sunlight’s business less predictable. Sunlight further believes that the seasonality in credit applications and funded volume that it experiences in its business is consistent with others that compete in the same markets.

Interest Rates

Sunlight’s business is significantly impacted by interest rates and the associated market for the sale of Indirect Channel Loans (as defined below). Interest rates rose rapidly during 2022, which impacted the pricing in the market for the sale of Indirect Channel Loans causing us to incur significant losses associated with the sale of Indirect Channel Loans because of the interest rate gap between the time the underlying Indirect Channel Loans were processed at a lower rate to a later time when Sunlight was able to monetize the Indirect Channel Loans after the interest rates increased. During the three months ended December 31, 2022, Sunlight recognized $22.7 million in negative platform fees in connection with indirect loan sales. While subject to significant uncertainty, Sunlight may incur negative platform fees between $45.0 million and $55.0 million in connection with a portfolio of funded but unsold loans the Bank Partner held at March 31, 2023, pursuant to loan agreements with the Bank Partner, a significant portion of which were credit approved prior to certain pricing actions that Sunlight took in the third and fourth quarters (such loans, “Backbook Loans”).

Strategic Investment Alternatives

Transactions with our Bank Partner

As previously announced on November 14, 2022, Sunlight, with the assistance of its advisors and under the supervision of an Independent Committee of the Board of Directors, began to review strategic alternatives and explore available options for Sunlight, including selling Sunlight, raising additional capital (equity or debt) to finance its operations, implementing cost saving measures to preserve cash or a restructuring of Sunlight through a privately negotiated transaction or a court process.

On April 2, 2023 Sunlight Financial LLC, Sunlight and the Bank Partner, entered the Commitment and Transaction Support Agreement (“Commitment & Transaction Support Agreement”) pursuant to which the parties agreed to undertake the transactions (“Transactions”) described in the Commitment & Transaction Support Agreement, including, amendments to the Bank Partner Agreements, entry into a new secured term loan facility with the Bank Partner, and issuance of equity warrants entitling the Bank Partner or its designees to purchase shares of Sunlight’s Class A common stock.

Effective April 25, 2023, Sunlight, Sunlight Financial LLC, and other subsidiary entities, as applicable, closed the Transactions contemplated by the Commitment & Transaction Support Agreement and entered into a Secured Term Loan, Amended Bank Partner Agreements, a Warrant Purchase Agreement with the Purchaser, an affiliate of the Bank Partner (the “Warrant Purchase Agreement”) and issued the Warrant to the Purchaser. See additional information and details regarding the Transactions in Item 7. Management’s Discussion and Analysis of Financial Condition and Results of

Operations - Recent Developments and Outlook. These transactions align with the goals of the strategic alternatives process. The Board continues to consider additional actions that are in the best interest of the Company and its shareholders.

Recent Developments and Outlook

Commitment & Transaction Support Agreement. As previously reported, on April 2, 2023 Sunlight Financial LLC, a wholly owned subsidiary of Sunlight, the Company and the Bank Partner, entered into a Commitment and Transaction Support Agreement (the “Commitment & Transaction Support Agreement”) pursuant to which the parties agreed to undertake the transactions contemplated under the Commitment & Transaction Support Agreement pursuant to definitive documents that remained subject to negotiation and completion (“Definitive Documents”). Effective April 25, 2023 (the “CRB Closing Date”), the parties and certain of their affiliates agreed to and executed the Definitive Documents and closed the transactions contemplated by the Commitment & Transaction Support Agreement as described below.

Amended CRB Agreements. The Amended CRB Agreements provide, among other things:

•a requirement that the Company establish a pricing and capital markets committee responsible for setting dealer discounts, interest rates, capital markets activity, policies relating to hedging, and other terms related to the Company’s loan products and executing any sales of loans held by CRB pursuant to the Amended CRB Agreements and to provide CRB with observer rights and a right to attend all meetings held by the committee, subject to exclusions where CRB is the loan purchaser;
•modifications to the procedures for submitting credit approvals;
•a modification to the cap on the total loans held by CRB at any time as provided below, measured on the last day of the calendar month, with a grace period election for loan sales executed during the seven (7) business days following the last day of a calendar month. The Company will be entitled to six (6) grace period elections in any twelve-month period:

Month(s) Ending	Bank Cap
April 30, 2023 and May 31, 2023	Waived
June 30, 2023 and July 31, 2023	$550 million
August 31, 2023, September 30, 2023, and October 31, 2023	$500 million
November 30, 2023 and each month thereafter	$400 million (plus the Additional Capacity, if any). Additional Capacity is the lesser of (i) the Cash Collateral Amount divided by 5% and (ii) $100 million.

•modifications to the Loan Purchase Trigger Date (as defined in the Amended Solar Loan Sale Agreement) related to each loan held on CRB’s balance sheet;
•a revised tiered fee structure and provision for certain fees accrued through June 30, 2023 to be payable in additional Tranche 1 Loans (as defined below);
•the Company will use best efforts to amend the Master Services Agreement dated January 13, 2020, between CRB, the Company, and Turnstile Capital Management, LLC (the “Servicer”) on or before July 1, 2023 to cause the Servicer to remit various cash payments associated with loans into an account held by CRB;
•effective on the CRB Closing Date and continuing until full repayment to CRB of all outstanding obligations, the Company will provide CRB with a pari passu first lien security interest in all assets of the Company as defined in the Secured Term Loan; and
•waiver by CRB of any defaults known by CRB to be existing under the CRB Agreements.

•Secured Term Loan with CRB. On the CRB Closing Date, Sunlight, as borrower, entered into a Loan and Security Agreement with CRB, and with SL Financial Holdings Inc., as guarantor (the “Secured Term Loan”). The Secured Term Loan consists of loan commitments for two tranches of loans providing for Tranche 1 Loans and Tranche 2 Loans (each as defined below). The Secured Term Loan, and all other obligations of Sunlight to CRB are secured by a first lien perfected security interest in all Sunlight’s assets. The Secured Term Loan matures on October 25, 2025 (the “Maturity Date”). The Secured Term Loan provides loan commitments under two sub- facilities. The $38.8 million Tranche 1 facility (the “Tranche 1 Loans”) will be used to repay all outstanding borrowings under the SVB Facility, pay fees and accrued interest due under the Loan Program Agreements and for general corporate purposes. The $49.8 million Tranche 2 facility (the “Tranche 2 Loans” and, collectively with the “Tranche 1 Loans” the “Facility Loans”) will be used for deferred loan sale proceeds and to pay fees and capitalized interest.

No scheduled principal payments are due until the first anniversary of the CRB Closing Date. Commencing with the first full month after the first anniversary of the CRB Closing Date, Sunlight is required to make equal monthly principal payments in an amount equal to 4% of the aggregate amount of the Facility Loans funded or deemed funded through the first anniversary of the CRB Closing Date. On the Maturity Date, all remaining unpaid amounts of principal and interest must be repaid in full.

An upfront fee equal to $2,658,000, payable upon the CRB Closing Date of the Secured Term Loan will be paid in kind and added to the outstanding amount the Facility Loans. An unused fee equal to 14% per annum of the difference between (a) the Maximum Covered Loan Sale Amount (as defined in the Secured Term Loan) minus any commitment reductions with respect to Tranche 2 Term Loans since the CRB Closing Date and (b) the aggregate principal amount of Tranche 2 Term Loans then outstanding will be payable monthly in kind and added to the outstanding amount of Tranche 2 Loans.

The aggregate principal outstanding amount of loans under the Secured Term Loan (including capitalized or accrued and unpaid interest and any fees, the upfront fee and the unused fee) shall not exceed $100 million. The Secured Term Loan is subject to mandatory prepayment under certain conditions, which prepayments may be allocated to Tranche 1 or Tranche 2 loans at the option of the Company and Sunlight. Additionally, the Company and Sunlight will be required to prepay the Secured Term Loan in full upon a liquidation, winding up, change of control, merger, sale of all or substantially all of the assets of Sunlight, or a transaction that results in the Company becoming privately held. Sunlight may, at its option, prepay the Secured Term Loans and/or permanently reduce and terminate unused loan commitments, in each case, in part or full at any time prior to the maturity date with no penalties; which prepayments and/or commitment reductions may be allocated to Tranche 1 Loans and/or Tranche 2 loans at the option of Sunlight.

The Secured Term Loan contains customary restrictive covenants for facilities of its type, which include, among other things, limitations on use of proceeds, dispositions, changes in business, management or business locations, change of control, mergers or acquisitions, indebtedness, liens, restricted payments, dividends or any other payments to equity, investments, transactions with affiliates, and capital expenditures, subject to certain customary baskets and exceptions. The Secured Term Loan also includes a financial covenant requiring minimum liquidity (unrestricted an unencumbered cash and cash equivalents held by Sunlight) in deposit accounts or securities accounts in an amount equal to or greater than $20 million, measured as of the end of each calendar month and requires that Sunlight maintain unrestricted cash in an aggregate amount of not less than (a) during the two-week period after the CRB Closing Date, $20 million, and (b) thereafter, the greater of (x) $20 million and (y) 75% of Sunlight’s cash, in accounts with CRB or its affiliates.

The Secured Term Loan also contains customary events of default that would permit the lenders to accelerate the loans, including, among other things, the failure to make timely payments when due under the Secured Term Loan or other material indebtedness as described in the Secured Term Loan, the failure to satisfy covenants contained in the Secured Term Loan, specified events of bankruptcy and insolvency, a material event of default under the Amended Loan Program Documents or any other agreement with CRB.

CRB Warrant. On the CRB Closing Date the Company entered into the Purchase Agreement with Purchaser, pursuant to which the Company issued to Purchaser the Warrant exercisable for up to 25,944,541 shares (“Warrant Shares”) subject to certain adjustments, of Class A common stock, par value $0.0001 per share, of the Company (the “Common Stock”) at a per share price of $0.01, subject to certain adjustments and vesting as described below. On the CRB Closing Date, a portion of the Warrant vested and became exercisable with respect to 12,907,080 Warrant Shares. The remaining portion of the Warrant with respect to 13,037,461 Warrant Shares, subject to certain adjustments, will vest and become exercisable on April 27, 2024; provided, however, if the payment in full of the Secured Term is paid in full prior to such date or a Change of Control (as defined in the Secured Term Loan) occurs prior to such date, such number of Warrant Shares equal to the product of the following equation shall immediately vest and become exercisable and the remainder of the unvested Warrant Shares shall be forfeited and not be exercisable: (i) (A) the number of days that elapsed between the date hereof and the Acceleration Date (inclusive of the Acceleration Date) divided by (B) 366, multiplied by (ii) 13,037,461.

Liquidity and Ability to Operate as a Going Concern. While we have consummated the Transactions under the Commitment & Transaction Support Agreement, without the benefit of the Transactions contemplated thereby, based on recurring losses from operations and negative cash flows from operations the for the year ended December 31, 2022, as well as cash and liquidity projections, there would have been substantial doubt about our ability to continue as a going concern for the next twelve months. Our consolidated financial statements have been prepared assuming we will continue as a going concern and do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets, or the amounts and classification of liabilities that may result if we do not continue as a going concern. You should not rely on our consolidated balance sheet as an indication of the amount of proceeds that would be available to satisfy claims of creditors, and potentially be available for distribution to shareholders, in the event of liquidation.

Revolving Credit Facility with SVB Debt Refinancing and Breach of Financial Covenants Waiver. The Loan and Security Agreement with SVB required Sunlight to maintain minimum liquidity, EBITDA and available takeout commitment levels on a quarterly basis. As a result of the platform fee losses in the fourth quarter of 2022, Sunlight did not meet the EBITDA requirement as of December 31, 2022 and March 31, 2023. Additionally, without the benefit of Transactions, breaches of other significant agreements, including the Bank Partner Agreements, could have triggered a cross default under the Loan and Security Agreement with SVB. In connection with the execution of the Secured Term Loan Sunlight repaid $3.6 million outstanding under the Loan and Security Agreement and terminated the agreement and all agreements related thereto. While the Amended Bank Partner Agreements and the Secured Term Loan address our compliance issues under the agreements outstanding at March 31, 2023, they impose financial and other restrictive covenants upon us. These financial and other restrictive covenants place certain limitations on our operations and impose financial compliance requirements on us. Our ability to manage our business in accordance with the terms of these new agreements is a key factor in achieving profitability.

Sales of Certain Funded Indirect Channel Loans with Bank Partner. The Bank Partner originates the Indirect Channel Loans on its balance sheet through Sunlight’s proprietary technology platform, Orange®, that the Bank Partner holds on its balance sheet until directed by the Company in the ordinary course of its business to sell them to investors, including credit funds, insurance companies and pension funds. While the Bank Partner is the owner of the loans, Sunlight retains economic exposure to them until they are sold. The Bank Partner currently holds, pursuant to the Bank Partner Agreements, the Backbook Loans. Sunlight sold a material portion of the Backbook Loans in December 2022 to comply with the Bank Partner Agreements and other similar agreements with capital providers resulting in negative platform fees of $22.3 million in the fourth quarter of 2022. As of March 31, 2023, the aggregate principal amount of loans held by the Bank Partner pursuant to the Bank Partner Agreements was $764.0 million. The Company expects to sell the remaining Backbook Loans in 2023 that, even in light of the Amended Bank Partner Agreements, could result in additional losses and negative platform fees between $45.0 million and $55.0 million.

Strategic Alternative Investment Partner(s). While the transactions with the Bank Partner align with the goals of the strategic alternatives process that we describe in Note 11, we will continue to work the Backbook Loans and rapidly rising interest rate environment to stabilize our business and return to profitability. The Board continues to consider additional actions that are in the best interest of the Company and its shareholders.

December Amendments to Bank Partner Agreements with the Bank Partner. In December 2022, Sunlight and its Bank Partner amended the Indirect Channel Loan Program for Solar and Home Improvement that govern the terms and conditions with respect to originating and servicing the Indirect Channel Loans. Sunlight shall continue to arrange for the sale of certain Indirect Channel Loans, or participations, to therein, to Indirect Channel Loan Purchasers. This contractual arrangement incorporates interest rate and credit risks related to the risk of default on Indirect Channel Loans held by its Bank Partner that results from a borrower’s inability or unwillingness to make contractually required payments. In connection with entering into the Bank Partner Amendment, the Bank Partner also agreed to an omnibus waiver of certain potential breaches and defaults under the Existing Bank Partner Agreements by Sunlight through April 2023, including any required compliance with any applicable loan cap under the Bank Partner Agreements (the “Bank Partner Waiver”).

Impact of Rapid and Significant Increase in Interest Rates. During 2022, interest rates have increased rapidly and significantly. The macro-economic impact of these significant interest rate increases had a material impact on Sunlight’s business, profitability and cash-flow in the near term. First, these rapid interest rate increases have resulted in a significant shift in reliance from Sunlight’s Direct Channels to its Indirect Channel, which is less profitable and creates additional risk of rising rates between the time that the underlying Indirect Channel Loan is processed at a lower interest rate to a later time when Sunlight is able to monetize Indirect Channel Loans after interest rates have increased. As a result, Sunlight incurred losses relating to its current portfolio of Indirect Channel Loans because of this interest rate gap. Losses associated with the sale of these loans are recorded by the Company as negative platform fees. In response to rapidly rising interest rates, Sunlight implemented several increases in dealer fees charged to contractors during the second half of 2022 and during the first quarter of 2023, as well as eliminated certain products that are difficult to finance in the current interest rate environment. Sunlight facilitated platform fee loans reflecting the dealer fee increases starting in the fourth quarter of 2022 and continued during 2023.

Executive Overview

Sunlight’s revenue is primarily attributable to platform fees earned by Sunlight for facilitating the origination of solar and home improvement loans by its capital providers.

The Three Months Ended March 31, 2023 Compared to the Three Months Ended March 31, 2022

•Sunlight facilitated the origination of $0.6 billion of loans for the three months ended March 31, 2023, representing an increase of 5.8% from $0.6 billion of loans during the three months ended March 31, 2022.
•Revenue was $20.5 million for the three months ended March 31, 2023, representing a decrease of 27.5% from $28.2 million for the three months ended March 31, 2022.
•Net loss was $34.8 million for the three months ended March 31, 2023, compared with $22.6 million for the three months ended March 31, 2022.
•Adjusted Net Loss was $17.2 million for the three months ended March 31, 2023, compared with Adjusted Net Income of $4.9 million for the three months ended March 31, 2022.
•Adjusted EBITDA was $(12.4) million for the three months ended March 31, 2023, compared with $7.8 million for the three months ended March 31, 2022.

Adjusted EBITDA

Information regarding use of Adjusted EBITDA, a non-GAAP measure, and a reconciliation of Adjusted EBITDA to Net Income, the most directly comparable GAAP measure, is included in “—Non-GAAP Financial Measures.” The following charts depict Adjusted EBITDA and other key performance measures for the three months ended March 31, 2023 and 2022, respectively (USD in thousands):

Key Performance Measures

Sunlight reviews several key performance measures, discussed below, to evaluate its business and results, measure performance, identify trends, formulate plans, and make strategic decisions. Sunlight believes that the presentation of such metrics is useful to its investors and counterparties because they are used to measure and model the performance of companies such as Sunlight using similar metrics.

The following table sets forth key performance measures for the three months ended March 31, 2023 and 2022, respectively (USD in thousands, except percentages):

	For the Three Months Ended March 31,		Percentage Change(b)
	2023	2022
Funded Loans(a)	$627,354	$592,831	5.8%
Direct Channel Funded Loans	239,633	428,204	(44.0)
Indirect Channel Funded Loans	387,721	164,627	135.5
Platform Fee Loans(b)	245,745	592,540	(58.5)
Direct Channel Platform Fee Loans	239,633	428,204	(44.0)
Indirect Channel Platform Fee Loans	6,112	164,336	(96.3)
Revenue	20,465	28,231	(27.5)
Net Income (Loss)	(34,809)	(22,606)	54.0
Adjusted Net Income (Loss)	(17,170)	4,877	n.m.
Adjusted EBITDA	(12,361)	7,809	n.m.
a.Sunlight facilitated home improvement loans of $91.6 million, and $76.3 million that were funded during the three months ended March 31, 2023 and 2022, respectively.
b.Sunlight facilitated home improvement platform fee loans of $32.1 million and $87.2 million that were funded during the three months ended March 31, 2023 and 2022, respectively.

Funded Loans. Sunlight refers to the aggregate principal balance of the loans facilitated through Orange®, and funded by Sunlight’s capital provider, during a given period, as “funded loans.” Direct channel capital providers fund Sunlight-facilitated solar or home improvement loans one-by-one directly onto their balance sheet via Orange®. Sunlight’s direct channel capital providers are depository institutions with the power and authority to originate loans such as banks and credit unions. In the indirect channel, Sunlight’s intermediary Bank Partner originates solar and home improvement loans, as directed by Sunlight’s allocation engine, on its balance sheet. These loans are aggregated, pooled, and sold to indirect channel capital providers that cannot, or do not wish to, directly originate solar or home improvement loans. The indirect channel capital provider relationship allows Sunlight to access a broader range of capital, which may include, among others, credit funds, insurance companies, and pension funds.

Platform Fee Loans. Indicates loans facilitated by Sunlight on which it earns platform fees in a given period (as described further under “Revenue” below).

Revenue. Sunlight earns revenue in two primary streams: platform fees earned on funded loans, as described above, and fees for loan portfolio management, servicing and administration services. For loans originated through Sunlight’s direct channel, Sunlight earns platform fees when the direct channel capital provider funds a particular loan and, for loans originated through Sunlight’s indirect channel, Sunlight earns platform fees when the indirect channel capital provider purchases a particular loan from Sunlight’s intermediary Bank Partner. Fees earned by Sunlight for loan portfolio management, servicing and administration services are paid to Sunlight by the capital providers for which such services are performed on a monthly basis or such other period as the parties agree.

The contracts under which Sunlight (a) arranges loans for the purchase and installation of home improvements other than residential solar energy systems until December 2022 and (b) earns income from the prepayment of certain of those Loans sold to an Indirect Channel Loan Purchaser are considered derivatives under GAAP. As such, Sunlight’s revenues exclude the platform fees that Sunlight earns in connection with these contracts. Instead, Sunlight records realized gains or losses on the derivatives within “Realized Gains (Losses) on Contract Derivatives, Net.”

Net Income (Loss). Net income (loss) is a financial measure used to measure Sunlight’s performance from period-to-period on a consistent basis.

Non-GAAP Financial Measures. Adjusted Net Income and Adjusted EBITDA are non-GAAP financial measures used by Sunlight’s management to evaluate operating performance, generate future operating plans, and make strategic decisions, including those relating to operating expenses and the allocation of internal resources. Please see “—Non-GAAP Financial Measures” for a further description of the calculation of Adjusted Net Income, Adjusted EBITDA, and reconciliations to net income.

Loan Characteristics

The following table sets forth the average characteristics of loans Sunlight facilitated during the three months ended March 31, 2023 and 2022, respectively (USD in thousands, except percentages):

Average Loan Characteristics	For the Three Months Ended March 31,
	2023	2022
Solar
Loan Term (in months)	262	244
Customer Interest Rate	3.3%	2.0%
Customer FICO Score	749	756
Loan Balance	$47	$44
Solar Maxx®
Loan Term (in months)	283	286
Customer Interest Rate	5.6%	6.3%
Customer FICO Score	634	633
Loan Balance	$39	$41
Home Improvement
Loan Term (in months)	122	114
Customer Interest Rate	10.0%	10.9%
Customer FICO Score	752	758
Loan Balance	$19	$17
Home Improvement Maxx®(a)
Loan Term (in months)	103	106
Customer Interest Rate	18.1%	18.6%
Customer FICO Score	633	626
Loan Balance	$11	$10
a.Home Improvement Maxx® loans represented less than 10.0% of loans facilitated by Sunlight during the three months ended March 31, 2023 and 2022, respectively.

Key Factors Affecting Operating Results

Sunlight’s future operating results and cash flows are dependent upon a number of opportunities, challenges, and other factors, including (a) growth in the number of loans funded to the customers of each contractor; (b) the availability of capital to fund the loan products offered by Sunlight and desired by the markets in which Sunlight participates and on economic terms favorable to Sunlight; (c) funded loan volume; (d) competition in the markets in which Sunlight operates; (e) the cost of traditional and other alternative sources of power to consumers and industry trends and general economic conditions; (f) growth in the number of contractors included in Sunlight’s network; and (g) concentration among Sunlight’s contractor partners and capital provider partners.

Number of Contractors and Number of Loans Funded for the Customers of Each Contractor

Sunlight’s expansive network of residential solar and other home improvement contractors, supported by a differentiated set of tools and services offered through Orange® and by Sunlight more generally, constitutes the distribution channel through which Sunlight builds funded loan volume and earns fee income.

Availability of Capital to Fund Loans; Funded Loan Volume

Sunlight’s business model is heavily dependent on connecting its capital providers, who wish to build a portfolio of residential solar or home improvement loans, to the homeowner customers of the contractors in Sunlight’s distribution network, who wish to finance the purchase of residential solar systems or other home improvements. Sunlight earns a platform fee on each solar and home improvement loan facilitated through Orange®. Sunlight’s ability to maintain or increase its funding capacity either by adding additional capital providers or by increasing the commitments of its existing capital providers to fund loans on terms desired by the solar and/or home improvement markets and on terms that are economically favorable to Sunlight is an important factor in Sunlight’s ability to increase funded loan volume, which is in turn a critical factor in Sunlight’s operating results.

Competition

Competition for Sunlight occurs at two levels: (a) competition to acquire and maintain contractor relationships; and (b) competition to acquire high quality capital to fund loans, in each case on economic terms favorable to Sunlight.

Competition to Acquire and Maintain Contractor Relationships

Competition to obtain and maintain contractor relationships is significant. Although Sunlight has negotiated first-look exclusivity arrangements with, and volume commitments from, certain contractors, the contractors in the residential solar market generally do not enter into exclusive relationships with residential solar loan providers and Sunlight’s agreements with its network of contractors generally do not provide for exclusive relationships. Contractors may offer loan products from Sunlight, as well as from Sunlight’s competitors, and generally select between loan providers based on pricing (i.e. the dealer fee or original issue discount charged to the contractor), consumer credit approval rates, variety of loan products to address shifting consumer demands and market conditions, ease of loan application and completion process (platform) and other services to facilitate the contractor’s business.

Sunlight believes that the following factors, among others, are key to Sunlight in acquiring and maintaining contractor relationships:
•Value proposition for contractors. Sunlight’s large array of loan products and flexibility in offering new and additional products stem from the depth, diversity and attractively-priced funding of Sunlight’s capital providers. Sunlight’s loan products allow contractors to capture additional purchase opportunities from consumers that do not want to or are not able to pay cash for solar system installation or do not want to lease a system from a third party and forego the benefits of ownership. Sunlight’s loan products and competitive contractor fees allow contractors to choose products that fit their business needs and the financing needs of their customers. The broad range of products offered by Sunlight improves the contractor’s chances of meeting its customers’ financing needs and completing a sale.
•Easy-to-use technology-enabled POS financing platform, instant credit decisioning. Orange® is easy to use and provides instant credit decisions for homeowners interested in financing the purchase of a residential solar system or home improvement. Access to prompt credit decisions and the ability to close financing transactions through an intuitive and easy process through the execution of loan agreements in one encounter with a potential customer provides significant additional sale opportunities for contractors. Orange® may be accessed via the Orange® web address, directly from certain contractor’s own website via a flexible application programming interface, or API, and via Sunlight’s mobile application. Besides instant credit decisioning, Orange® includes automated loan stipulation, secure document upload, e-sign capacity and other features that facilitate efficient loan transactions and provide contractors with the ability to grow their businesses.
•Additional features and services offered by Sunlight further support the growth of contractor businesses, attract new contractors to Sunlight’s network and build contractor loyalty. Sunlight prioritizes innovation in Orange® and services that support the businesses of its existing network of contractors, attract new contractors and build contractor loyalty. Examples of such innovations include Sunlight’s launch of Spanish-language loan products and Sunlight Rewards™. Sunlight believes that it has innovated more quickly than its competitors and offers contractors a greater array of valuable services that drive their determination to offer their customers Sunlight-offered loan products over those of Sunlight’s competitors and that Sunlight will continue to be able to innovate quickly to meet the needs of its contractor network.

Competition to Acquire Capital to Fund Loans

The residential solar system and home improvement loan markets are relatively fragmented. Facilitating the aggregation of loan volume from these markets is a highly competitive sector of these broader industries. Sunlight faces competition from a diverse landscape of consumer lenders, including traditional banks, credit unions, specialized residential solar system lenders, and lease providers. Sunlight’s competitors source capital from a mix of alternative sources, including depository capital and/or other alternatives that rely on the capital markets.

Sunlight has partnered with capital providers to fund the demand for Sunlight facilitated loans and ensure that it is able to offer an evolving and competitive mix of loan products to meet contractor and consumer demand. As capital providers experience decreased liquidity as a result of rising funding costs, they have and may in the future reduce or pause the loan volume they fund from Sunlight, and with respect to Sunlight’s Indirect Channel, if Sunlight is unable to facilitate the sale of loans held on its Bank Partner’s balance sheet, Sunlight may be required to purchase all or a portion of these loans and/or may be unable to fund future Indirect Channel Loans. Starting in July 2022, all but one direct capital provider has paused the loan volume they fund by Sunlight and one direct capital provider cancelled their program agreement.

Industry Trends and General Economic Conditions; Cost of Power

Sunlight’s results of operations will in the future continue to be impacted by the relative strength or weakness of the overall economy and its effect on unemployment, interest rates, consumer spending, and consumer demand for solar systems and home improvements. As general economic conditions change, direct channel capital provider capacity may be negatively impacted, and consumer spending levels and the willingness of consumers to take out loans to finance purchases may impact the Company’s volume flow. Specific economic factors such as interest rate levels, changes in monetary, fiscal and related policies, inflationary pressure, market volatility, consumer confidence, the impact of the COVID-19 pandemic, the Russian invasion of Ukraine, and, particularly, the unemployment rate also influence consumer spending and borrowing patterns.

Sunlight’s results of operations are also dependent upon continued growth in the residential solar market and the continued penetration of residential solar across the country. Growth in the solar market is attributable to several factors including, among others, savings available to consumers as compared with the cost of traditional sources of power or other forms of clean or alternative power and the opportunity to participate in the world-wide effort of reducing carbons in the atmosphere, or “going green.” The cost to homeowners to install solar is impacted by many factors, including the cost of materials, which is subject to inflationary pressure, the cost of labor, the availability of federal, state and local incentives, and, to the extent financed, prevailing interest rates.

Specifically, future results of operations may be impacted by the potential discontinuation or material reduction or other change in the federal solar investment tax credit (the “ITC”). In August 2022, the ITC was extended under the terms of the “Inflation Reduction Act of 2022”, which provides that until 2033 a qualifying homeowner will be allowed to deduct 30% of the cost of installing residential solar systems from their U.S. federal income taxes, thereby returning a material portion of the purchase price of the residential solar system to homeowners. Under the terms of the current extension, the ITC will remain at 30% through the end of 2032, reduce to 26% for 2033, reduce to 22% for 2034, and further reduce to 0.0% after the end of 2034 for residential solar systems, unless it is extended before that time. Although the ITC has been extended several times, there is no guarantee that the ITC will be extended beyond 2034.

Though the residential solar market has grown steadily over the last several years, Sunlight cannot guarantee that such growth will continue.

Concentration
Sunlight’s network of residential solar system and other home improvement contractors, supported by a differentiated set of tools and services offered through Orange®, constitutes the distribution channel through which the Sunlight-facilitated loans made available by Sunlight’s capital providers are sold to the consumer customers of such contractors. In the period from March 31, 2021 to March 31, 2022, the top ten contractors in Sunlight’s network were responsible for selling 46.1% of Sunlight’s funded loan volume, and in the period from March 31, 2022 to March 31, 2023 that percentage decreased to 39.1%. In both of these periods, only one contractor sold loans aggregating more than 10% of Sunlight’s revenue. That contractor was responsible for selling more than 13.4% and 12.7% of Sunlight’s funded loan volume in the period from March 31, 2021 to March 31, 2022 and in the period from March 31, 2022 to March 31, 2023, respectively. While the percentage of Sunlight’s funded loan volume sold by any contractor in Sunlight’s network varies from period to period, there is one contractor, ADT Sunpro f/k/a Marc Jones Construction, L.L.C., that sold 17.2% and 10.0% of Sunlight’s funded loan volume during the three months ended March 31, 2022 and 2023, respectively. In September 2022, one of Sunlight’s largest contractors became insolvent, primarily driven by solar installation challenges that led to the contractor’s liquidity issues, and as a result, the Company determined it would be unable to collect all advanced amounts owed and took a non-cash charge of $32.4 million on such advances.

Sunlight currently has one capital provider in its direct funding channel. The rapid interest rate increases that occurred during this year have resulted in limited capacity by direct capital providers and a significant shift in reliance from Sunlight’s Direct Channels to its Indirect Channel, which is less profitable and creates additional risk of rising rates between the time that the underlying Indirect Channel Loan is processed at a lower interest rate to a later time when Sunlight is able to monetize Indirect Channel Loans after interest rates have increased. As a result, Sunlight incurred losses relating to its current portfolio of Indirect Channel Loans. Sunlight's largest capital provider in the period from March 31, 2022 to March 31, 2023 has materially increased its commitment since the relationship began in 2015, however, volume flow from this capital provider and others is subject to fluctuating yield requirements that may be impacted by changes in funding costs. The significant portion of funded loan volume attributable to this capital provider results in concentration risk. This capital provider funded 25.1% and 6.1% of Sunlight’s funded loans during the period from March 31, 2021 to March 31, 2022 and during the period from March 31, 2022 to March 31, 2023, respectively. Sunlight cannot guarantee that this capital provider will continue to fund loans facilitated by Sunlight in the same volume or at all beyond its current contractual commitment. This capital provider may reduce the volume commitment in whole or in part upon no less than 90 days’ prior written notice and/or may reduce or pause volume based on yield requirements.

As of March 31, 2023, the remaining unpaid principal amount of loans held by Bank Partner is $764.3 million. If Sunlight is unable to facilitate the sale of loans held on such capital provider’s balance sheet, and such capital provider is unwilling to expand its loan capacity, Sunlight may be required to purchase all or a portion of these loans and/or may be unable to fund future Indirect Channel Loans. While the rapid rise in interest rates may impact the Company’s indirect channel margins, Sunlight has enacted significant price increases and eliminated certain products to offset such impacts. Sunlight added new capital providers in 2021 and 2022 to reduce its capital provider concentration risk and will continue to do so selectively. Further, Sunlight is in continuous discussions with multiple capital providers on an ongoing basis, although Sunlight cannot guarantee that it would be able to replace a capital provider at all or on equivalent or favorable terms. This, and any reduction in loan volume due to fluctuating yield requirements could negatively impact Sunlight’s funded loan volume and amount of platform fees that Sunlight earns, and therefore could impact revenue.

Basis of Presentation

Sunlight conducts business through one operating segment, and Sunlight operates in one geographic region, the United States. See Notes 1 and 2 of the accompanying consolidated financial statements of Sunlight for more information.

Components of Results of Operations

Revenues

Revenue. Sunlight earns revenue in two primary streams: platform fees earned on each loan facilitated via Orange® and fees earned for loan portfolio management, servicing and administration services.

Platform fees. Platform fee revenue for each loan facilitated via Orange® is generally the difference between the contractor fee that Sunlight charges to the contractors in its network for access to Orange® and the ability to offer financing options to their customers and the capital provider discount charged to Sunlight (cost of capital to Sunlight) for such loan. The platform fee percentage is equal to the dollar amount of such fee divided by the principal balance at origination of such loan. Platform fees are generally earned by Sunlight in the direct channel when the direct channel capital provider funds a particular loan and in the indirect channel when an indirect channel capital provider purchases a particular loan from Sunlight’s intermediary Bank Partner.

Prior to December 2022, the contract between Sunlight and its intermediary Bank Partner for home improvement loans was considered a derivative for GAAP purposes, whereas the contract between Sunlight and its intermediary Bank Partner for solar loans was not. For indirect channel home improvement loans, prior to December 2022, Sunlight recorded a “realized gain (loss) on contract derivative (net)” in lieu of a platform fee generally when the loans were purchased by Sunlight’s indirect capital provider from Sunlight’s Bank Partner, and Sunlight was paid. As such, Sunlight excluded from its revenue any platform fee associated with an indirect channel home improvement loan under Sunlight’s related home improvement agreement. Upon amendment of the contract in December 2022, that contract was no longer considered a derivative for GAAP purposes.

Loan portfolio management, servicing and administration revenue. Sunlight also earns revenue from fees charged by Sunlight for providing loan portfolio management, servicing, and administration services for certain of its capital providers. These services include the reporting of loan performance information, administration of servicing performed by third parties, and addressing customer concerns or complaints through Sunlight’s call center on behalf of the relevant capital provider.

Costs and Expenses

Cost of revenues. Sunlight’s cost of revenues includes the aggregate costs that Sunlight incurs to satisfy its obligations in facilitating the origination of a loan. The cost of revenues includes variable consideration that Sunlight pays for its platform fees which do not otherwise meet the criteria necessary for netting against gross revenues, including items such as credit bureau fees, the cost to check homeowners’ title in connection with the homeowner credit underwriting, the cost of certain sales incentives, amounts Sunlight pays to its Bank Partner to facilitate the sale of Indirect Channel Loans, and certain information technology costs directly associated with loan origination activities, among others.

Compensation and benefits. Compensation and benefits expenses represent costs related to our employees, such as salaries, bonuses, benefits, and equity-based compensation expenses. Also included are any recruiting costs incurred by

Sunlight in attracting talent and professional and consulting fees related to certain services that Sunlight outsources to third parties.

Selling, general, and administrative. Selling, general, and administrative expenses include legal, audit and other professional services fees, travel and entertainment expenses, and insurance premiums as incurred. Sunlight recognizes expenses associated with co-marketing agreements when earned by the counterparty.

Property and technology. Property and technology expenses comprise rent, information technology services to support the Orange® infrastructure and operation, as well as other Sunlight technology requirements, and noncapitalizable costs to internally develop software as incurred.

Depreciation and amortization. Depreciation and amortization expenses relate primarily to the amortization of definite-lived intangible assets acquired in the Business Combination that include contractor and capital provider relationships, developed technology, and trademarks/ tradenames. Other amortization includes internally developed software to support Orange® or otherwise developed by or on behalf of Sunlight after the Business Combination and leasehold improvements. Depreciation expense includes the depreciation of computer hardware as well as furniture, fixtures, and equipment.

Goodwill Impairment. To the extent Sunlight determines the carrying value of its goodwill resulting from the Business Combination exceeds its implied fair value, Sunlight recognizes an impairment loss for that difference on the date of such determination.

Provision for losses. Provision for losses relate primarily to certain receivables that are held-for-investment by Sunlight that are not performing or Sunlight estimates will not perform based upon historical experience. The term relates to Sunlight’s advances program, its prefunding program, and to certain solar and home improvement loans and loan participations that Sunlight purchased from Sunlight’s capital providers pursuant to the terms of its contract with those capital providers.

Other Income (Expense), Net

Interest income. Sunlight recognizes income on certain receivables that are held-for-investment by Sunlight, including certain solar or home improvement loans, or participations in solar loans, held on Sunlight’s balance sheet, in each case to the extent such receivables are performing. In addition to loans and loan participations, Sunlight recognizes interest income on a specified proportion of the contractual interest and original issue discount on Indirect Channel Loans held by Sunlight’s Bank Partner. Sunlight accrues interest income based on the unpaid principal balance and contractual terms of such receivables, and recognizes income related to the discounts associated with such receivables as a yield adjustment using the interest method, or on a straight-line basis when it approximates the interest method, over the loan term.

Interest expense. Interest expenses represent interest payable by Sunlight on its borrowings under its Loan and Security Agreement (as defined below).

Change in fair value of warrant liabilities. The change in fair value of warrant liabilities relates to certain warrants issued by Sunlight to certain third parties to purchase Sunlight’s Class A common stock. Such warrants are marked to market periodically and any change in value is reflected in this line item.

Change in fair value of, and realized gains (losses) on, contract derivatives, net. The arrangements with Sunlight’s intermediary Bank Partner to originate indirect channel home improvement loans (until December 2022) and with an indirect loan purchaser to purchase such loans were considered derivatives under GAAP. As such, Sunlight’s revenues excluded the platform fees that Sunlight earns from the sale of home improvement loans from the Bank Partner’s balance sheet. Instead, Sunlight records derivatives that are marked to market on a quarterly basis, with realized gains or losses recognized on the derivatives on the sale of the loan from the Bank Partner to an indirect channel capital provider and accounting for the impact of any changes to the applicable interest rates on the amounts payable to the Bank Partner in connection with any such sale.

Other realized losses, net. Other realized losses primarily relate to losses Sunlight incurred in connection with certain Indirect Channel Loans.

Other income (expense). Other income or expense primarily relate to the changes in a liability for certain guarantees of performance provided by Sunlight to Sunlight’s Bank Partner relating to the loans held on the balance sheet of Sunlight’s

Bank Partner and certain other guarantees of performance made by Sunlight to certain of its capital providers and third party loan purchasers with respect to specified loans.

Income tax benefit (expense). The income taxes Sunlight incurs on the taxable income, or income tax benefit in periods of taxable loss, not allocable to noncontrolling interests in Sunlight Financial LLC.

Noncontrolling interests in income (loss) of consolidated subsidiaries. The net income (loss) of Sunlight’s consolidated subsidiaries allocable to third parties and to which Sunlight is not entitled.

Results of Operations

This section includes a summary of our results of operations, followed by detailed comparisons of our results for the three months ended March 31, 2023 and 2022, respectively (USD in thousands, except percentages):

	For the Three Months Ended March 31,		Increase (Decrease)
	2023	2022	$	%
Revenue	$20,465	$28,231	$(7,766)	(27.5)%
Costs and Expenses
Cost of revenues (exclusive of items shown separately below)	18,301	5,229	13,072	250.0
Compensation and benefits	14,146	13,125	1,021	7.8
Selling, general, and administrative	12,500	6,472	6,028	93.1
Property and technology	1,992	1,928	64	3.3
Depreciation and amortization	8,521	22,447	(13,926)	(62.0)
Provision for losses	2,169	638	1,531	240.0
	57,629	49,839	7,790	15.6
Operating loss	(37,164)	(21,608)	(15,556)	72.0
Other Income (Expense), Net
Interest income	5,972	84	5,888	7,009.5
Interest expense	(379)	(260)	(119)	45.8
Change in fair value of warrant liabilities	3,366	(4,884)	8,250	n.m.
Change in fair value of contract derivatives, net	(156)	(227)	71	(31.3)
Realized gains on contract derivatives, net	123	1,909	(1,786)	(93.6)
Other realized losses, net	(128)	(197)	69	(35.0)
Other income (expense)	(6,426)	176	(6,602)	n.m.
	2,372	(3,399)	5,771	n.m.
Net Income (Loss) Before Income Taxes	(34,792)	(25,007)	(9,785)	39.1
Income tax benefit (expense)	(17)	2,401	(2,418)	n.m.
Net Loss	(34,809)	(22,606)	(12,203)	54.0
Noncontrolling interests in loss of consolidated subsidiaries	11,862	8,632	3,230	37.4
Net Income (Loss) Attributable to Class A Shareholders	$(22,947)	$(13,974)	$(8,973)	64.2

The Three Months Ended March 31, 2023 Compared to the Three Months Ended March 31, 2022

Revenue

The following table provides the components of Sunlight’s revenue for the three months ended March 31, 2023 and 2022, respectively (USD in thousands, except percentages):

	For the Three Months Ended March 31,		Increase (Decrease)
	2023	2022	$	%
Direct Channel Platform Fees, net	$17,006	$22,698	$(5,692)	(25.1)%
Indirect Channel Platform Fees, net	903	3,456	(2,553)	(73.9)
Other revenues	2,556	2,077	479	23.1
Total	$20,465	$28,231	$(7,766)	(27.5)

Revenue decreased by $7.8 million or 27.5% for the three months ended March 31, 2023 as compared to the three months ended March 31, 2022, primarily due to the rapid interest rate increases that occurred in 2022 and a significant increase in reliance on Sunlight’s Indirect Channel impacted by Backbook Loans subject to additional risk of rising interest rates between the time that the underlying Indirect Channel Loan is credit approved and when Sunlight is able to monetize Indirect Channel Loans through third party loan sales. For the three months ended March 31, 2023, the limited activity for the sale of these loans resulted in a significant decline of 73.9% in platform fee loans associated with the Indirect Channel. Sunlight’s revenue excludes amounts earned through its facilitation of Indirect Channel home improvement loan originations, which Sunlight presents as realized gains or losses on contract derivatives, until December 2022 when the derivative was terminated.

Funded loans increased by $34.5 million or 5.8% for the three months ended March 31, 2023 as compared to the three months ended March 31, 2022 due to the growth in the residential solar and home improvement market and the increase in the number of contractors in Sunlight’s contractor network. The total number of contractors in Sunlight’s network increased from 1,589 at March 31, 2022 to 2,070 at March 31, 2023. The number of solar contractors in the network increased from 764 at March 31, 2022 to 891 at March 31, 2023, an increase of 16.6%. The number of home improvement contractors in the network increased from 825 at March 31, 2022 to 1,179 at March 31, 2023, an increase of 42.9%.

The average platform fee percentage earned on loans funded by direct channel capital providers or purchased by indirect channel capital providers increased 2.1% from the three months ended March 31, 2023 to the three months ended March 31, 2022. The platform fee percentage earned by Sunlight is dependent on several factors, including (i) the contractor fees charged by Sunlight to contractors (which is impacted by competitive pressure that varies from period to period, by loan product based on consumer preferences, and by the mix of contractors in a particular period as certain contractors may generally have higher or lower contractor fees than others), (ii) the capital provider discounts charged to Sunlight by Sunlight’s capital providers (which fluctuate based on, among other things, market conditions impacting cost of capital, opportunities in other asset classes, and the mix of capital providers funding or purchasing loans in a particular period as certain capital providers may generally have higher or lower capital provider discounts than others), (iii) the mix of Sunlight loan products funded in a particular period (as certain products in that period, for reasons relating to competitive pressure for certain loan products or otherwise, may generally carry a higher or lower capital provider discount or contractor fee, than others) and (iv) other factors. Sunlight earns revenues from platform fees, which are determined by the margin between capital provider discounts charged to Sunlight and contractor fees charged by Sunlight to the contractors that sell the Sunlight facilitated loan products. Both components in the calculation of platform fees are influenced by a variety of factors, including but not limited to those described above. For example, capital providers wishing to obtain greater volume may reduce capital provider discounts charged across all products to make funding with this capital provider an attractive option to Sunlight. Similarly, competitive pressures or volume discounts negotiated with given contractors may reduce the contractor fees that Sunlight charges to such contractors on certain loan products or across loan products.

Sunlight believes that the difference in average platform fee percentage from March 31, 2022 to March 31, 2023 is primarily attributable to competition in the market with regard to contractor fees, the mix of Sunlight loan products funded in the two periods, Sunlight’s allocation of funded volume to its Bank Partner and Indirect Channel Loan Purchasers, and an increase in capital provider discounts charged to Sunlight by capital providers. Sunlight’s indirect channel capital providers are generally more reactive than direct channel capital providers to market uncertainty and interest rate market volatility. Unlike Sunlight’s Direct Channel capital providers, Sunlight’s Indirect Channel capital providers are generally not depository institutions and therefore their own cost of capital is subject to market uncertainty. Consequently, the capital provider discounts charged to Sunlight by such Indirect Channel capital providers are also likely to be more reactive. Deposits, which are generally used by Sunlight’s Direct Channel capital providers to fund loans, are generally more stable, less reactive to market variance and the least expensive cost of capital. The following table presents averages weighted by original loan balance of capital provider discounts, contractor fees, and platform fees.

	For the Three Months Ended March 31,		Change in Average
	2023	2022
Solar Total - Capital Provider Discount	13.3%	16.3%	(3.0)%
Solar Total - Contractor Fee	20.5	21.4	(0.9)
Solar Total - Platform Fee	7.2	5.1	2.1

Solar Direct Channel - Capital Provider Discount	13.3	15.1	(1.8)
Solar Direct Channel - Contractor Fee	20.5	20.4	0.1
Solar Direct Channel - Platform Fee	7.2	5.3	1.9

Solar Indirect Channel - Capital Provider Discount	n.a.	22.4	n.a.
Solar Indirect Channel - Contractor Fee	n.a.	26.4	n.a.
Solar Indirect Channel - Platform Fee	n.a.	4.0	n.a.

Costs and Expenses

Cost of revenues increased by $13.1 million or 250.0% for the three months ended March 31, 2023 as compared to the three months ended March 31, 2022. The $13.1 million increase in cost of revenues primarily consists of $13.5 million of costs incurred in connection with funded loan volume associated with the amended Bank Partner loan amendments and a $0.6 million increase in consumer credit underwriting costs partially offset by $0.6 million decrease in broker fees paid to financial institutions for arranging certain loan origination or purchase arrangements with capital providers and a $0.4 million decrease in rewards earned by salespeople under the Sunlight Rewards™ program. The broker fees are calculated as a percentage of the funded loan volume originating from an applicable loan origination or purchase arrangement with a capital provider. Sunlight’s obligation to pay these broker fees generally terminates between three and five years after the date that the initial loan is originated or purchased pursuant to an arrangement facilitated by the broker. Excluding the costs incurred in connection with funded loan volume associated with the amended Bank Partner loan agreements, cost of revenues decreased by $0.4 million or 11% for the three months ended March 31, 2023 as compared to the three months ended March 31, 2022.

Compensation and benefits expense increased by $1.0 million, or 7.8% for the three months ended March 31, 2023 as compared to the three months ended March 31, 2022. The $1.0 million increase primarily consists of $0.5 million costs - associated with full time employees and related benefits, $0.5 million related to retention bonuses, $0.3 million in severance partially offset by a $0.3 million decline in stock-based compensation expense. Full-time employees declined from 210 at March 31, 2022 to 190 at March 31, 2023 driven by a reduction in workforce action announced at the end of the quarter.

Selling, general, and administrative expense increased by $6.0 million, or 93.1% for the three months ended March 31, 2023 as compared to the three months ended March 31, 2022. Of the $6.0 million increase, Sunlight incurred transaction related costs associated with its strategic alternative process of $5.6 million and an increase in legal expenses by $1.0 million, and other miscellaneous expenses by $0.1 million, partially offset by a $0.7 million decrease in audit and accounting fees.

Property and technology expense remained flat for the three months ended March 31, 2023 as compared to the three months ended March 31, 2022, and is primarily comprised of rent and additional licensing fees charged by certain of Sunlight’s third-party service providers that support the infrastructure and operation of Orange® associated with the growth in Sunlight’s network of contractors.

Depreciation and amortization expense decreased by $13.9 million, or 62.0% for the three months ended March 31, 2023 as compared to the three months ended March 31, 2022 primarily due to the full amortization of capital provider relationships acquired in the Business Combination during the second quarter of 2022.

Provision for loss expense increased by $1.5 million for the three months ended March 31, 2023 when compared to the three months ended March 31, 2022 primarily due to impairment charges arising from Indirect Channel Loans guaranteed, and acquired, by Sunlight.

Operating margin significantly decreased from the three months ended March 31, 2022 to the three months ended March 31, 2023, primarily related to costs incurred in connection with funded loan volume associated with the amended Bank Partner loan agreements, transaction related costs associated with the strategic alternative process, provisions for losses, and reduced platform fee revenues. Generally, operating margin benefits from the fixed nature of a material level of Sunlight expense and revenue generally growing materially faster than operating expenses when excluding equity-based compensation expense, provision for losses, the amortization effects of identified intangible assets and goodwill impairment.

Other Income (Expense), Net

Total other income increased $5.8 million for the three months ended March 31, 2023 when compared to the three months ended March 31, 2022, primarily resulting from a $8.3 million decrease in the fair value of public and private warrant liabilities and a $5.9 million increase in interest income retained from loan held by Sunlight’s Bank Partner, partially offset by a $6.6 million decrease in the fair value of guarantees and a $1.8 million decrease in realized gains on contract derivatives, which primarily represented gains or losses from Sunlight’s facilitation of home improvement loan sales until December 2022.

Income Tax Benefit

During the three months ended March 31, 2022, the $2.4 income tax benefit reflected an effective tax rate of 9.6%. During the three months ended March 31, 2023, the $0.0 million income tax benefit reflects an effective tax rate of 0.0%, primarily driven by permanent adjustments for noncontrolling interest in subsidiaries of $7.0 million and changes in valuation allowance of $6.1 million.

Noncontrolling Interests in Consolidated Subsidiaries

During the three months ended March 31, 2023 and 2022, loss of consolidated subsidiaries allocated to noncontrolling interests represents $34.5 million and $24.6 million of Sunlight Financial LLC consolidated net loss and weighted-average noncontrolling interests of 34.6% and 35.1%, respectively. The weighted-average ownership of the noncontrolling interests changes as a result of vested Class EX units as well as the exchange of Class EX units of Sunlight Financial LLC, along with a corresponding number of Class C shares of the Company, for a corresponding number of Class A shares of the Company.

Liquidity and Capital Resources

See “Recent Developments and Outlook” at the beginning of this Item.

As of March 31, 2023, Sunlight held $75.5 million of unrestricted cash on hand, which includes $29.4 million of funding commitments and $14.4 million of other cash held for the benefit of third parties, and had drawn $7.7 million available to it under its $30.0 million credit facility, which matured in April 2023.

Going Concern

As of March 31, 2023 and through the date of these consolidated financial statements are issued, Sunlight evaluated whether there are certain conditions and events, considered in the aggregate, that raised substantial doubt about its ability to continue as a going concern within one year after the date that these unaudited condensed consolidated financial statements are issued.

SVB was the sole lender under Sunlight’s revolving credit facility that was due to mature on April 26, 2023 (outstanding amount as of March 31, 2023 was $7.7 million). Prior to the SVB receivership, Sunlight was in negotiations with SVB to extend the maturity date and to address Sunlight’s noncompliance with certain terms of the revolving credit facility. Prior to the issuance of Sunlight’s financial statements as of and for the three months ended March 31, 2023, these negotiations and the ability of Sunlight to amend and extend (or to replace) this revolving credit facility were uncertain, which could have had a material impact on Sunlight’s liquidity, cash and ability to attract new capital if not resolved on a timely basis.

Additionally, Sunlight’s Bank Partner holds Indirect Channel Loans on its balance sheet until directed by Sunlight in the ordinary course of its business to sell them to investors, including credit funds, insurance companies, and pension funds. While Sunlight’s Bank Partner is the owner of the loans, Sunlight retains economic exposure to them until they are sold. Sunlight profits when the price that investors pay for the Indirect Channel Loans exceeds the Bank Partner’s cost basis in the loans and incurs a loss when the price that investors pay for the Indirect Channel Loans is less than the Bank

Partner’s cost basis in the loans. The Bank Partner Agreements capped the total amount of Indirect Channel Loans held by the Bank Partner at $450.0 million. Furthermore, the Indirect Channel Loans held by Sunlight’s Bank Partner included the Backbook Loans. Despite the completion of the previously disclosed loan sale in December 2022, Sunlight was not in compliance with certain provisions of the Bank Partner Agreements, including the total loan cap. Sunlight expected that additional sales of Backbook Loans would result in a loss for certain of the Backbook Loans. Sunlight continued to pursue strategic alternatives as previously announced, which resulted in entry in to the Commitment & Transaction Support Agreement with the Bank Partner on April 2, 2023. Effective April 25, 2023, we consummated the Transactions contemplated under the Commitment & Transaction Support Agreement and Sunlight entered into, among other things, the Amended Bank Partner Agreements and the Secured Term Loan.

Based on pricing actions that Sunlight took in the third and fourth quarters of 2022 and entry into the Amended Bank Partner Agreements and the Secured Term Loan as of the issuance date of the unaudited condensed consolidated financial statements for the three months ended March 31, 2023, Sunlight has concluded that its cash and cash equivalents will be reasonably sufficient to fund its operating expenses, capital expenditure requirements, and debt service payments through at least twelve months from the date that these consolidated financial statements were issued.

Share Repurchase Program

On May 16, 2022, Sunlight’s Board of Directors authorized a share repurchase program pursuant to which Sunlight may repurchase up to $50.0 million of Sunlight’s Class A common stock over an eighteen-month period from the date of authorization. Sunlight intends to fund the share repurchases through a combination of cash on hand and future cash flow from operations. Under the share repurchase program, Sunlight may purchase common stock in open market transactions, block, or privately-negotiated transactions, and may from time to time purchase shares pursuant to a trading plan in accordance with Rule 10b5-1 and Rule 10b-18 under the Exchange Act or by any combination of such methods, in each case subject to compliance with all SEC rules and other legal requirements. The number of shares to be purchased and the timing of the purchases are based on a variety of factors, including, but not limited to, the level of cash balances, debt covenant restrictions, general business conditions, the market price of Sunlight’s stock, self-imposed trading blackout periods, and the availability of alternative investment opportunities. There is no minimum number of shares required to be repurchased under the share repurchase program, and the share repurchase program may be suspended or discontinued at any time. In September 2022, Sunlight suspended share repurchases under the program to preserve liquidity in the current environment but may resume repurchases in the future.

Loan and Security Agreement

On April 26, 2021, Sunlight entered into a Loan and Security Agreement, as amended (the “Loan and Security Agreement”) with SVB. The Loan and Security Agreement, which replaced Sunlight’s prior $15.0 million credit facility, has a borrowing capacity of up to $30.0 million and matured on April 26, 2023. To secure the payment and performance of Sunlight’s obligations under the Loan and Security Agreement, Sunlight granted a continuing security interest in certain collateral, which generally includes all of Sunlight’s assets, whether currently owned or thereafter acquired, and all proceeds and products thereof. Borrowings under the Loan and Security Agreement accrue interest at a rate equal to the greater of (a) 5.0% and (b) the prime rate plus 1.75% per annum. The Loan and Security Agreement contains certain financial covenants, including maintenance of (a) Liquidity (as defined therein) at all times in an amount equal to or greater than the greater of (i) 35% of all outstanding principal amounts of any advances under the revolving credit line and (ii) $10.0 million; (b) at all times Available Takeout Commitment Amount (as defined therein) in an amount equal to or greater than $200.0 million; and (c) EBITDA (as defined therein) of at least $5.0 million for the six-month period ending on the last day of each quarter (the “EBITDA Covenant”). The Loan and Security Agreement contains customary events of default. SVB can elect to accelerate the maturity of the loans and/or terminate the commitments under the Loan and Security Agreement upon the occurrence and during the continuation of an event of default, and Sunlight can be required to repay all amounts outstanding under the Loan and Security Agreement. As a result of the platform fee losses in the fourth quarter of 2022, Sunlight did not meet the EBITDA requirement as of December 31, 2022 and March 31, 2023. Due to this covenant breach, SVB was contractually entitled to request immediate repayment of the outstanding debt obligation. Sunlight had borrowed approximately $20.6 million under the Loan and Security Agreement. In addition, the unprecedented speed and magnitude of interest rate increases since the second quarter of fiscal year 2022 have reduced Sunlight’s Direct Channel capital provider capacity, increased reliance on the Indirect Channel and affected Sunlight’s ability to profitably monetize Indirect Channel Loans originated at lower interest rates. As a result, Sunlight has experienced and is expected to continue to experience losses in the near term, until the significant pricing increases implemented over the past several months take effect, which is expected to negatively impact Sunlight’s future financial covenant compliance. Prior to the SVB receivership, Sunlight was in negotiations with SVB to extend the maturity date and to address Sunlight’s noncompliance with certain terms of the revolving credit facility. Sunlight continued to pursue strategic alternatives as previously announced, which resulted in entry into the Commitment & Transaction Support Agreement with the Bank Partner on April 2, 2023 pursuant to which Sunlight entered into a Secured Term Loan with the Bank Partner. Effective April 25, 2023, we consummated the Transactions contemplated under the Commitment and Transaction Support Agreement and Sunlight entered into, among other things, the Secured Term Loan with the Bank Partner, a portion of which was used to repay the outstanding balance of the existing credit facility with SVB and terminate that credit facility.

Material Cash Requirements

Sunlight’s cash requirements relate primarily to investing in continued innovations in Orange® paying Sunlight’s operating expenses, repayment of borrowings (and interest thereon), outstanding commitments and guarantees (including Sunlight’s purchase of loans pursuant to the terms of certain of its capital provider agreements and loan participations), other operating expenses, income taxes, and tax distributions to noncontrolling interests. Sunlight may be required to purchase loans from its Bank Partner after an agreed period of time if Sunlight has not arranged the sale of such loans. To date, Sunlight has not been required to purchase loans from its Bank Partner due to an inability to sell such loans to an indirect channel capital provider. Additionally, Sunlight assumes the risk of compliance errors and the risk of borrower or contractor fraud in the origination of the loans, as well as borrower defaults in certain cases, and as such, Sunlight is obligated to purchase the applicable loan from its Bank Partner and certain Indirect Channel Loan Purchasers should these events occur. Sunlight has also entered into a program agreement with its Bank Partner to fund its home improvement loans that contains similar provisions related to risks accepted by Sunlight.

While solar contractors are generally responsible to return loan proceeds they receive for solar loans where contractors do not complete solar installations within a certain period of time, Sunlight may be required to repurchase such solar loans from Indirect Channel Loan Purchasers, or refund platform fees to Direct Channel Partners, in cases where solar contractors are unable or unwilling to do so.

Historically, Sunlight has met its cash requirements from cash flow generated by operations, collection of advances under its contractor advance funding program and in prefunding payments under its prefunding program, and draws on Sunlight’s credit facility. However, a number of factors, including but not limited to, rapidly rising interest rates and other impacts of the current economic environment, reduced Direct Channel volume capacity, and lower margins due to a greater reliance on the Indirect Channel and the sale of loans originated prior to Sunlight’s recent pricing increases, reduced our cash generated by operations. As of March 31, 2023, we have approximately $7.7 million of consolidated long-term debt maturing in 2023, excluding interest obligations. Effective April 25, 2023, we consummated the Transactions under the Commitment & Transaction Support Agreement and entered into, among other things, the Amended Bank Partner Agreements and the Secured Term Loan, which we believe provides us with funds reasonably sufficient to fund our operating expenses, capital expenditure requirements, and debt service payments through at least twelve months. Refer to “– Going Concern” for additional information regarding Sunlight’s liquidity and operation during the next twelve months from the date of this Quarterly Report on Form 10-Q.
Relationships with Contractors and Capital Providers

Relationships with Contractors

Sunlight’s network of residential solar system installers and other home improvement contractors, supported by a differentiated set of tools and services offered through Orange®, constitutes the distribution channel through which Sunlight builds funded loan volume and earns platform fees. There can be no assurance that Sunlight will be able to maintain its current contractor relationships. Sunlight may lose existing contractors that represent a significant portion of Sunlight’s business, and there is no guarantee that Sunlight would be able to engage replacement contractors on terms similar to its existing contractors.

Sunlight started its business in 2014 and developed a key anchor partnership with a large residential solar contractor in 2016. In 2023, as compared with 2022, Sunlight grew its solar contractor base by more than 16.6%. However, dependence on any one contractor or small group of contractors creates concentration risk, particularly in the event that any such contractor elects to terminate its relationship with Sunlight or experiences business disruption or a business failure or bankruptcy.

Relationships with Capital Providers

Sunlight’s business model is dependent on its ability to connect its capital providers, who wish to build a portfolio of residential solar system loans, to the homeowner customers of the contractors in Sunlight’s distribution network, who wish to finance the purchase of a residential solar system. Sunlight earns a platform fee on each solar and home improvement loan facilitated through Orange®. The platform fee is generally equal to the difference, or the margin, between (a) the contractor fee that Sunlight charges to contractors for access to Orange® and for making the various Sunlight-offered loan products available to such contractors and (b) the capital provider discount charged by the capital provider either funding or purchasing the loan in the direct and indirect channels, respectively (as described below). Sunlight’s business is therefore heavily dependent upon the availability of capital on attractive economic terms.

Sunlight categorizes its capital providers as being either in Sunlight’s direct or indirect channel. Sunlight maintains both channels to provide diversification of funding sources, access to funding for different types of loan products and for other strategic purposes.

Direct channel capital providers fund Sunlight-facilitated solar or home improvement loans one-by-one directly onto their balance sheet via Orange®. Sunlight’s direct channel capital providers are depository institutions with the power and authority to originate loans such as banks and credit unions. Generally, direct channel capital providers choose to service the loans they originate.

In the indirect channel, Sunlight’s allocation engine directs that certain solar and home improvement loans be funded on the balance sheet of Sunlight’s intermediary Bank Partner. These loans are aggregated, pooled and sold to indirect channel capital providers that cannot, or do not wish to, directly originate solar loans. The indirect channel capital provider relationship allows Sunlight to access a broader range of capital, which may include, among others, credit funds, insurance companies and pension funds. Indirect channel capital providers present a unique opportunity for Sunlight to access high quality and significant sources of funding that are diverse from traditional depository sources.

Cash Flow and Liquidity Analysis

Sunlight assesses liquidity primarily in terms of its ability to generate cash to fund operating and financing activities. Sunlight’s cash from operating activities are generally derived from platform fees which are fully earned at the funding of a loan by direct channel capital providers and the purchase of a loan from our Bank Partner’s balance sheet by an indirect channel capital provider. Refer to “Critical Accounting Policies and Estimates” in this Quarterly Report on Form 10-Q and the risk factors set forth in our Annual Report on Form 10-K for the year ended December 31, 2022, for a full description of the related estimates, assumptions, and judgments.

The Three Months Ended March 31, 2023 Compared to the Three Months Ended March 31, 2022

The following provides a summary of cash flow data for the three months ended March 31, 2023 and 2022, respectively (in thousands):

	For the Three Months Ended March 31,
	2023	2022
Net cash provided by (used in) operating activities	$43,961	$(21,130)
Net cash used in investing activities	(2,949)	(786)
Net cash used in financing activities	(12,931)	(55)

Cash Flow from Operating Activities

For the three months ended March 31, 2023, net cash provided by operating activities was $44.0 million. Operating cash inflows for the three months ended March 31, 2023 primarily consisted of proceeds from Sunlight’s direct channel capital providers to fund, and indirect channel capital provider to purchase, without duplication, loans of $0.5 billion, of which Sunlight paid $0.5 billion to contractors; repayment of advances and prefunds of $0.4 billion (conversely, Sunlight advanced or prefunded $0.4 billion). Operating cash outflows primarily consisted of compensation and benefits of $9.9 million; rebate, referral, and rewards paid of $2.1 million; and $0.4 million of net interest on borrowings.

For the three months ended March 31, 2022, net cash used in operating activities was $21.1 million. Operating cash inflows for the three months ended March 31, 2022 primarily consisted of proceeds from Sunlight’s direct channel capital providers to fund, and indirect channel capital provider to purchase, without duplication, loans of $0.5 billion, of which Sunlight paid $0.5 billion to contractors; repayment of advances and prefunds of $0.4 billion (conversely, Sunlight advanced or prefunded $0.5 billion); and net interest expense paid of $0.3 million. Operating cash outflows primarily consisted of compensation and benefits of $10.8 million, professional service fees of $2.0 million, and rebate and referral fees paid of $1.6 million.

Cash Flow from Investing Activities

For the three months ended March 31, 2023, net cash used in investing activities was $2.9 million, of which $1.0 million was paid to internally develop software and acquire property and equipment and $2.2 million was paid to acquire loans; Sunlight received $0.2 million as return of capital on loans and loan participations. For the three months ended March 31,

2022, net cash used in investing activities was $0.8 million, of which $0.6 million was paid to internally develop software and acquire property and equipment and $0.4 million was paid to acquire loans; Sunlight received $0.3 million as return of capital on loans and loan participations.

Cash Flow from Financing Activities

For the three months ended March 31, 2023, net cash used in financing activities was $12.9 million that represents SVB debt repayments. For the three months ended March 31, 2022, net cash used in financing activities was $0.1 million that represents tax payments made on share-based payments in connection with the Business Combination.

Debt

On April 26, 2021, Sunlight entered into the Loan and Security Agreement with SVB. The Loan and Security Agreement, which replaces Sunlight’s prior $15.0 million credit facility, has a borrowing capacity of up to $30.0 million and matures on April 26, 2023. Borrowings under the Loan and Security Agreement accrue interest at a rate equal to the greater of (a) 5.0% and (b) the prime rate plus 1.75% per annum. The Loan and Security Agreement contains certain financial covenants, including (a) liquidity in an amount equal to or greater than (i) 35% of all outstanding principal amounts of any advances and (ii) $10.0 million; (b) Available Takeout Commitment Amount (as defined therein) in an amount equal to or greater than $200.0 million; and (c) EBITDA (as defined therein) of at least $5.0 million for the six-month period ending on the last day of each quarter. The Loan and Security Agreement contains customary events of default. SVB could elect to accelerate the maturity of the loans and/or terminate the commitments under the Loan and Security Agreement upon the occurrence and during the continuation of an event of default, and Sunlight could be required to repay all amounts outstanding under the Loan and Security Agreement. In connection with the transition of accounts to SVB, Sunlight experienced a technical default that was waived by SVB. As a result of the platform fee losses in the fourth quarter of 2022, Sunlight did not meet the EBITDA requirement as of March 31, 2023. Due to this covenant breach, SVB is contractually entitled to request for immediate repayment of the outstanding debt obligation. Sunlight had borrowed approximately $20.6 million under the Loan and Security Agreement, which matured in April 2023. In addition, the unprecedented speed and magnitude of interest rate increases since the second quarter of fiscal year 2022 have reduced Sunlight’s Direct Channel capital provider capacity and increased reliance on the Indirect Channel. This has affected Sunlight’s ability to profitably monetize Indirect Channel Loans originated earlier in 2022. As a result, Sunlight has experienced and is expected to continue to experience losses in the near term, until the significant pricing increases implemented over the past several months take effect, which is expected to negatively impact Sunlight’s future financial covenant compliance. Prior to the SVB receivership, Sunlight was in negotiations with SVB to extend the maturity date and to address Sunlight’s noncompliance with certain terms of the revolving credit facility. Sunlight continued to pursue strategic alternatives as previously announced, which resulted in entry into the Commitment & Transaction Support Agreement with the Bank Partner on April 2, 2023 pursuant to which Sunlight entered into a Secured Term Loan with the Bank Partner. Effective April 25, 2023, Sunlight consummated the Transactions contemplated under the Commitment & Transaction Support Agreement and Sunlight entered into, among other things, the Secured Term Loan with the Bank Partner, a portion of which was used to repay the outstanding balance of the existing credit facility with SVB and terminate that credit facility.

Other Changes in Financial Position

Three Months Ended March 31, 2023

In addition to the changes in Sunlight’s financial position from December 31, 2022 to March 31, 2023 described in “—Results of Operations” and “—Cash Flow and Liquidity Analysis,” the following activities also occurred:
•Restricted cash. The cash Sunlight holds subject to contractual restrictions increased by $0.1 million resulting from an increase of $0.4 million in cash temporarily held by Sunlight in connection with Sunlight’s administration of loan participations on behalf of a third party, partially offset by a decrease in cash collateral at Sunlight’s Bank Partner of $0.3 million.
•Cumulative ASC 326 adoption effects. Sunlight recorded an adjustment to the allowance for loan losses as of January 1, 2023 as a result of the ASC 326 adoption for $0.5 million.
•Noncontrolling interests in consolidated subsidiaries. In January 2023, holders of 2,314,143 Class EX units of Sunlight Financial LLC exchanged their Class EX units, along with a corresponding number of Class C shares of the Company, for 2,305,426 Class A shares of the Company at $1.29 per Class A share. The Company issued 997,399 Class A shares, net of applicable tax withholding, and delivered 1,308,027 Class A shares held in treasury in connection with this exchange. Changes in the outstanding Class X Units and Class EX Units issued by Sunlight Financial LLC resulted in a reallocation of $7.5 million of Sunlight Financial LLC’s net assets from Class X Units held by Sunlight to the noncontrolling interests that hold Class EX Units.

Other Factors Affecting Liquidity and Capital Resources

Unitholders’ Distribution

Sunlight Financial LLC replaced the Prior Sunlight Financial LLC Agreement with the Fifth Amended and Restated Limited Liability Company Agreement of Sunlight (the “Sunlight A&R LLC Agreement”), which was entered into concurrently with the closing of the Business Combination. Under the Sunlight A&R LLC Agreement, SL Financial Holdings Inc., as the sole managing member of Sunlight Financial LLC, has the right to determine when distributions will be made to the holders of Sunlight Units (as defined therein) and the amount of any such distributions, except that Sunlight Financial LLC is required to make distributions to the extent and in an amount such that the Sunlight Unitholders, including Sunlight Financial Holdings Inc., receive certain tax-related distributions and to make distributions in the event of dissolution. If a distribution is paid to the members of Sunlight Financial LLC, such distribution will be made to the holders of Sunlight Units on a pro rata basis in accordance with their respective percentage ownership of Sunlight Units. Funds used by Sunlight to satisfy its tax distribution obligations will not be available for reinvestment in its business, except to the extent Sunlight Financial Holdings Inc. uses any excess cash it receives to reinvest in Sunlight Financial LLC for additional Sunlight Units.

The holders of Sunlight Class X Units and Sunlight Class EX Units, including SL Financial Holdings Inc., will generally incur U.S. federal, state and local income taxes on their share of any net taxable income of Sunlight Financial LLC. Net income and losses of Sunlight Financial LLC generally will be allocated to the holders of Sunlight Class X Units and Sunlight Class EX Units on a pro rata basis in accordance with their respective percentage ownership of Sunlight Class X Units and Sunlight Class EX Units, subject to requirements under U.S. federal income tax law that certain items of income, gain, loss or deduction be allocated disproportionately in certain circumstances. To the extent that Sunlight has legally available cash (including borrowings available under any new credit facility or other debt arrangements) and subject to the terms of any current or future debt instruments, the Sunlight A&R LLC Agreement requires Sunlight Financial LLC to make pro rata cash distributions to all holders of Sunlight Units, including Sunlight Financial Holdings Inc., (a) first, in an amount sufficient to allow Sunlight Financial Holdings Inc. and its wholly-owned subsidiaries to satisfy their actual tax liabilities and obligations under the Tax Receivable Agreement except to the extent (i) based on the written advice of legal counsel, the distribution may reasonably constitute a fraudulent conveyance, or (ii) the terms of any financing necessary to make such tax distribution could reasonably, in the good faith judgment of SL Financial Holdings Inc., cause Sunlight Financial LLC to become insolvent within the twelve (12) month period following the date of such distribution, and (b) thereafter to the extent necessary, in an amount generally intended to allow Sunlight Unitholders, including Sunlight Financial Holdings Inc., to satisfy their respective income tax liabilities with respect to their allocable share of income of Sunlight Financial LLC, based on certain assumptions and conventions (including an assumed income tax rate) and after taking into account other distributions (including prior tax distributions) made by Sunlight Financial LLC.

Tax Receivable Agreement

On the Closing Date, Sunlight entered into the TRA with the TRA Holders and the Agent (as defined therein). The TRA generally provides for the payment by Sunlight to the Agent, for disbursement to the TRA Holders on a pro rata basis, of 85% of the net cash savings, if any, in U.S. federal, state and local income tax and franchise tax that Sunlight actually realizes (or is deemed to realize in certain circumstances) in periods after the Closing Date as a result of (a) certain increases in tax basis that occur as a result of Sunlight’s acquisition (or deemed acquisition for U.S. federal income tax purposes) of all or a portion of a TRA Holders’ Sunlight Class EX Units upon the exercise of the redemption or call rights set forth in the Sunlight A&R LLC Agreement and (b) imputed interest deemed to be paid by Sunlight as a result of, and additional tax basis arising from, any payments Sunlight makes under the Tax Receivable Agreement. Sunlight will retain the benefit of the remainder of the actual net cash savings, if any.

If Sunlight elects to terminate the TRA early or if it is terminated early due to Sunlight’s failure to honor a material obligation thereunder or due to a Change of Control (as defined in the TRA), Sunlight will be required to make a payment equal to the deemed present value of the anticipated future payments to be made by it under the TRA (based upon certain assumptions and deemed events set forth in the TRA), which amount may substantially exceed the actual cash tax savings realized by Sunlight. In the case of an early termination upon a Change of Control, such early termination payment may, at Sunlight election, be paid ratably over the two-year period following the Change of Control.

Operating Lease Obligations

Sunlight’s operating lease obligations consist of its lease of real property from third parties under noncancellable operating leases, including the lease of its current office spaces. Sunlight leases office space at two locations: (a) 101 N. Tryon Street, Suite 1000, Charlotte, North Carolina 28246 (the “North Carolina Office Space”) and (b) 234 West 39th Street, 7th

Floor, New York, New York 10018 (the “New York Office Space”). The operating lease expense for the North Carolina Office Space was $0.4 million and $0.4 million for the three months ended March 31, 2023 and 2022, respectively. The lease for the North Carolina Office Space will expire in June 2029. The operating lease expense for the New York Office Space was $0.1 million and $0.1 million for the three months ended March 31, 2023 and 2022, respectively. The lease for the New York Office Space is scheduled to expire in October 2023.

Available Liquidity and Capital Resources

As of March 31, 2023, Sunlight’s cash and cash equivalents and restricted cash was $79.9 million, which includes $29.4 million of funding commitments and $14.4 million of other cash held for the benefit of third parties. The restricted cash held by Sunlight primarily relates to a cash held by Sunlight on behalf of a third party for whom Sunlight provides loan administration services.

Sunlight’s liquidity and its ability to fund its future capital requirements is dependent on a number of factors described below as well as its future financial performance, which is subject to general economic, financial and other factors that are beyond its control and many of which are described under Item 1A. “Risk Factors” in this Quarterly Report on Form 10-Q for the quarter ended March 31, 2023 and as set forth in our Annual Report on Form 10-K for the fiscal-year ended December 31, 2022. If those factors significantly change or other unexpected factors adversely affect Sunlight, Sunlight’s business may not generate sufficient cash flow from operations or it may not be able to obtain future financings to meet its liquidity needs. In addition, the unprecedented speed and magnitude of interest rate increases since the second quarter of fiscal year 2022 has reduced Sunlight’s Direct Channel capital provider capacity, increased Sunlight’s reliance on the Indirect Channel and affected Sunlight’s ability to profitably monetize Indirect Channel Loans originated at lower interest rates. As a result, Sunlight has experienced and is expected to continue to experience losses and reduced cash generated from operations in the near term, until the significant pricing increases implemented over the past several months take effect, which is expected to negatively impact Sunlight’s future financial covenant compliance. Prior to the SVB receivership, Sunlight was in negotiations with SVB to extend the maturity date and to address Sunlight’s noncompliance with certain terms of the revolving credit facility. Sunlight continued to pursue strategic alternatives as previously announced, which resulted in entry into the Commitment & Transaction Support Agreement with the Bank Partner on April 2, 2023 pursuant to which Sunlight, among other things, entered into amendments to the Bank Partner Agreements and a Secured Term Loan with the Bank Partner. Effective April 25, 2023, Sunlight consummated the Transactions contemplated under the Commitment & Transaction Support Agreement and Sunlight entered into, among other things, the Secured Term Loan with the Bank Partner, a portion of which was used to repay the outstanding balance of the existing credit facility with SVB and terminate that credit facility. We believe that the Company obtained funds reasonably sufficient to fund our operating expenses, capital expenditure requirements, and debt service payments through at least twelve months.

Non-GAAP Financial Measures

Adjusted EBITDA

Adjusted EBITDA is a non-GAAP financial measure used by Sunlight’s management to evaluate operating performance, generate future operating plans, and make strategic decisions, including those relating to operating expenses and the allocation of internal resources. Accordingly, Sunlight believes this measure provides useful information to investors and others in understanding and evaluating Sunlight’s operating results in the same manner as Sunlight’s management and board of directors. In addition, Adjusted EBITDA provides a useful measure for period-to-period comparisons of Sunlight’s business, as it removes the effect of certain non-cash items, variable charges, non-recurring items, unrealized gains or losses or other similar non-cash items that are included in net income or expenses associated with the early stages of the business that are expected to ultimately terminate, pursuant to the terms of certain existing contractual arrangements or expected to continue at levels materially below the historical level, or that otherwise do not contribute directly to management’s evaluation of its operating results. Adjusted EBITDA is defined as net income excluding interest expense incurred in connection with Sunlight’s debt obligations, income taxes, amortization and depreciation expense, stock-based compensation expense, non-cash changes in certain financial instruments, fees paid to brokers related to the funding of loans by certain of Sunlight’s capital providers that will terminate pursuant to existing contractual arrangements, certain transaction bonuses and other expenses resulting from the Strategic Alternatives Process, and other items that management has determined are not reflective of Sunlight’s operating performance.

Adjusted Net Income

Adjusted Net Income is a non-GAAP financial measure used by Sunlight’s management to evaluate operating performance. Accordingly, Sunlight believes this measure provides useful information to investors and others in understanding and evaluating Sunlight’s operating results in the same manner as Sunlight’s management and board of directors. In addition, Adjusted Net Income provides a useful measure for period-to-period comparisons of Sunlight’s business, as it removes the effect of certain non-cash items, variable charges, non-recurring items, unrealized gains or losses or other similar non-cash items that are included in net income. Adjusted Net Income is defined as net income excluding non-cash changes in certain financial instruments, certain transaction bonuses and other expenses resulting from the Strategic Alternatives Process, and other items that management has determined are not reflective of Sunlight’s operating performance.

Free Cash Flow

Free Cash Flow is a non-GAAP financial measure that Sunlight uses to indicate cash flow generated by Sunlight’s operations. Sunlight believes that Free Cash Flow is a supplemental financial measure useful as an indicator of Sunlight’s ability to generate cash. Sunlight’s calculation of Free Cash Flow, however, may not necessarily be comparable to similar measures presented by other companies. Specifically, Sunlight defines Free Cash Flow as cash from operating activities adjusted for changes in working capital (including changes in advances and funding commitments), capital expenditures, certain restricted cash items, business combination costs, and other items that management has determined are not reflective of cash generation in Sunlight’s business.

The following table presents a reconciliation of net income to Adjusted Net Income, Adjusted EBITDA and Free Cash Flow as well as cash from operating activities to Free Cash Flow for the three months ended March 31, 2023 and 2022, respectively (USD in thousands):

	For the Three Months Ended March 31,
	2023	2022
Net Income (Loss)	$(34,809)	$(22,606)
Adjustments for adjusted net income (loss)
Amortization of Business Combination intangibles	8,023	22,199
Non-cash change in financial instruments	3,836	4,935
Expenses from the Strategic Alternatives Process and Other	5,780	349
Adjusted Net Income (Loss)	(17,170)	4,877
Adjustments for adjusted EBITDA
Depreciation and amortization	498	248
Interest expense	379	260
Income tax expense (benefit)	17	(2,401)
Equity-based compensation	3,555	3,860
Fees paid to brokers	360	965
Adjusted EBITDA	(12,361)	7,809
Adjustments for net cash provided by (used in) operating activities
Interest expense	(379)	(260)
Fees paid to brokers	(360)	(965)
Expenses from the Strategic Alternatives Process and Other	(5,780)	(349)
Provision for losses	2,169	638
Changes in advances, net of funding commitments	36,840	(25,619)
Changes in operating capital and other	23,832	(2,384)
Net Cash Provided by (Used in) Operating Activities	43,961	(21,130)
Adjustments for free cash flow
Capital expenditures	(1,025)	(845)
Changes in advances, net of funding commitments	(36,840)	25,619
Changes in restricted cash	77	336
Payments of Strategic Alternatives costs	5,820	—
Other changes in operating working capital	25,984	2,473
Free Cash Flow	$37,977	$6,453

The following table presents a calculation of Adjusted Net Income (Loss) per diluted Class A Share for the three months ended March 31, 2023 and 2022, respectively (USD in thousands, except per share amounts):

	For the Three Months Ended March 31,
	2023	2022

Adjusted Net Income (Loss)	$(17,170)	$4,877

Adjusted Net Income (Loss) per Class A Share, Diluted	$(0.11)	$0.03

Weighted-average Class A Shares
Class A Shares	85,131,628	86,373,596
Class EX Units	44,973,227	47,595,455
Restricted Stock Units	5,212,382	1,904,217
Warrants	27,777,780	27,777,780
	163,095,017	163,651,048

Critical Accounting Policies and Estimates

The preparation of Sunlight’s financial statements in conformity with GAAP requires management to make estimates, assumptions and judgments that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenue and expenses during the reporting period. Management makes subjective estimates and assumptions about future events that affect the amounts reported in Sunlight’s financial statements and accompanying notes. These estimates significantly impact revenues, determinations of fair value and the recognition of interest income on financing receivables and loss allowances thereon.

In accordance with Sunlight’s policies, Sunlight regularly evaluates its estimates, assumptions and judgments, and bases its estimates, assumptions and judgments on its historical experience and on factors Sunlight believes reasonable under the circumstances. The results involve judgments about the carrying values of assets and liabilities not readily apparent from other sources. If Sunlight’s assumptions or conditions change, the actual results Sunlight reports may significantly differ from these estimates.

Sunlight believes the estimates and assumptions underlying its consolidated financial statements are reasonable and supportable based on the information available as of March 31, 2023; however, uncertainty over the ultimate impact COVID-19 will have on the global economy generally, including the current economic conditions and increasing interest rates, and on Sunlight’s business, makes any estimates and assumptions as of March 31, 2023 inherently less certain than they would be absent the current and potential impacts from those conditions.

See Note 2 “—Summary of Significant Accounting Policies” in the notes accompanying Sunlight’s financial statements included elsewhere herein for a summary of Sunlight’s significant accounting policies, and discussion of recent accounting pronouncements. Sunlight believes that the following discussion addresses Sunlight’s most critical accounting policies, which are those that are most important to the portrayal of Sunlight’s financial condition and results of operations and require management’s most difficult, subjective and complex judgments.

Platform Fees

Sunlight is a business-to-business-to-consumer, technology-enabled POS financing platform that provides residential solar and home improvement contractors the ability to offer seamless POS financing to their customers when purchasing residential solar systems or other home improvements. The resulting loans are funded by Sunlight’s network of capital providers who, by partnering with Sunlight, gain access to a difficult-to-reach loan market, best-in-class consumer credit underwriting and attractive risk adjusted returns. These loans are facilitated by Orange®, through which Sunlight offers instant credit decisions to homeowners nationwide at the POS on behalf of Sunlight’s various capital providers. Sunlight recognizes platform fees as revenues at the time that Direct Channel Partners or Indirect Channel Loan Purchasers obtain control of the service provided to facilitate their origination or purchase of a loan, which is no earlier than when Sunlight delivers loan documentation to the customer. Sunlight wholly satisfies its performance obligation to Direct Channel Partners, Bank Partner and Indirect Channel Loan Purchasers upon origination or purchase of a loan. Sunlight considers rebates offered by Sunlight to certain contractors in exchange for volume commitments as variable components to transaction prices; such variability resolves upon the contractor’s satisfaction of their volume commitment. For outstanding volume commitments that require the contractor to deliver future loan volume, Sunlight reduces platform fee revenues it recognizes based on its estimates of the contractor’s delivery of future loan volume, which require significant judgment and are based, in part, upon the contractor’s historical volume delivery and Sunlight’s estimates of the contractor’s ability and likelihood to deliver future volume.

Sunlight is obligated to repurchase non-performing loans originated by its Bank Partner from the date of origination to the date the loans are purchased from Sunlight’s Bank Partner by a Sunlight indirect channel capital provider. Sunlight does not record loans originated by its Bank Partner on its consolidated balance sheets (as Sunlight is not the originator of the loans), but Sunlight does record a liability for the losses Sunlight reasonably expects to incur in connection with Sunlight’s guarantee of its Bank Partner. Sunlight’s measurement of this liability is subject to significant judgement using historical loss experiences to estimate the likelihood that the guaranteed loans will default prior to sale and the severity of the loss Sunlight expects to incur. At March 31, 2023 and December 31, 2022, the unpaid principal balance of loans, net of applicable discounts, for guaranteed loans held by Sunlight’s Bank Partner and delinquent more than 90 days was $2.3 million and $1.3 million, respectively.

Financing Receivables

Sunlight records financing receivables for (a) advances that Sunlight remits to contractors to facilitate the installation of residential solar systems and (b) loans purchased by Sunlight pursuant to the terms of its contracts with its various capital providers and certain five percent (5.0%) loan participations purchased by Sunlight. Sunlight uses significant judgement in its recognition of interest income and impairment of financing receivables.

Interest Income

Loans (including Sunlight’s participation interests in such loans) with respect to which Sunlight expects to collect the unpaid principal balance and interest payments as they become due are considered performing loans. Sunlight accrues interest income on performing loans based on the unpaid principal balance and contractual terms of the loan. Interest income also includes discounts associated with the loans purchased as a yield adjustment using the interest method, or on a straight-line basis when it approximates the interest method, over the loan term. Sunlight expenses loan origination costs for loans acquired by Sunlight (including its participation interests in loans) as incurred. Sunlight does not accrue interest on loans placed on non-accrual status or on loans where the collectability of the principal or interest of the loan are deemed uncertain.

Loans are considered past due or delinquent if the required principal and interest payments have not been received as of the date such payments are due. Generally, loans, including impaired loans, are placed on non-accrual status (a) when either principal or interest payments are 90 days or more past due based on contractual terms or (b) when an individual analysis of a borrower’s creditworthiness indicates a loan should be placed on non-accrual status. When a loan owned by Sunlight is placed on non-accrual status, Sunlight ceases to recognize interest income on the loans and reverses previously accrued and unpaid interest, if any. Subsequent receipts on non-accrual loans are recorded as a reduction of principal, and interest income may only be recorded on a cash basis after recovery of principal is reasonably assured. Sunlight may return a loan to accrual status when repayment of principal and interest is reasonably assured under the terms of the loan or the restructured loan, as the case may be.

Advances made to contractors under Sunlight’s contractor advances program or prefunding program are created at par and do not bear, and therefore do not accrue, interest income.

Allowance for Losses

The allowance for financing receivable losses represents Sunlight’s best estimate of probable credit losses expected credit losses over the remaining expected life arising from financing receivables. Sunlight’s allowance for financing receivable losses is evaluated at least quarterly, and based upon management’s assessment of several factors including loss severities, asset valuations, default rates, the amounts and timing of interest or principal payments (including any expected prepayments) or other factors that are reflective of current and expected market conditions. These estimates are, in turn, dependent on factors such as the duration of current overall economic conditions, industry, portfolio, or borrower-specific factors as well as, in certain circumstances, other economic factors. Although management uses the best information available, the evaluation of these credit quality indicators requires significant judgment by Sunlight’s management to determine whether failure to collect contractual amounts is probable as well as in estimating the resulting loss allowance. Future adjustments to the allowance for financing receivable losses may be necessary due to economic, operating, regulatory and other conditions beyond Sunlight’s control. Sunlight believes that its allowance for financing receivable losses is adequate to cover probable loan losses. However, actual losses, if any, could materially differ from management’s estimates.

Provision for Income Taxes

Sunlight accounts for income taxes under the asset and liability method. Under this method, deferred tax assets and liabilities are determined based on differences between the consolidated financial statement carrying amounts and tax bases of assets and liabilities and operating loss and tax credit carryforwards and are measured using the enacted tax rates that are expected to be in effect when the differences reverse. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in the accompanying Consolidated Statements of Operations in the period that includes the enactment date. Valuation allowances are established when necessary to reduce deferred tax assets to an amount that, in the opinion of management, is more likely than not to be realized.

Sunlight accounts for uncertain tax positions by reporting a liability for unrecognizable tax benefits resulting from uncertain tax positions taken or expected to be taken in a tax return. Sunlight recognizes interest and penalties, if any, related to unrecognized tax benefits in income tax expense.

Judgment is required in assessing the future tax consequences of events that have been recognized in Sunlight’s consolidated financial statements or tax returns. Variations in the actual outcome of these future tax consequences could materially impact Sunlight’s consolidated financial statements.

Servicing Liabilities

Sunlight has an obligation to service Indirect Channel Loans for the period from origination by Sunlight’s Bank Partner until the Indirect Channel Loans are sold to an institutional investor, financial institution or other funding source. Upon amendments to the agreements between Sunlight and its Bank Partner in December 2022, Sunlight is no longer entitled to reimburse itself for all servicing expense prior to the sale of Indirect Channel Loans. Therefore, management determined that, in accordance with ASC 860, Transfers and Servicing, the compensation Sunlight receives to service these Bank Partner Loans is less than adequate and as a result, as of March 31, 2023 and December 31, 2022, management recognized a servicing liability as part of the other liabilities on the accompanying Unaudited Condensed Consolidated Balance Sheets.

Sunlight uses a discounted cash flow model to value its servicing liabilities using various key assumptions, such as estimation of the timing and probability of expected future sales and selection of a discount rate applied to future cash flows using Sunlight’s implied credit risk.

Sunlight Rewards™ Program

The Sunlight Rewards™ Program is a proprietary loyalty program that Sunlight offers to salespeople selling residential solar systems for Sunlight’s network of contractors. Sunlight records a contingent liability under Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 450-20, Loss Contingencies using the estimated incremental cost of each point based upon the points earned, the point redemption value, and an estimated probability of point redemption consistent with Sunlight’s historical redemption experience under the program. When a salesperson redeems points from Sunlight’s third-party loyalty program vendor, Sunlight pays the stated redemption value of the points redeemed to the vendor. If all points earned under the Sunlight Rewards™ Program were redeemed at March 31, 2023 and December 31, 2022, Sunlight would pay $2.2 million and $3.1 million, respectively, of which Sunlight recorded liabilities of $1.2 million and $1.8 million.

Business Combination

Sunlight evaluates its acquisition of assets and other similar transactions to assess whether or not the transaction should be accounted for as a business combination or asset acquisition by first applying a test to determine if substantially all of the fair value of the gross assets acquired is concentrated in a single identifiable asset or group of similar identifiable assets. If the test is met, the transaction is accounted for as an asset acquisition. If the test is not met, further determination is required as to whether or not Sunlight acquired inputs and processes that have the ability to create outputs which would meet the definition of a business. Significant judgment is required in the application of the test to determine whether an acquisition is a business combination or an acquisition of assets.

Sunlight uses the acquisition method in accounting for acquired businesses. Under the acquisition method, Sunlight’s financial statements reflect the operations of an acquired business starting from the completion of the acquisition. The assets acquired and liabilities assumed are recorded at their respective estimated fair values at the date of the acquisition. Any excess of the purchase price over the estimated fair values of the identifiable net assets acquired is recorded as goodwill.

Determining estimated fair value requires a significant amount of judgment and estimates. If Sunlight’s assumptions change or errors are determined in its calculations, the fair value could materially change resulting in a change in our goodwill or identifiable net assets acquired, including identified intangible assets.

Emerging Growth Company

As an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the JOBS Act, Sunlight is eligible to take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not “emerging growth companies.” Section 107 of the JOBS Act provides that an “emerging growth company” can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards. In other words, an “emerging growth company” can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. Unless otherwise stated, Sunlight elects to adopt recent accounting pronouncements using the extended transition period applicable to private companies. Accordingly, the information contained herein may be different than the information you receive from other public companies.

Sunlight also intends to take advantage of some of the reduced regulatory and reporting requirements of emerging growth companies pursuant to the JOBS Act so long as Sunlight qualifies as an emerging growth company, including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404(b) of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation and exemptions from the requirements of holding non-binding advisory votes on executive compensation and golden parachute payments.

Recent Accounting Pronouncements Issued, But Not Yet Adopted

See Note 2 “—Summary of Significant Accounting Policies” in the notes accompanying Sunlight’s consolidated financial statements.

Related Party Transactions

See Note 9 “—Transactions with Affiliates and Affiliated Entities” in the notes accompanying Sunlight’s consolidated financial statements.

ITEM 3. QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

Sunlight is a smaller reporting company as defined by Rule 12b-2 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and not required to provide the information otherwise required under this item.

ITEM 4. CONTROLS AND PROCEDURES

Evaluation of Disclosure Controls and Procedures

We maintain disclosure controls and procedures, as defined in Rules 13a-15(e) and 15d-15(e) under the Securities Exchange Act of 1934, as amended, or the Exchange Act, which are designed to ensure that information required to be disclosed in the reports that we file or submit under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the Securities and Exchange Commission's rules and forms and that such information is accumulated and communicated to our management, including our Chief Executive Officer and Chief Financial Officer, as appropriate to allow timely decisions regarding required disclosure.

Under the supervision and with the participation of our Chief Executive Officer and Chief Financial Officer, our management has evaluated the effectiveness of our disclosure controls and procedures as of March 31, 2023, the end of the period covered by this interim report. Based on that evaluation, our Chief Executive Officer and Chief Financial Officer concluded that our disclosure controls and procedures were not effective as of March 31, 2023 due to material weaknesses in our internal control over financial reporting. Our internal control over financial reporting is the process designed by and under the supervision of our Chief Executive Officer and Chief Financial Officer to provide reasonable assurance regarding the reliability of our financial reporting and the preparation of our financial statements for external reporting in accordance with accounting principles generally accepted in the United States of America.

As previously described in Item 9A of our annual report on Form 10-K for the year ended December 31, 2022, management performed its assessment of the effectiveness of our internal control over financial reporting as of December 31, 2022 and concluded that our internal control over financial reporting as of that date was not effective because of the material weaknesses described below.

A material weakness is a deficiency, or a combination of deficiencies, in internal control over financial reporting, such that there is a reasonable possibility that a material misstatement of our annual or interim financial statements will not be prevented or detected on a timely basis. Management's assessment identified the following control deficiencies in our internal control over financial reporting as material weaknesses as of December 31, 2022:

a.Material adjustments, specifically related to goodwill impairment, deferred taxes, and interest income were identified during the annual audit.

Following the identification of the foregoing material weaknesses in December 2022, management commenced implementation of a remediation plan, which is ongoing. Management believes that the implementation of this plan will remediate the material weaknesses described above. The following steps of the remediation plan are currently in process, and management may determine to enhance existing controls and/or implement additional controls as the implementation progresses:

Goodwill was effectively charged off as of December 31, 2022. Management does not expect to incur additional goodwill during 2023. Therefore, this issue is effectively remediated.

Evaluation of Changes in Internal Control over Financial Reporting

Under the supervision and with the participation of our Chief Executive Officer and Chief Financial Officer, our management has evaluated changes in our internal control over financial reporting that occurred during the first quarter of 2023. Based on that evaluation, except for the changes described above, our Chief Executive Officer and Chief Financial Officer did not identify any change in our internal control over financial reporting during the first quarter of 2023 that has materially affected, or is reasonably likely to materially affect, our internal control over financial reporting.

PART II

ITEM 1. LEGAL PROCEEDINGS

As previously disclosed in the Company's Form 10-K for the Year Ended December 31, 2022 filed with the SEC on May 4, 2023, a complaint was filed by the Attorney General of the State of Minnesota entitled State of Minnesota v. Brio Energy LLC d/b/a Pure Solar Energy et al., Case No. 27-CV-22-6187 (Minn. D. Ct. 4th Dist.), in the District Court for the Fourth Judicial District in the State of Minnesota (the “Court”) on April 22, 2022. The complaint alleged that the solar companies named therein (the "Solar Defendants") used deceptive and misleading sales tactics in violation of certain Minnesota laws, and sought to hold the Company, among others, liable for any alleged misconduct of the Solar Defendants under the Minnesota “Holder Rule”. Sunlight entered into a Consent Judgment on January 10, 2023, pursuant to which Sunlight provided $9,619.05 in monetary relief while denying the allegations contained in the lawsuit.

On December 16, 2022, Kathie Fung filed a putative securities fraud class action lawsuit in the Southern District of New York (Case No. 1:22-cv-10658) against the Company and certain of our current and former officers and directors. The lawsuit alleges that the defendants made materially false and/or misleading statements and failed to disclose material adverse facts about Sunlight’s business, operations, and financial prospects. Specifically, the lawsuit alleges that Sunlight’s positive statements about Sunlight’s business, operations, and financial prospects were materially misleading because Sunlight allegedly lacked effective internal controls and oversight that led to Sunlight taking a non-cash advance receivables impairment charge exceeding $30 million in September 2022. The lawsuit seeks compensatory damages and the recovery of fees, including attorneys’ fees. After the complaint was filed, Matthew Millunchick was named as lead plaintiff. An amended complaint is due May 22, 2023 and the Company’s subsequent response is due on or before July 21, 2023. Sunlight believes the lawsuit and the allegations contained therein are without merit and intends to vigorously defend against the litigation.

On March 10, 2023, a group of plaintiffs, including Claude Mumpower, among others, filed a putative class action lawsuit in the United States Bankruptcy Court for the Western District of North Carolina (Case No. 22-50228) against Power Home Solar LLC, Jayson Waller, Sunlight Financial LLC, Dividend Solar Finance LLC, Goodleap LLC, Solar Mosaic Inc., CRB, Technology Credit Union, Digital Federal Credit Union, Digital Federal Credit Union, Addition Federal Credit Union, SLST Underlying Trust 2020-1, and Does 1-10. The plaintiffs filed an amended complaint on May 3, 2023. The lawsuit alleges that sales representatives of Power Home Solar LLC made materially false and/or misleading statements to consumers about the efficiency, effectiveness, benefits, and costs of the solar panel systems being sold by Power Home Solar LLC, and misled consumers about the availability of federal solar tax incentives. The lawsuit seeks to hold the defendants involved in financing consumers’ purchases of solar panel systems, including but not limited to Sunlight, liable for these alleged misrepresentations. The lawsuit seeks injunctive relief, rescission, compensatory damages, treble damages, statutory damages, punitive damages, and the recovery of attorneys’ fees. Sunlight believes the lawsuit and the allegations contained therein are without merit and plans to vigorously defend against them.

Sunlight is, from time to time, subject to inquiries by government entities and is party to various other legal proceedings arising in the ordinary course of its business, but it is not currently a party to any legal proceeding that management believes would have a material adverse effect on the consolidated financial position or results of operations of the Company.

ITEM 1A. RISK FACTORS

With the exception of the risk factors set forth below, there have been no material changes to the risk factors previously disclosed under Item 1A in our Annual Report on Form 10-K for the year ended December 31, 2022. For a discussion of our potential risks and uncertainties, see the information under the heading “Risk Factors” in our Annual Report on Form 10-K filed with the SEC on May 4, 2023.

Volatility and increases in interest rates raise our cost of capital and may adversely impact our business.

The Federal Reserve increased benchmark interest rates in March 2022, May 2022, June 2022, July 2022, September 2022, November 2022, and December 2022, as well as February 2023, March 2023, and May 2023 and has indicated its intention to continue to raise benchmark interest rates throughout 2023 in an effort to curb the upward inflationary pressure on the cost of goods and services across the U.S. Because our indirect channel capital providers are more sensitive to volatility in interest rates, higher rates increase our cost of capital and may decrease the amount of capital available to us to finance new systems. Rising base interest rates or credit spreads, which could be worsened by inflation, an economic recession, or other variables, may have an adverse impact on our ability to offer attractive pricing on our solar service offerings to our capital providers, which could negatively impact sales of our solar energy offerings.

Sunlight’s revenue is impacted, to a significant extent, by the general economy, including supply chain disruptions, and the financial performance of its capital providers and contractors.

Sunlight’s business, the consumer financial services industry, and its contractors’ and its capital providers’ businesses are sensitive to macroeconomic conditions. Economic factors such as interest rates, changes in other monetary and related policies, inflation, market volatility, increased labor costs and labor shortages, delays and shortages in the supply chain, consumer confidence and unemployment rates are among the most significant factors that impact consumer spending behavior. Weak economic conditions or a significant deterioration in economic conditions reduce the amount of disposable income consumers have, which in turn reduces consumer spending and the willingness of qualified borrowers to take out loans. Such conditions are also likely to affect the ability and willingness of borrowers to pay amounts owed to Sunlight or its capital providers, each of which would have a material adverse effect on its business, results of operations and financial condition.

General economic conditions and the willingness of its capital providers to deploy capital in the consumer industries within which Sunlight operates also impact Sunlight’s performance. The origination of new loans through Orange®, and the platform fees and other fee income to Sunlight associated with such loans, is dependent upon sales and installations of solar systems and other home improvements and the willingness of capital providers to fund loans on terms desired by the solar and/or home improvement markets and on terms that are economically favorable to Sunlight. Worsening macroeconomic trends, including increasing interest rates and recessionary concerns, can erode platform fee margins, negatively impact funding capacity in the Direct Channel, and/or result in decreased sales of pooled loans in the Indirect Channel if loans are approved at lower than prevailing market interest rates. In addition, contractors’ sales may decrease or fail to increase as a result of factors outside of their control, such as the macroeconomic conditions referenced above, business conditions affecting an industry vertical or region, changing regulatory environments, delays in permitting and/or permission to operate residential solar.

The United States also has, from time to time, considered and/or imposed restrictions or tariffs on goods imported from other countries. The withhold release order issued by U.S. Customs and Border Protection on June 24, 2021 applicable to certain silica-based products, such as polysilicon processed and used by manufacturers of solar panels in China’s Xinjiang Uyghur autonomous region, over allegations of widespread, state-backed forced labor in the region, and similar restrictions on imports, including those imposed as a result of the Uyghur Forced Labor Prevention Act signed into law on December 23, 2021, which prohibits the importation of any goods derived from forced labor, could result in supply chain delays and shortages. Further, in the first quarter of 2022, pursuant to a request from a U.S. solar equipment manufacturer, the U.S. Department of Commerce initiated country-wide circumvention of duties inquiries for solar panels imported into the United States from Cambodia, Malaysia, Thailand and Vietnam, which collectively constitute a material portion of solar installation equipment imports into the United States. Although the current Presidential administration issued a 24-month tariff-moratorium on solar panel imports from such countries in June 2022, the Department of Commerce’s investigation is continuing and any resulting decision or further inquiries, as well as the restrictions on imports described above, could result in severe market disruption, including further supply chain slow-downs impacting business across the sector, delays in Sunlight contractor partners’ ability to install systems and, in some instances, the cancellation of installations by their homeowner customers, which translates into a delay or reduction in funded loans and Sunlight’s ability to earn an associated platform fee. Weak economic conditions including increased labor costs and labor shortages, delays and shortages in the supply chain, and delays in permitting and/or permission to operate residential solar could also extend the length of contractors’ sales cycle and cause prospective borrowers to delay making (or not making) purchases of solar systems or other home improvements. The decline in and delay of sales by contractors for any reason will generally result in reduced loan volume and associated fee income for Sunlight and its capital providers, particularly from platform fees on Direct Channel Loans, for which revenue is not recognized until the Direct Channel Partner funds the Loans, which may reduce loan volume and materially adversely affect Sunlight’s business, results of operations and financial condition.

In addition, if a contractor or capital provider becomes subject to a voluntary or involuntary bankruptcy proceeding (or if there is a perception that it may become subject to a bankruptcy proceeding), borrowers may have less incentive to pay their outstanding balances to Sunlight or its capital providers, which could result in higher charge-off rates than anticipated. Any consistent or system failures of Sunlight’s contractors or capital providers could materially adversely affect Sunlight’s business, results of operations and financial condition.

ITEM 2. UNREGISTERED SALES OF EQUITY SECURITIES AND USE OF PROCEEDS

We did not sell any of our equity securities during the three months ended March 31, 2023 that were not registered under the Securities Act.

Repurchase of Equity Securities

The following table provides information relating to our purchase of shares of our common stock during the quarter ended March 31, 2023:

Periods	(a) Total Number of Shares Purchased(1)	(b) Average Price Paid per Share(1)	(c)Total Number of Shares Purchased as Part of Publicly Announced Programs(1)	(d) Approximate Dollar Value of Shares that May Yet be Purchased Under the Program (in millions)(1)
January 1 to January 31, 2023(2)	4,220	$1.29	—	$39.6
February 1 to February 28, 2023(2)	3,900	1.31	—	39.6
March 1 to March 31, 2023(2)	4,211	0.31	—	39.6
Total for Quarter Ended March 31, 2023	12,331	0.96	—

(1) On May 16, 2022, Sunlight’s Board of Directors authorized a share repurchase program pursuant to which Sunlight may repurchase up to $50.0 million of Sunlight’s Class A common stock over an eighteen-month period from the date of authorization. There is no minimum number of shares required to be repurchased under the share repurchase program, and the share repurchase program may be suspended or discontinued at any time. In September 2022, the Company suspended share repurchases under the program to preserve liquidity in the current environment but may resume repurchases in the future.
(2) We may also reacquire shares outside of the repurchase program from time to time in connection with the surrender of shares to cover taxes on vesting of share-based awards. We reacquired 4,220 shares, 3,900 shares and 4,211 shares in January 2023, February 2023, and March, 2023, respectively, in connection with the surrender of shares to cover taxes on vesting of share-based awards, which are outside of the share repurchase program.

ITEM 3. DEFAULTS UPON SENIOR SECURITIES
None.

ITEM 4. MINE SAFETY DISCLOSURES
Not applicable.
ITEM 5. OTHER INFORMATION

As previously disclosed, on April 25, 2023, Sunlight entered into a Second Amended and Restated Loan Program Agreement (the “Solar Loan Program Agreement”) with CRB and an Amended and Restated Home Improvement Loan Program Agreement with CRB (the “HI Loan Program Agreement,” and together with the Solar Loan Program Agreement, the “Loan Program Agreements”). Section 5.6(c) of the Solar Loan Program Agreement and Section 5.6(d) of the HI Loan Program Agreement limit the maximum amount of aged loans that may be carried on CRB’s balance sheet to $10 million. If this cap is exceeded, Sunlight is required to purchase the aged loans from CRB as required to cure the violation. Sunlight has exceeded this loan cap and on May 12, 2023, CRB agreed to waive through June 30, 2023 the requirement under the Loan Program Agreements that Sunlight purchase from CRB the aged loans that exceed the $10 million cap.

ITEM 6. EXHIBITS

EXHIBIT INDEX

Exhibit Number	Description
2.1**
Business Combination Agreement, dated as of January 23, 2021, by and among Spartan, the Spartan Subsidiaries, FTV Blocker, Tiger Blocker and Sunlight (incorporated by reference to Annex A to the Company’s proxy statement/prospectus on Form 424(b)(3) (File No. 333-254589) filed with the SEC on June 21, 2021).

3.1**
Second Amended and Restated Certificate of Incorporation of Sunlight Financial Holdings Inc. (incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K (File No. 001-39739) filed with the Commission on July 15, 2021).

3.2**
Amended and Restated Bylaws of Sunlight Financial Holdings Inc. (incorporated by reference to Exhibit 3.2 to the Company’s Current Report on Form 8-K (File No. 001-39739) filed with the Commission on July 15, 2021).

3.3**
Fifth Amended and Restated Limited Liability Company Agreement of Sunlight Financial LLC (incorporated by reference to Exhibit 3.3 to the Company’s current report on Form 8-K (File No. 001-39739) filed with the SEC on July 15, 2021).

4.1**
Warrant Agreement, dated November 24, 2020, between Spartan and Continental Stock Transfer & Trust Company, as warrant agent (incorporated by reference to Exhibit 4.1 to Spartan’s Current Report on Form 8-K (File No. 001-39739) filed with the SEC on December 1, 2020).

4.2**
Warrant to Purchase Units, dated February 27, 2021 between Sunlight Financial LLC and Tech Capital LLC (incorporated by reference to Exhibit 4.2 to the Company’s Current Report on Form 8-K (File No. 001-39739) filed with the SEC on July 15, 2021).

4.3**
Amendment No. 1 to Warrant to Purchase Units, dated July 8, 2021 between Sunlight Financial and Tech Capital LLC (incorporated by reference to Exhibit 4.3 to the Company’s Current Report on Form 8-K (File No. 001-39739) filed with the SEC on July 15, 2021).

4.4**
Warrant Purchase Agreement, dated April 25, 2023, between Sunlight Financial Holdings Inc. and CRB Group, Inc. (incorporated by reference to Exhibit 10.6 to the Company’s Current Report on Form 8-K (File No. 001-39739) filed with the SEC on May 1, 2023).

4.5**
Warrant issued by Sunlight Financial Holdings Inc. on April 25, 2023 and accepted and agreed to by CRB Group, Inc. (incorporated by reference to Exhibit 10.7 to the Company’s Current Report on Form 8-K (File No. 001-39739) filed with the SEC on May 1, 2023).

10.1**
Commitment and Transaction Support Agreement, dated April 2, 2023, by and among Sunlight Financial Holdings Inc., Sunlight Financial LLC and Cross River Bank (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K (File No. 001-39739) filed with the SEC on April 3, 2023).

10.2**
Second Amended and Restated Loan Program Agreement, dated April 25, 2023, by and between Cross River Bank and Sunlight Financial LLC (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K (File No. 001-39739) filed with the SEC on May 1, 2023).

10.3**
Second Amended and Restated Loan Sale Agreement, dated April 25, 2023, by and between Cross River Bank and Sunlight Financial LLC (incorporated by reference to Exhibit 10.2 to the Company’s Current Report on Form 8-K (File No. 001-39739) filed with the SEC on May 1, 2023).

10.4**
Amended and Restated Home Improvement Loan Program Agreement, dated April 25, 2023, by and between Cross River Bank and Sunlight Financial LLC (incorporated by reference to Exhibit 10.3 to the Company’s Current Report on Form 8-K (File No. 001-39739) filed with the SEC on May 1, 2023).

10.5**
Amended and Restated Home Improvement Loan Sale Agreement, dated April 25, 2023, by and between Cross River Bank and Sunlight Financial LLC (incorporated by reference to Exhibit 10.4 to the Company’s Current Report on Form 8-K (File No. 001-39739) filed with the SEC on May 1, 2023).

10.6**
Loan and Security Agreement, dated April 25, 2023, by between Cross River Bank, Sunlight Financial LLC, as borrower, and SL Financial Holdings Inc., as guarantor (incorporated by reference to Exhibit 10.5 to the Company’s Current Report on Form 8-K (File No. 001-39739) filed with the SEC on May 1, 2023).

31.1*
Certification of Chief Executive Officer of Sunlight Financial Holdings Inc. pursuant to Rule 13a-14(a)/15d-14(a) of the Securities Exchange Act of 1934, as adopted pursuant to Section 302 of the Sarbanes-Oxley Act of 2002.

31.2*
Certification of Chief Financial Officer of Sunlight Financial Holdings Inc. pursuant to Rule 13a-14(a)/15d-14(a) of the Securities Exchange Act of 1934, as adopted pursuant to Section 302 of the Sarbanes-Oxley Act of 2002.

32.1*	Certification of Chief Executive Officer of Sunlight Financial Holdings Inc. pursuant to 18 U.S.C. § 1350, as adopted pursuant to the Sarbanes-Oxley Act of 2002.
32.2*	Certification of Chief Financial Officer of Sunlight Financial Holdings Inc. pursuant to 18 U.S.C. § 1350, as adopted pursuant to the Sarbanes-Oxley Act of 2002.
101
The following materials from Sunlight Financial Holdings Inc.’s Quarterly Report on Form 10-Q for the three months ended March 31, 2023, formatted in XBRL (eXtensible Business Reporting Language); (i) Condensed Consolidated Balance Sheets, (ii) Unaudited Condensed Consolidated Statements of Operations, (iii) Unaudited Condensed Consolidated Statements of Changes in Equity, (iv) Unaudited Condensed Consolidated Statements of Cash Flows, and (v) Notes to Unaudited Condensed Consolidated Financial Statements.

104	Cover Page Interactive Data File (formatted as Inline XBRL and contained in Exhibit 101).

*    Filed herewith.
**    Incorporated by reference to prior filing.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

SUNLIGHT FINANCIAL HOLDINGS INC.

By:	/s/ Matthew Potere
Matthew Potere
Chief Executive Officer
(Principal Executive Officer)
May 15, 2023

By:	/s/ Rodney Yoder
Rodney Yoder
Chief Financial Officer
(Principal Financial Officer)
May 15, 2023